UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GeneLink, Inc.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share, of GeneLink, Inc.

(2)	Aggregate number of securities to which transaction applies:

Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on $5,000,000 maximum total consideration proposed to be paid to GeneLink, Inc. GeneLink, Inc. in the transaction.  The total consideration was based on GeneLink, Inc. receiving the following consideration in the transaction (i) $500,000 in cash and (ii) earnout payments based upon future performance of GeneWize Life Sciences, Inc. of up to $4,500,000.  The filing fee was determined by multiplying 0.0001146 by the total consideration proposed to be paid to GeneLink, Inc. in the transaction.

(4)	Proposed maximum aggregate value of transaction:

$5,000,000

(5)	Total fee paid:

$573.00

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROPOSED SALE OF GENEWIZE LIFE SCIENCES, INC.,
A WHOLLY-OWNED SUBSIDIARY OF GENELINK, INC.

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders (the “Special Meeting”) of GeneLink, a Pennsylvania corporation (“GeneLink” or the “Company”), to be held on January [_____], 2012, at 10:00 a.m., local time, at the Company offices at 317 Wekiva Springs Road Suite 200, Longwood, Florida 32779.  The accompanying proxy statement and proxy card for the Special Meeting are first being mailed to GeneLink shareholders on or about [___________________].

On October 13, 2011, GeneLink entered into a stock purchase agreement with Capsalus, Inc., a Nevada corporation (“Capsalus”), pursuant to which Capsalus will purchase GeneLink’s wholly-owned subsidiary, GeneWize Life Sciences, Inc., a Delaware corporation. (“GeneWize”), through the purchase of all of the outstanding capital stock of GeneWize (as amended, the “Stock Purchase Agreement”).

At the Special Meeting, GeneLink will ask you to consider and vote upon a proposal to approve the sale of GeneWize as contemplated by the Stock Purchase Agreement.  In addition, if there are insufficient votes in favor of the proposal to approve the sale of GeneWize, GeneLink will ask you to consider and vote upon a proposal to adjourn or postpone the Special Meeting to solicit additional proxies.  The sale of GeneWize is conditioned upon receiving approval from GeneLink’s shareholders, and such approval may be required under Pennsylvania law as the sale of GeneWize, which accounts for approximately 99% of GeneLink’s retail revenues, may constitute a sale of substantially all of the assets of GeneLink.

We encourage you to read the accompanying proxy statement in its entirety because it describes certain terms of the proposed sale of GeneWize, the consideration to be received by GeneLink and certain documents related to the proposed sale and related transactions and provides specific information about the Special Meeting.  You may also obtain more information about GeneLink from documents GeneLink has filed with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at http://www.sec.gov.

Your vote is very important.  Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card.  If your shares of GeneLink common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of GeneLink common stock using the instructions provided by your broker, bank or other nominee.

GeneLink’s board of directors appreciates your continuing support and urges you to support the sale of GeneWize.

 Sincerely,

Dr. Bernard L. Kasten, Jr.
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Stock Purchase Agreement or the transactions contemplated thereby, passed upon the merits or fairness of the Stock Purchase Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

317 Wekiva Springs Road, Suite 200
Longwood, Florida 32779

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY [__], 2012

Dear Shareholder:

The special meeting of shareholders (the “Special Meeting”) of GeneLink, Inc. (“GeneLink”) will be held on January [___], 2012, 10:00 a.m., local time, at GeneLink’s offices at 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, for the following purposes:

1.
To approve the sale of GeneLink’s direct sales operation through the sale of all of the outstanding capital stock of GeneWize Life Sciences, Inc. a Delaware corporation (“GeneWize”), by GeneLink to Capsalus Inc., a Nevada corporation (“Capsalus”), as contemplated by the stock purchase agreement between GeneLink and Capsalus, dated as of October 13, 2011, attached as Annex A to the accompanying proxy statement (the “Stock Purchase Agreement”).  We refer to this proposal as the “Proposal to Sell GeneWize”; and

2.
To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize. We refer to this proposal as the “Proposal to Adjourn or Postpone the Special Meeting.”

GeneLink’s board of directors has fixed the close of business on December 7, 2011 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting.  On that date, there were 201,453,795 shares of GeneLink common stock issued and outstanding and entitled to vote.  The accompanying proxy statement, dated December [__], 2011, and proxy card for the Special Meeting are first being mailed to GeneLink’s shareholders on or about [___________].  The Proposal to Sell GeneWize and the Proposal to Adjourn or Postpone the Special Meeting are described in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

The approval of the Proposal to Sell GeneWize requires the affirmative vote of holders of at least a majority of the votes cast by all GeneLink shareholders entitled to vote thereon provided that a quorum exists at the Special Meeting.  The approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting, regardless of whether a quorum is present.

Your vote is important.  Please vote your shares whether or not you plan to attend the Special Meeting.

Accompanying this notice of Special Meeting is a proxy card.  Whether or not you expect to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card.  If you fail to return your proxy card and do not vote in person at the Special Meeting, it will have the same effect as a vote against the Proposal to Sell GeneWize, but will not affect the Proposal to Adjourn or Postpone the Special Meeting if a quorum is present at the special meeting.   If your shares of GeneLink common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of GeneLink common stock using the instructions provided by your broker, bank or other nominee. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted.  However, if you hold your shares of GeneLink common stock through a broker, bank or other nominee, you must provide a legal proxy issued from such broker, bank or nominee in order to vote your shares in person at the Special Meeting.  For specific instructions on voting your shares, please refer to the voting instructions on the proxy card, the “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING” section of the accompanying proxy statement beginning on page 9 and “THE SPECIAL MEETING” section of the accompanying proxy statement beginning on page 15  Your shares will be voted at the Special Meeting in accordance with your proxy.

All shareholders are cordially invited to attend the Special Meeting.

By Order of the Board of Directors,

Bernard L. Kasten, Jr., M.D.
Chief Executive Officer
December [__], 2011

GeneLink’s Board of Directors has unanimously approved and adopted the Stock Purchase Agreement and unanimously recommends that GeneLink’s shareholders vote “FOR” the Proposal to Sell GeneWize and “FOR” the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Proposal to Sell GeneWize.

PROXY STATEMENT
TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	8

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	12

THE SPECIAL MEETING	14

RISK FACTORS	18

PROPOSAL #1: PROPOSAL TO SELL GENEWIZE	20

PROPOSAL #2: PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING	40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41

DELIVERY OF MATERIALS	42

WHERE YOU CAN FIND MORE INFORMATION	43

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF GENELINK, INC.	44

HISTORICAL FINANCIAL STATEMENTS OF GENEWIZE LIFE SCIENCES, INC.	49

Annex A STOCK PURCHASE AGREEMENT	A-1

Annex B Audited Consolidated Financial Statements of GeneLink, Inc. included in GeneLink, Inc. 10-K for the period ended December 31, 2010	B-1

Annex C Unaudited Consolidated Financial Statements of GeneLink, Inc. included in GeneLink, Inc. 10-Q for the period ended September 30, 2011	C-1

Annex D Interim Management Agreement	D-1

i

GeneLink, Inc.
317 Wekiva Springs Road, Suite 200
Longwood, Florida 32779
(800) 588-4363

PROXY STATEMENT

The board of directors of GeneLink, Inc., a Pennsylvania corporation (which we refer to as “GeneLink,” the “Company,” “we,” “our,” and “us”), is soliciting the enclosed proxy for use at the special meeting (the “Special Meeting”) of GeneLink’s shareholders to be held on January [__], 2012, at 10:00 a.m., local time, at GeneLink’s offices at 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779.  This proxy statement, dated December [___], 2011, and proxy card are first being mailed to GeneLink’s shareholders on or about [_______________].

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from the proxy statement about the sale of all of the outstanding capital stock of our wholly-owned subsidiary, GeneWize Life Sciences, Inc., a Delaware corporation (which we refer to as “GeneWize”).  This summary term sheet and the question and answer section may not contain all of the information that is important to you.  For a more complete description of the sale of GeneWize, you should carefully read this proxy statement and the Stock Purchase Agreement attached hereto as Annex A before you vote.  The location of the more detailed description of each item in this summary is provided in the parentheses listed below.  Also see “Where You Can Find More Information” on page 43.

Parties to the Stock Purchase Agreement (page 20)

GeneLink, Inc.

GeneLink, Inc. and its subsidiaries are located in Longwood, Florida. The Company was organized under the laws of the Commonwealth of Pennsylvania. The Company is the successor to a Delaware corporation organized under the same name on September 21, 1994.

Our foundational product offerings consist of a nutrition system and a skin serum. Genetic assessment results yield an analysis that generates a nutritional or skin assessment linked to a proprietary custom product formulation for each customer. In order to help compensate for any observed need for additional supplementation, genetically-indicated ingredients and nutrients (SNPboostTM, or “snip boosts”) are blended into a comprehensive base formulation. Thus, each customer’s product is individually custom manufactured each month.

GeneWize Life Sciences, Inc.

GeneWize, as a direct selling company, offers customers the opportunity to participate in selling and distributing our products to others and receive compensation for doing so. GeneWize’s independent marketing affiliates must agree to and comply with the company’s policies and procedures, particularly as it relates to product claims or, in the case of recruiting other affiliates, income potential. In return for creating sales and complying with appropriate policies and regulations, GeneWize provides commissions and incentives. It also provides internet ordering sites, business management tools, marketing materials, training and events in support of these affiliates.

Capsalus Corp.

Capsalus Corp. (“Capsalus”) partners with and acquires visionary enterprises in the health and wellness space producing progressive, broad-based solutions for better physical, nutritional and emotional health worldwide. Capsalus provides companies in varying stages of development, from consumer products, media and technology to healthcare and biotechnology, with the operating infrastructure, strategic path and financial support to get them to the mass market quickly and efficiently.

Capsalus focuses on providing greater consumer access to gazelle enterprises with innovative products and services that help individuals achieve greater levels of health, wellness, and/or goodness in their everyday lives. They work in business areas ranging from consumer staples to cutting-edge technologies. The companies they work with are large and small businesses, start-ups and established enterprises, as well as organizations facing growth challenges or significant change. The common link among them, however, is a lack of the internal structure, direction, and/or resources needed to maximize their potential.

For additional information about Capsalus, please refer to Capsalus’ filings with the Securities & Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

 The Stock Purchase Agreement and The Sale of GeneWize (page 28 and Annex A)

Pursuant to the terms of the stock purchase agreement, dated as of October 13, 2011, between GeneLink and Capsalus (which we refer to as, the “Stock Purchase Agreement”), we have agreed to sell all of the outstanding capital stock of GeneWize to Capsalus (which we refer to as, “the sale of GeneWize”).

We have attached a copy of the Stock Purchase Agreement as Annex A to this proxy statement.  We encourage you to read carefully the Stock Purchase Agreement in its entirety because it is the legal document that governs the sale of GeneWize.

Purchase Price (page 29)

If the sale of GeneWize is completed pursuant to the Stock Purchase Agreement, GeneLink will receive the following consideration:

•	$500,000 in cash; and

•	earnout payments of between $1.5 million and $4.5 million dependent upon GeneWize revenue during the Earnout Period (as defined in “SUMMARY TERM SHEET—Earnout” noted below.

Earnout (page 29)

During the five year period commencing at the end of the second full month after the closing date of the sale of GeneWize, GeneLink will receive a monthly earnout payment equal to the greater of (a) $25,000, or (b) 15% of the gross revenues generated by GeneWize during the prior calendar month.

The aggregate earnout payments will be no less than $1.5 million and no greater than $4.5 million.

License and Distribution of Products

Pursuant to the terms of the License and Distribution Agreement, dated as of October 13, 2011, between GeneLink and GeneElite, LLC (which we refer to as, the “License and Distribution Agreement”), GeneLink has agreed to supply Capsalus/GeneWize and GeneWize has agreed to purchase and sell GeneLink’s assessments and products.

Use of Proceeds from the Sale of GeneWize (page 28)

Net proceeds from the sale of GeneWize will be used to build up our infrastructure to handle expected increased business to be generated from licensing agreements that we have recently entered into. Infrastructure will include equipment, leased space, manufacturing capacity, information technology systems and additional staffing. No portion of the proceeds will be paid to our shareholders. . GeneLink may agree to pay certain fees and expenses relating to this and other transactions and its other operations out of the proceeds of the sale of GeneWize.

When the Sale of GeneWize is Expected to be Completed (page 27)

We are asking our shareholders to approve the sale of GeneWize pursuant to the Stock Purchase Agreement at the Special Meeting.  We refer to this proposal as the “Proposal to Sell GeneWize.”

If the Proposal to Sell GeneWize is approved by our shareholders at the Special Meeting, we expect to complete the sale of GeneWize as soon as practicable after all of the other closing conditions in the Stock Purchase Agreement have been satisfied or waived.   We currently anticipate that we will complete the sale of GeneWize in the first quarter of 2012.  However, there can be no assurance that the sale of GeneWize will be completed at all or, if completed, when it will be completed.

Reasons for the Sale of GeneWize (page 25)

Our board of directors considered all of the material factors relating to the Stock Purchase Agreement and the proposed sale of GeneWize (including, without limitation, the risks set forth in the “RISK FACTORS” section of this proxy statement beginning on page 18]).  Our board of directors believed that many of these material factors supported its decision to approve the Stock Purchase Agreement and the transactions contemplated thereby, and to recommend that GeneLink’s shareholders vote to approve the sale of GeneWize as contemplated by the Stock Purchase Agreement, including:

•
 the estimated consideration that would be paid to GeneLink in the proposed transaction in comparison to the risks associated with maintaining the operations of GeneWize, which include those risk factors discussed in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010.  Specifically, our board of directors believes that the sale of our direct sales operations presents a better alternative than maintaining it due to, among other things the capital and expertise necessary for continued expansion of this channel and ;

•
 the potential uses for the consideration that would be paid to GeneLink in the proposed transaction, including building up infrastructure, increasing production efficiency and capacity, and enhancing needed research and development to stay on top of an every changing scientific landscape;

•
 that shareholders of GeneLink would continue to own stock in GeneLink and participate in future earnings and potential growth of GeneLink’s remaining core business and GeneLink’s right to earnout payments from the sale of GeneWize;

that pursuant to the Stock Purchase Agreement and the License and Distribution Agreeement, GeneLink would continue to receive revenue from the sale of its products and services to GeneWize and that GeneWize has agreed to market and distribute such products and services; and

•	the terms of the Stock Purchase Agreement, including:

•	the $500,000 in cash to be paid by Capsalus and the earnout of between $1.5 million and $4.5 million to be paid by Capsalus;

•	our ability to terminate the Stock Purchase Agreement in order to accept a superior proposal, subject to paying a termination fee of $300,000;

•
 the view of our board of directors that the termination fee of $300,000 to be paid by GeneLink if the Stock Purchase Agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to prevent GeneLink from terminating the Stock Purchase Agreement or accepting superior offers to purchase GeneWize;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other unsolicited acquisition proposals; and

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our shareholders vote in favor of the Proposal to Sell GeneWize.

Recommendation of Our Board of Directors (pages 39 and 40)

After careful consideration, our board of directors unanimously recommends that you vote:

•	“FOR” the Proposal to Sell GeneWize; and

•
 “FOR” the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize.

Governmental and Regulatory Approvals (page 26)

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to complete the sale of GeneWize, other than the filing of this proxy statement with the SEC.

If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions contemplated by the Stock Purchase Agreement.

Accounting Treatment (page 37)

As a result of the sale of GeneWize, we will remove the GeneWize assets and liabilities from our consolidated balance sheet and record a gain on the sale of GeneWize equal to the difference between the book value of our ownership interest in GeneWize and the fair value of the purchase price received.

Material U.S. Federal Income Tax Consequences (page 38)

Material U.S. Federal Tax Consequences to GeneLink of the Sale of GeneWize

The sale of GeneWize will be a taxable transaction for us.  We will realize gain with respect to our GeneWize stock equal to the difference between the proceeds received by us on such sale and our tax basis in the stock sold.  Upon the request of Capsalus, we are required to make a joint election with Capsalus under Internal Revenue Code Section 338(h)(10) to treat the transaction as a sale of assets rather than as a sale of stock.  It is anticipated that we will have sufficient losses (including net operating loss carryovers) to offset the gain expected to be realized from the transaction (other than the Alternative Minimum Tax on the gain).

Voting Agreements (page 39)

As of the record date, the directors, executive officers and key advisors of GeneLink beneficially own 18.1 % of the issued and outstanding GeneLink common stock on that date. The directors and executive officers have entered into voting agreements agreeing to vote their shares “FOR” Proposal 1, The Proposal to Sell GeneWize.

Additionally, shareholders who are not directors or executive officers of GeneLink and who hold in the aggregate 33% of the issued and outstanding GeneLink common stock have indicated to GeneLink in writing that they intend to vote their shares “FOR” Proposal #1, the Proposal to Sell GeneWize. These shareholders will be required to vote their shares at the Special Meeting either by proxy or in person and will be entitled to vote “FOR” or “AGAINST” both proposals.

Other Offers (page 32)

The Stock Purchase Agreement provides that, from the date of the Stock Purchase Agreement until the earlier of the closing date of the transactions contemplated by the Stock Purchase Agreement (which we refer to as, the “closing date”) or the termination of the Stock Purchase Agreement by mutual agreement of the parties, GeneLink and GeneWize may not, subject to certain exceptions, engage or participate in any discussions or negotiations regarding an acquisition proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE—Terms of the Stock Purchase Agreement—Covenants—Restrictions on Solicitation of Other Offers” beginning on page 32) by a party other than Capsalus.

If, however, GeneLink or GeneWize receives an unsolicited acquisition proposal from a party other than Capsalus prior to GeneLink’s shareholders approving  the sale of GeneWize, GeneLink may participate in discussions or negotiations and/or furnish information to such third party (subject to certain conditions set forth in the Stock Purchase Agreement), provided that the board of directors of GeneLink determines in good faith, after consultation with its advisors, that such acquisition proposal is, or could reasonably be expected to result in or lead to, a superior proposal and that such action is advisable in order for the board of directors of GeneLink to comply with its fiduciary duties under applicable law.

Conditions to Closing (page 33)

The consummation of the transactions contemplated by the Stock Purchase Agreement are subject to, among other things, the satisfaction or waiver of the following conditions on or prior to the closing date:

•	the approval of the shareholders of GeneLink; and

•	the absence of legal restraints from a governmental authority;

Further, the obligations of GeneLink to consummate the transactions contemplated by the Stock Purchase Agreement are also subject to the satisfaction or waiver of the following condition on or prior to the closing date:

•
 Capsalus shall pay the $500,000 initial purchase price and Gene Elite LLC (“Gene Elite”) shall pay the remaining $500,000 of its license fee (for more information regarding the licensing arrangement with Gene Elite, see “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE – Related Agreements – Licensing and Distribution Agreement” beginning on page 37, and

In addition, the obligations of Capsalus to consummate the transactions contemplated by the Stock Purchase Agreement are also subject to the satisfaction or waiver of the following condition on or prior to the closing date:

•	GeneLink shall have converted all loans and obligations of GeneWize as of October 1, 2011 into a capital contribution.

Indemnification (page 34)

The Stock Purchase Agreement provides that GeneLink and Capsalus will indemnify each other for damages resulting from breaches of representations and warranties, covenants, and for broker commissions incurred in connection with the sale of GeneWize. The parties have agreed that the maximum amount of indemnifiable losses that may be recovered from GeneLink for indemnification claims other than breaches of tax representations and warranties is $7.5 million.

Termination of the Stock Purchase Agreement (page 35)

The Stock Purchase Agreement may be terminated and the transactions contemplated by the Stock Purchase Agreement may be abandoned at any time prior to the closing date:

•	by mutual written consent of GeneLink and Capsalus;

•	by either GeneLink or Capsalus if:

(a)           if there is in effect a final nonappealable order of a governmental entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement, provided that the right to terminate the Stock Purchase Agreement under this provision is not available to a party if such order was primarily due to the failure of such party to perform any of its obligations under the Stock Purchase Agreement; or

(b)           the shareholders of GeneLink do not approve the sale of GeneWize by the requisite vote at the Special Meeting or at any adjournment or postponement thereof;

•	by GeneLink if:

(a)           it concurrently enters into a definitive acquisition agreement providing for a superior proposal, provided that (1) GeneLink pays a termination fee of $300,000 to Capsalus, (2) the board of directors of GeneLink determines that such acquisition agreement represents a superior proposal, (3) GeneLink sends to Capsalus a written notice of its intent to terminate, along with copies of the documents relating to the superior proposal, at least five business days prior to terminating the Stock Purchase Agreement, (4) during such five business day period, (A) GeneLink gives Capsalus the opportunity to meet with GeneLink to suggest modifications to the sale of GeneWize as contemplated by the Stock Purchase Agreement that Capsalus may deem advisable, and (B) after taking such proposed modifications into account GeneLink’s board of directors determines that such acquisition agreement continues to be a superior proposal; or

(b)           Capsalus fails to pay the $500,000 initial purchase price under the Stock Purchase Agreement or Gene Elite fails to pay the remaining $500,000 portion of its license fee due under the License and Distribution Agreement, dated October 13, 2011, between GeneLink and Gene Elite, which is described in more detail under the heading PROPOSAL #1: PROPOSAL TO SELL GENEWIZE – Related Agreements beginning on page 36.

•	by Capsalus if:

(a)           the closing of the Stock Purchase Agreement shall not have occurred by March 31, 2011 (which we refer to as, the “Termination Date”), provided that GeneLink extend the Termination Date through June 20, 2011 if it is pursuing its obligations to obtain the approval of the GeneLink shareholders of the Proposal to Sell GeneWize; or

(b)           the board of directors of GeneLink withdraws or modifies its recommendation that the GeneLink shareholders approve the sale of GeneWize as contemplated by the Stock Purchase Agreement or the board of directors of GeneLink publicly approves, endorses, or recommends to the shareholders of GeneLink any other acquisition proposal.

Termination Fee (page 35)

If the Stock Purchase Agreement is terminated under certain circumstances described in this proxy statement and set forth in the Stock Purchase Agreement (including GeneLink entering into an acquisition agreement for a superior proposal), GeneLink may be required to pay Capsalus a termination fee of $300,000.

Additionally, if Capsalus terminates the Stock Purchase Agreement under certain circumstances, Gene Elite shall be entitled to retain all warrants issued to it under the Warrant Purchase Agreement between GeneLink and Gene Elite dated October 13, 2011 and shall have the right to terminate the License and Distribution Agreement between GeneLink and Gene Elite dated October 13, 2011, in which event GeneLink shall be obligated to refund to Gene Elite the $1.0 million upfront license fee paid by Gene Elite to GeneLink. See “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE – Related Agreements” beginning on page 36.

Effects on GeneLink if the Sale of GeneWize is Completed and Nature of GeneLink’s Business Following the Sale of GeneWize (page 27)

If the Proposal to Sell GeneWize is approved by our shareholders and the sale of GeneWize is completed, we will no longer conduct our direct sales business which currently constitutes approximately 99% of our retail revenues.  Instead we expect to convert those revenues to a wholesale basis as we continue to meet the demand of GeneWize customers for nutrition and skin products, and focus our efforts on continued research to expand DNA assessment panels for health and wellness, formulation of efficacious nutritional and skin solutions to apply to those assessments and enhancement of manufacturing capabilities to support the mass customization model which set our products apart in the marketplace.

The assets of GeneLink that are currently used in connection with these businesses and interests will be transferred to Capsalus as part of the sale of GeneWize. Our reporting obligations as a U.S. public company will not be affected as a result of completing the sale of GeneWize.

Effects on GeneLink if the Sale of GeneWize is Not Completed (page 27)

If the Proposal to Sell GeneWize is not approved by our shareholders or the other closing conditions set forth in the Stock Purchase Agreement are not satisfied or waived, and therefore the sale of GeneWize is not completed, we will continue to conduct our direct sales operation through GeneWize, and we may consider and evaluate other strategic opportunities.  In such a circumstance, there can be no assurances that our continued operation of our direct sales operation or any alternative strategic opportunities will result in the same or greater value to our shareholders as the Proposal to Sell GeneWize.

Risk Factors (page 18)

In evaluating the Proposal to Sell GeneWize, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “RISK FACTORS” beginning on page 18 of this proxy statement.

Related Agreements (page 36)

In connection with the transactions contemplated by the Stock Purchase Agreement:

•	Capsalus and GeneLink entered into an interim management agreement (the “Interim Management Agreement”) regarding the management of GeneWize prior to the closing of the transaction;

•
 GeneLink and Gene Elite (an affiliate of Capsalus) entered into a License and Distribution Agreement regarding direct sales of products based on GeneLink’s proprietary technology. The terms of the License and Distribution Agreement will govern the ongoing supply and support relationship between GeneLink and GeneWize; and; and

•
GeneLink granted Gene Elite (i) fully vested warrants to acquire six million shares of GeneLink common stock at an exercise price of $0.10 per share, (ii) fully vested warrants to acquire two million shares of GeneLink common stock at a price of $0.45 per share, and (iii) warrants to acquire six million shares of GeneLink common stock at a price of $0.20 per share, which shall vest upon satisfaction of certain performance requirements..

Transaction Costs Associated with the Sale of GeneWize (page 28)

In connection with the transactions contemplated by the Stock Purchase Agreement, GeneLink expects to incur approximately $100,000 in legal and accounting fees, $120,000 in broker/finder fees, plus additional out-of-pocket expenses, in connection with preparing and negotiating the Stock Purchase Agreement and the related documents and preparing and filing this proxy statement relating to the Stock Purchase Agreement.

The Special Meeting (page 8 and page 14)

See “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING” beginning on page 8 and “THE SPECIAL MEETING” beginning on page 14.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Special Meeting.  These questions and answers may not address all questions that may be important to you as a shareholder of GeneLink.  Please also refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Why am I receiving this proxy statement?

You are receiving this proxy statement and proxy card because you owned shares of our common stock as of the record date of December 7, 2011.  This proxy statement and proxy card relate to our Special Meeting (and any adjournment or postponement thereof) and describe the matters on which we would like you, as a shareholder, to vote.

We believe that we are required to obtain the approval of our shareholders in connection with the sale of GeneWize and are therefore holding a Special Meeting of our shareholders in order to obtain such approval.  This proxy statement summarizes certain information you need to know to vote at the Special Meeting.  All shareholders are cordially invited to attend the Special Meeting in person.  However, you do not need to attend the Special Meeting to vote your shares.  Instead, you may simply complete, sign, date and return the enclosed proxy card.

When and where will the Special Meeting be held?

The Special Meeting will be held at our offices, located at 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, on January [__], 2012, at 10:00 a.m., local time.

What will I be asked to vote upon at the Special Meeting?

At the Special Meeting, you will be asked to vote upon the following:

•	to approve the Proposal to Sell GeneWize; and

•
 to approve the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize.

What is the Proposal to Sell GeneWize?

The Proposal to Sell GeneWize is a proposal to sell all of the outstanding capital stock of GeneWize, our wholly-owned subsidiary, pursuant to the Stock Purchase Agreement, dated as of October 13, 2011, between GeneLink and Capsalus.

What will happen if the Proposal to Sell GeneWize is approved by our shareholders?

Under the terms of the Stock Purchase Agreement, if the sale of GeneWize is approved by GeneLink’s shareholders and the other closing conditions under the Stock Purchase Agreement have been satisfied or waived, we will sell all of the outstanding capital stock of GeneWize to Capsalus.

What is the Proposal to Adjourn or Postpone the Special Meeting?

The Proposal to Adjourn or Postpone the Special Meeting is a proposal to permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Proposal to Sell GeneWize is less than a majority of the votes cast at the Special Meeting.

What will happen if the Proposal to Adjourn or Postpone the Special Meeting is approved by our shareholders?

If there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize and the Proposal to Adjourn or Postpone the Special Meeting is approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Proposal to Sell GeneWize.  If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Sell GeneWize or the Proposal to Adjourn or Postpone the Special Meeting?

No appraisal or dissenters’ rights are available to our shareholders under the Pennsylvania Business Corporation Law or our articles of incorporation or bylaws in connection with the types of actions contemplated under the Proposal to Sell GeneWize or the Proposal to Adjourn or Postpone the Special Meeting.

Who can vote at the Special Meeting? What constitutes a quorum?

Only holders of record of shares of our common stock at the close of business on December 7, 2011, which we refer to as the “record date,” are entitled to notice of and to vote at the Special Meeting.  On the record date 201,453,795 shares of our common stock were issued and outstanding and held by 223 holders of record.  Holders of record of shares of our common stock on the record date are entitled to one vote per share at the Special Meeting on (i) the Proposal to Sell GeneWize and (ii) the Proposal to Adjourn or Postpone the Special Meeting.

A quorum is necessary to hold a valid Special Meeting.  A quorum will be present at the Special Meeting if the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, either in person or by proxy.  Shares of common stock represented at the Special Meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

What vote is required to approve each of the proposals?

The approval of the Proposal to Sell GeneWize requires the affirmative vote of holders of at least a majority of the votes cast by all of GeneLink’s shareholders that are entitled to vote at the Special Meeting as long as a quorum exists.  If you abstain from voting, either in person or by proxy, such abstention will not be counted as a vote cast and therefore will not affect the Proposal to Sell GeneWize.

The approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the Proposal to Adjourn or Postpone the Special Meeting, regardless of whether a quorum is present. As a result, abstentions, failures to vote and broker non-votes will have no effect on the Proposal to Adjourn or Postpone the Special Meeting

How do I vote or change my vote?

You may vote by proxy or in person at the Special Meeting.

Voting in Person—If you hold shares in your name as a shareholder of record and plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting or you may give us a signed proxy card before voting is closed.  If you would like to vote in person, please bring proof of identification with you to the Special Meeting.  Even if you plan to attend the Special Meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you later decide not to attend.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the Special Meeting. To do this, you should contact your broker, bank or nominee.

Voting by Proxy—If you hold shares in your name as a shareholder of record, then you received this proxy statement and a proxy card from us.  You may submit a proxy for your shares by mail without attending the Special Meeting by completing, signing, dating and returning the proxy card in the postage-paid envelope provided.  You may also submit a proxy for your shares via the Internet at www.proxyvote.com. If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the broker, bank or nominee, along with the broker, bank or nominee’s voting instructions.  You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.  All shares represented by properly executed proxies received in time for the Special Meeting will be voted in the manner specified by the shareholders giving those proxies.  Properly executed proxies that do not contain specific voting instructions will be voted “FOR” the Proposal to Sell GeneWize, and “FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Revocation of Proxy—Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the Special Meeting.  If you hold your shares in your name as shareholder of record, you may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date or by attending the Special Meeting and voting in person.  A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.  Attendance at the Special Meeting without voting will not by itself revoke a proxy.  If your shares are held in street name through a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares of GeneLink common stock are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares of GeneLink common stock held in your “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Special Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Special Meeting, unless you request a proxy from your broker, bank or other nominee.  Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners.  However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Proposal to Sell GeneWize and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not votes those shares.  This is referred to as a “broker non-vote.”  Broker non-votes will be considered as “present” for purposes of determining a quorum, but are not considered as votes cast with respect to the proposals, and therefore have no effect on the outcome of the proposals.

Your broker, bank or other nominee will send you information to instruct such broker, bank or other nominee on how to vote on your behalf.  If you do not receive a voting instruction card from your broker, bank or other nominee, please contact your broker, bank or other nominee promptly to get the voting instruction card.  Your vote is important to the success of the proposals.  We encourage all of our shareholders whose shares are held in street name to provide their brokers, banks and other nominees with instructions on how to vote.

How are proxies solicited and what is the cost of soliciting proxies?

This proxy solicitation is being made and paid for by GeneLink on behalf of its board of directors.  GeneLink will bear the costs of printing, filing and mailing this proxy statement.  GeneLink will also bear the costs of holding the Special Meeting and the cost of soliciting proxies.  Our directors, officers, employees and advisors may solicit proxies by mail, email, telephone, facsimile or other means of communication.  These directors, officers, employees and advisors will not be paid additional remuneration for their efforts, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.  We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of GeneLink that the brokers and fiduciaries hold of record.  Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses.  We anticipate that the estimated cost of the distribution and solicitation of proxies for the Special Meeting will be $8,000.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you may receive more than one proxy card.  Please complete, sign, date, and return all of the proxy cards you receive regarding the Special Meeting to ensure that all of your shares are voted.

How are proxies counted?

For the Proposal to Sell GeneWize, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Both abstentions and broker non-votes are not deemed to be a vote cast and will not have an effect on the Proposal to Sell GeneWize.

For the Proposal to Adjourn or Postpone the Special Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  Neither abstentions nor broker non-votes will have an effect on this proposal.

If you sign and return your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the Proposal to Sell GeneWize and “FOR” the Proposal to Adjourn or Postpone the Special Meeting.

Can I vote via the Internet or by telephone?

If your shares are registered in your name, you may vote via the Internet by following the instructions on your proxy card. When voting via the Internet, you must have available the control number included on your proxy cards.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet or by telephone.  A large number of banks and brokerage firms offer Internet and telephone voting.  If your bank or brokerage firm does not offer Internet or telephone voting information, please vote your shares pursuant to the specific voting instructions provided by your bank or brokerage firm.

Who can help answer my other questions?

If you have more questions about the Proposal to Sell GeneWize or the Proposal to Adjourn or Postpone the Special Meeting, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our Investor Relations Department in writing at GeneLink, Inc., at 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, Attention: Investor Relations, or call our Investor Relations Department at (800) 588-4363.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Those statements in this proxy statement that are not historical facts (such as those related to the closing of the transactions contemplated by the Stock Purchase Agreement, our intended operations after the closing, and our use of proceeds from the sale of GeneWize) are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”  These forward-looking statements which may be identified by their use of words, such as “plan,” “may,” “believe,” “expect,” “intend,” “could,” “would,” “should” and other words and terms of similar meaning, in connection with any discussion of our prospects, financial statements, business, dividends, self-tender offers, financial condition, revenues, results of operations or liquidity, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things:

•	changes in global or domestic economic conditions;

•	the unpredictability of future revenues, expenses and cash flows of GeneLink and GeneWize;

•	the unpredictability of the stock price of GeneLink;

•	the ability of GeneLink and GeneWize to protect their intellectual property;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Stock Purchase Agreement;

•	the failure of the transactions contemplated by the Stock Purchase Agreement to close for any reason;

•	the ability of GeneLink, GeneWize and/or Capsalus to meet expectations regarding the timing for completion of the transactions contemplated by the Stock Purchase Agreement;

•	the retention of certain key employees at GeneLink and GeneWize as a result of the transactions contemplated by the Stock Purchase Agreement;

•	business uncertainty and contractual restrictions during the pendency of the transactions contemplated by the Stock Purchase Agreement;

•	the possibility of not receiving payments pursuant to the potential earnout under the Stock Purchase Agreement;

•	the timing and amount of the payments received by GeneLink pursuant to the potential earnout under the Stock Purchase Agreement;

•
 the possible effect of the announcement of the Stock Purchase Agreement and the transactions contemplated thereby on our customer and supplier relationships, operating results, and business generally; and

•	the outcome of any legal proceedings that may be instituted against GeneLink and others related to the Stock Purchase Agreement or the transactions contemplated thereby or as a result thereof.

In addition, we are subject to risks and uncertainties and other factors detailed in the section entitled “RISK FACTORS” beginning on page 18 of this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which should be read in conjunction with this proxy statement.  See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 43.  Many of the factors that will impact the completion of the proposed transactions are beyond our ability to control or predict.  In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements.  We cannot guarantee any future results, levels of activity, performance, or achievements.  The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date.  Moreover, we assume no obligation to update forward-looking statements, except as may be required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting to be held at our offices, located at 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, on January [________], 2012, at 10:00 a.m., local time, or at any postponement or adjournment thereof.

The purpose of the Special Meeting is for our shareholders to consider and vote upon (i) the Proposal to Sell GeneWize and (ii) the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize.

The approval of the Proposal to Sell GeneWize requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, so long as a quorum exists.  The approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, regardless of whether a quorum exists.

Recommendation of Our Board of Directors

GeneLink’s board of directors, after careful consideration, has unanimously approved the Stock Purchase Agreement and determined that the sale of GeneWize pursuant to the Stock Purchase Agreement is advisable and in the best interests of GeneLink and its shareholders.

GeneLink’s board of directors unanimously recommends that GeneLink’s shareholders vote “FOR” approval of the Proposal to Sell GeneWize and “FOR” approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize.  For a discussion of the material factors considered by our board of directors in reaching its conclusions, see “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE—Reasons for the Sale of GeneWize” beginning on page 25.

Record Date and Quorum

We have fixed the close of business on December 7, 2011 as the record date for the Special Meeting, and only holders of record of our common stock on the record date are entitled to vote at the Special Meeting.  On the record date, 201,453,795 shares of our common stock were issued and outstanding and held by 223 holders of record.  Holders of record of shares of our common stock on the record date are entitled to one vote per share at the Special Meeting on (i) the Proposal to Sell GeneWize and (ii) the Proposal to Adjourn or Postpone the Special Meeting.

A quorum is necessary to hold a valid Special Meeting.  A quorum will be present at the Special Meeting if the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are present, either in person or by proxy.  Shares of common stock represented at the Special Meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting shareholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Vote Required for Approval

The approval of the Proposal to Sell GeneWize requires the affirmative vote of holders of a majority of the votes cast that are entitled to vote at the Special Meeting so long as a quorum exists.  If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not have an effect on the Proposal to Sell GeneWize.

The approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, regardless of whether a quorum exists.  If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the Proposal to Adjourn or Postpone the Special Meeting.

As of the record date, the directors, executive officers and key advisors of GeneLink beneficially owned 18.1% of the GeneLink issued and outstanding common stock on that date and have entered into written agreements agreeing to vote all shares of GeneLink’s common stock owned by such persons “FOR” the Proposal to Sell GeneWize.

Shares Held in “Street Name” by a Broker, Bank or Other Nominee

If your shares of GeneLink common stock are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of shares of GeneLink common stock held in your “street name” and these proxy materials are being forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares.  As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Special Meeting.  However, since you are not the shareholder of record, you may not vote these shares in person at the Special Meeting, unless you request a proxy from your broker, bank or other nominee.  Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee regarding how to vote your shares.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners.  However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Proposal to Sell GeneWize and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not votes those shares.  This is referred to as a “broker non-vote.”  Broker non-votes will be considered as “present” for purposes of determining a quorum, but are not considered as voting power present with respect to the proposals.

Your broker, bank or other nominee will send you information to instruct such broker, bank or other nominee on how to vote on your behalf.  If you do not receive a voting instruction card from your broker, bank or other nominee, please contact your broker, bank or other nominee promptly to get the voting instruction card.  Your vote is important to the success of the proposals.  GeneLink encourages all of its shareholders whose shares are held in street name to provide their brokers, banks and other nominees with instructions on how to vote.

Proxies and Revocation

If you hold shares in your name as a shareholder of record and plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting or you may give us a signed proxy card before voting is closed.  If you would like to vote in person, please bring proof of identification with you to the Special Meeting.  Even if you plan to attend the Special Meeting, we strongly encourage you to submit a proxy for your shares in advance, as described below, so your vote will be counted if you later decide not to attend.  If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the Special Meeting, you must bring to the Special Meeting a proxy from the record holder of the shares (your broker, bank or other nominee) authorizing you to vote at the Special Meeting.  To do this, you should contact your broker, bank or other nominee.

If you hold shares in your name as a shareholder of record, then you received this proxy statement and a proxy card from us.  You may submit a proxy for your shares by mail without attending the Special Meeting by completing, signing, dating and returning the proxy card in the postage-paid envelope provided.  If you hold shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from your broker, bank or other nominee, along with the broker’s, bank’s or other nominee’s voting instructions.  You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

If you submit a proxy, your shares will be voted at the Special Meeting as you indicate on your proxy card.  If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the Proposal to Sell GeneWize, and “FOR” the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize.

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the Special Meeting.  If you hold your shares in your name as shareholder of record, you may revoke a proxy at any time before it is voted by filing with our Corporate Secretary a duly executed revocation of proxy, by submitting a duly executed proxy with a later date or by appearing at the Special Meeting and voting in person.  A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy.  Attendance at the Special Meeting without voting will not by itself revoke a proxy.  If your shares are held in street name through a broker, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

Adjournments and Postponements

If there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize and the Proposal to Adjourn or Postpone the Special Meeting is approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Proposal to Sell GeneWize. If the Special Meeting is adjourned or postponed to another time or place, and if an announcement of the adjourned or postponed time or place is made at the Special Meeting, GeneLink does not need to give notice of the adjourned or postponed meeting unless the board of directors, after adjournment or postponement, fixes a new record date for the adjourned or postponed meeting. Approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell GeneWize requires, requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the Proposal to Adjourn or Postpone the Special Meeting, regardless of whether a quorum is present. As a result, abstentions, failures to vote and broker non-votes will have no effect on the Proposal to Adjourn or Postpone the Special Meeting.

Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Proposal to Sell GeneWize. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders under the Pennsylvania Business Corporation Law or our articles of incorporation or bylaws in connection with the types of actions contemplated under the Proposal to Sell GeneWize or the Proposal to Adjourn or Postpone the Special Meeting.

Solicitation of Proxies

This proxy solicitation is being made and paid for by GeneLink on behalf of its board of directors.  GeneLink will bear the costs of printing, filing and mailing this proxy statement.  GeneLink will also bear the costs of holding the Special Meeting and the cost of soliciting proxies.  Our directors, officers and employees may solicit proxies by mail, email, telephone, facsimile or other means of communication.   These directors, officers and employees will not be paid additional remuneration for their efforts, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.  We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of GeneLink that the brokers and fiduciaries hold of record.   We estimate that the cost of the distribution and solicitation of proxies for the Special Meeting will be approximately $8,000.

Internet Availability of Proxy Materials

These proxy solicitation materials were first mailed on or about _____________ to all shareholders entitled to vote at the GeneLink Special Meeting.  The SEC’s proxy rules permit us to provide both paper copies and electronic versions of the proxy materials.  We are providing this notice to inform you of the Internet availability of the proxy materials related to our Special Meeting.  At your election, you may utilize the proxy statement and proxy that were mailed to you or visit the www.proxyvote.com.

Questions and Additional Information

If you have more questions about the sale of GeneWize, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact our Investor Relations Department in writing at GeneLink, Inc., 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, Attention: Investor Relations, or call our Investor Relations Department at (800) 588-4363.

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors relating to the sale of all of the outstanding capital stock of GeneWize, our wholly-owned subsidiary, before you decide whether to vote for the proposals.  You should also consider the other information in the proxy statement and our other reports on file with the SEC.  See “Where You Can Find More Information” beginning on page 43.

We will not receive the maximum earnout payments if GeneWize does not attain certain revenue performance levels.

Pursuant to the terms of the Stock Purchase Agreement, we are entitled to earnout payments of between $1.5 million and $4.5 million if GeneWize attains certain revenue performance levels during the 60 month period starting two (2) months after the closing date.  If GeneWize does not attain such revenue performance levels during this period, we will not receive the full earnout payments.  There can be no assurance that GeneWize will attain the revenue performance levels required to trigger the maximum earnout payments or that GeneLink will receive more than $1.5 million of the earnout payments under the Stock Purchase Agreement.  See “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE—Terms of the Stock Purchase Agreement – Purchase Price – Earnout” beginning on page 29.

Capsalus’ financial performance and condition will impact Capsalus’ ability to pay the earnout pursuant to the Stock Purchase Agreement, and satisfy its other obligations under the Stock Purchase Agreement.

Capsalus’ financial performance and condition will impact its ability to (i) pay the earnout pursuant to the Stock Purchase Agreement, and (ii) satisfy its other obligations under the Stock Purchase Agreement.  There can be no assurances that Capsalus will satisfy any or all of these obligations.

The failure to complete the sale of GeneWize may result in a decrease in the market value of our common stock and limit our ability to grow and implement our business strategies.

The sale of GeneWize is subject to a number of contingencies, including approval by our shareholders and other closing conditions set forth in the Stock Purchase Agreement.  We cannot predict whether we will succeed in obtaining the approval of our shareholders, or whether the other conditions to closing the sale of GeneWize pursuant to the Stock Purchase Agreement will be satisfied.  As a result, we cannot assure you that the sale of GeneWize will be completed.  In the event that the sale of GeneWize is not completed, this may have a material adverse effect on our business prospects, operating results and financial condition and the market value of our common stock may decline.

If the sale of GeneWize pursuant to the Stock Purchase Agreement is not completed, there may not be any other offers from potential acquirors.

If the sale of GeneWize pursuant to the Stock Purchase Agreement is not completed, we may seek another purchaser for GeneWize.  Although we had discussions with various parties concerning such a purchase prior to entering into the Stock Purchase Agreement, none of these parties may now have an interest in purchasing GeneWize or be willing to offer a reasonable purchase price for GeneWize.  Continued uncertainty of GeneWize ownership, leadership and resources would result in an accelerated loss of sales affiliates and revenues. Decreased revenues would impact GeneWize’s ability to continue to support its own overhead and service customers.

The Stock Purchase Agreement may expose us to contingent liabilities.

Under the Stock Purchase Agreement, we have agreed to indemnify Capsalus for a breach or violation of any representation, warranty or covenant made by us in the Stock Purchase Agreement, for certain broker commissions due in connection with the sale of GeneWize, and for certain tax matters, subject to certain limitations.  Significant indemnification claims by Capsalus could have a material adverse effect on our financial condition.  See “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE—Terms of the Stock Purchase Agreement – Indemnification” beginning on page 34.

Although our Board of Directors may, subject to compliance with the terms of the Stock Purchase Agreement, terminate the Stock Purchase Agreement in order to accept an unsolicited superior proposal, the requirement that GeneLink pay a termination fee in order to accept such a proposal may discourage the making of any such proposal.

Our board of directors may, subject to compliance with the terms of the Stock Purchase Agreement, including the payment to Capsalus of a termination fee equal to $300,000, terminate the Stock Purchase Agreement in order to accept an unsolicited superior proposal.  The requirement that GeneLink pay Capsalus such a termination fee in order to accept an unsolicited superior proposal may operate to discourage third-parties from making any such proposal.

Because GeneWize represented approximately 99% of our total revenues in the past few years, our business following the sale of GeneWize will be substantially different as we transition to selling to wholesale customers.

GeneWize represented approximately 99% of our total revenues in 2009 and 2010.  Our results of operation and financial condition may be materially adversely affected if we fail to replace such revenues.  Upon consummation of the sale of GeneWize, we will continue to meet the needs of GeneWize customers albeit on a wholesale basis under contract with GeneWize.  We will also focus our efforts on continued research to expand DNA assessment panels for health and wellness, formulation of efficacious nutritional and skin solutions to apply to those assessments and enhancement of manufacturing capabilities to support the mass customization model which set our products apart in the marketplace.

PROPOSAL #1: PROPOSAL TO SELL GENEWIZE

This section of the proxy statement describes certain aspects of the proposed sale of GeneWize to Capsalus, including the material terms of the Stock Purchase Agreement.  Please note that the summary below and elsewhere in this proxy statement regarding the proposed sale of GeneWize and the Stock Purchase Agreement may not contain all of the information that is important to you.  The summary below and elsewhere in this proxy statement of the Stock Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A.  We encourage you to read the Stock Purchase Agreement carefully in its entirety for a more complete understanding of the sale of GeneWize, the terms of the Stock Purchase Agreement, and other information that may be important to you.

Parties to the Stock Purchase Agreement

GeneLink and its subsidiaries operate in Florida.  GeneLink was organized under the laws of the Commonwealth of Pennsylvania. The Company’s offices are located in Longwood, Florida.

GeneLink was founded in response to the information being generated in the field of human molecular genetics.  Scientists are discovering an increasing number of connections between genes and specific adverse health conditions or physical attributes and tendencies.  The growth of scientific knowledge in this area has been accelerated as a direct result of the National Institutes of Health Genome Project.

Starting around 1999, GeneLink’s scientific advisors began to research and develop a series of targeted genetic test panels focused on the knowledge and advances in human genetics and genomics.  Notably, on May 1, 2007, GeneLink received a U.S. patent for its proprietary method for assessing skin health in humans.  GeneLink has developed proprietary SNP-based genetic profiles named GeneLink Nutragenetic Profile™ and Dermagenetics® profiles.  These profiles provide a means of assessing an individual's inherent genetic capacity to combat oxidative stress and other important selected areas of physiologic health. The profiles, for example, can measure a person's potential to efficiently control oxygen free radical damage, eliminate hydrogen peroxide, protect and repair oxidized phospholipids and destroy harmful environmental compounds.  GeneLink's profile assessment enables nutritional and skin care companies and health care professionals to recommend a specific and targeted regime of antioxidant nutrients or skin care formulations that have been specifically designed to compensate for the identified genetic test results.

GeneLink’s foundational product offerings consist of a nutrition system and a skin serum.  Genetic assessment results yield an analysis that generates a nutritional or skin assessment linked to a proprietary custom product formulation for each customer. In order to help compensate for any observed need for additional supplementation, genetically-indicated ingredients and nutrients (SNPboost®, or “snip boosts”) are blended into a comprehensive base formulation. Thus, each customer’s product is individually custom manufactured each month.

GeneWize Life Sciences, Inc.

On August 1, 2008, GeneLink’s marketing subsidiary GeneWize held its grand opening launch conference with over 1,600 participants from around the United States.  We believe that GeneWize is the first direct selling company to focus exclusively on marketing nutritional supplements and skin care products specifically tailored to an individual’s genetic makeup.

GeneWize, as a direct selling company, offers customers the opportunity to participate in selling and distributing the products to others and receive compensation for doing so.  These independent marketing affiliates must agree to and comply with the company’s policies related to sales and distribution of product, particularly as it relates to product claims or, in the case of recruiting other affiliates, income potential.  In return for creating sales and complying with appropriate policies and regulations, GeneWize provides commissions and incentives.  It also provides internet ordering sites, business management tools, marketing materials, training and events in support of these affiliates.

Capsalus Corp.

Capsalus Corp. partners with and acquires visionary enterprises in the health and wellness space producing progressive, broad-based solutions for better physical, nutritional and emotional health worldwide. Capsalus provides companies in varying stages of development, from consumer products, media and technology to healthcare and biotechnology, with the operating infrastructure, strategic path and financial support to get them to the mass market quickly and efficiently.

They focus on providing greater consumer access to gazelle enterprises with innovative products and services that help individuals achieve greater levels of health, wellness, and/or goodness in their everyday lives. They work in business areas ranging from consumer staples to cutting-edge technologies. The companies they work with are large and small businesses, start-ups and established enterprises, as well as organizations facing growth challenges or significant change. The common link among them, however, is a lack of the internal structure, direction, and/or resources needed to maximize their potential.

White Hat Holdings is a wholly owned division dedicated to researching and developing branded consumer products in the health and wellness space, including functional food and beverages. The White Hat team, in addition to managing Capsalus’ interests in other businesses, will look to build on the legacy of their award-winning Dog On It! fortified children’s juice beverage brand by commercializing other healthier alternatives for consumers of all ages. White Hat Holdings’ strategic vision is to provides healthy, functional food and beverage alternatives formulated for consumers at varying life stages and need states. From today’s youth seeking healthier choices without compromising their independence, to the Baby Boomer generation open to new ideas addressing critical health issues, White Hat Holdings develops products promoting a healthier and wellness-focused lifestyle.

Guava Home Health Care Services is a wholly owned division that specializes in providing a scalable suite of in-home non-medical and medical staffing and services, including light housekeeping and transportation, nurse and doctor visits, occupational and physical therapy and other clinical services.  Care is not limited to seniors; it is available to clients ranging from pediatric to geriatric including new mothers, persons with disabilities and patients following same-day surgery. GUAVA Care is one of the fastest growing home care franchise opportunities in the United States.

GUAVA Care is unique in various ways. They provide the broadest range of in-home non-medical and medical staffing services to individual clients, corporations and medical institutions. No previous medical or care giving experience is necessary to buy a healthcare franchise, and the GUAVA opportunity gives you the ready-made framework within which to build a successful business.

Wish Upon A Hero (WUAH) is an online community that focuses on the distribution of goodwill and human kindness. WUAH connects people in need (Wishers) with people who can help (Heroes). This is the new model of philanthropy: one-to-one charity without the bureaucracy. No overhead. No middleman. Just human beings at their very best. Wishes can be big or small, elaborate or simple, even life or death. And since 2007, WUAH has helped make more than 76,000 wishes come true. Capsalus holds a minority membership interest in WUAH of 21% with ability to own up to 30%.

PanTheryx is an emerging company dedicated to the development and distribution of advanced healthcare products, including pharmaceuticals, biologics, and medical products for the world’s expanding healthcare market. More importantly, they make these products available at affordable prices. Currently, PanTheryx is developing an orally administered biologic therapeutic for treatment of pediatric diarrhea in India—a critical and life-threatening problem for young children throughout many parts of the world. Capsalus holds a minority equity position in Pantheryx of less than 5%.

Background of the Sale of GeneWize

GeneLink launched its wholly-owned network marketing subsidiary, GeneWize, in August 2008.  Although interest from consumers and marketing affiliates exceeded expectations, GeneWize was plagued by operational and external issues, and the initial sales momentum waned.  For the remainder of 2008 and into 2009, GeneLink’s board received numerous projections and plans which suggested a rejuvenation of sales.  Based upon these plans and the assurances of management, the board continued to support and fund the proposed GeneWize operating plan.  In May 2009, after GeneWize did not meet its projected performance, the board hired an experienced marketing executive, Sharon Tahaney, to be GeneWize’s Senior Vice President of Sales and Marketing.  In the second half of 2009, the board and GeneLink’s Audit Committee held numerous periodic reviews of GeneWize projections and performance with the management of GeneWize.  Despite projections of growth and profitability by the management of GeneWize, it continued to underperform.

In December 2009, the board met and determined that in order to effectively pursue business and operational initiatives of GeneLink, independent from the operation and leadership of GeneWize, GeneLink should have its own management, separate from the management of GeneWize.  In February 2010, the board named Ms. Tahaney as President of GeneWize.

At this time, the board continued to review its options and reaffirmed its belief that a multi-channel business plan was appropriate for GeneLink.  About the same time, the board was informed that various key marketing affiliates within GeneWize had been investigating and promoting attempts to move key groups of affiliates to competing network marketing companies.  Furthermore, the board received input which suggested that the reinvigoration of GeneWize would require capital and resources which were not currently available to GeneLink.  In February 2010, the board authorized GeneLink’s management to investigate opportunities for the sale of GeneWize.

In June 2010, GeneLink’s Management recommended to the board, and the board approved, entry into discussions and negotiations with C1 Value Partners (“C1”) concerning a potential engagement.  In July 2010, we formally engaged C1 to act as our advisor with regard to a potential transaction involving GeneWize.  Through October 2010, C1 contacted over 100 parties, consisting of both strategic and financial buyers, to investigate whether they had any interest in acquiring GeneWize. According to C1, over 20 of these entities entered into non-disclosure agreements with us and performed preliminary due diligence.  Two of these entities made preliminary written offers for GeneWize, but no letters of intent were ever entered into by us with any potential purchaser.

In the second half of 2010 and into 2011 enrollment of affiliates and monthly product orders at GeneWize continued to decline.   On December 30, 2010, our board appointed our Executive Chairman, Dr. Bernard L. Kasten, Jr., as our CEO and President.  Shortly thereafter, GeneLink executed a binding Letter of Intent with Robert Trussell, the founder and Vice-Chairman of TempurPedic, Inc. to market GeneLink products directly to consumers through direct response (infomercial) strategies.  Mr. Trussell was offered the opportunity to purchase GeneWize, but, after expressing initial interest, Mr. Trussell declined.

In early 2011, GeneWize management presented the GeneLink board with plans and projections for the growth of GeneWize.  Although at this time GeneWize was still contributing to the operating capital of GeneLink, the board spent an extensive amount of time attempting to reconcile the time commitment and resources necessary to operate a network marketing company in conjunction with a genetic biosciences company.

Around the time of Dr. Kasten’s appointment as CEO, Kenneth R. Levine, a member of GeneLink’s Scientific Advisory board and an advisor to GeneLink’s board of directors, was asked to lead GeneLink’s strategic business development.  In addition to pursuing strategic partnerships, Mr. Levine met with James Giordano in April 2010.  Mr. Giordano at that time had been transitioning from investment banking to producing public company analyst reports.  Although GeneLink was not interested in Mr. Giordano’s services at that time, Mr. Giordano contacted Mr. Levine on or about January 19, 2011 to explain that he was meeting with a client of his who might be interested in GeneWize. Mr. Levine conveyed that interest to GeneLink management, who instructed Mr. Levine to pursue this potential interest in GeneWize.  On January 21, 2011, Mr. Giordano executed a non-disclosure agreement with GeneLink and Mr. Levine provided Mr. Giordano with a copy of certain information on GeneWize to be shared with Mr. Giordano’s client.

On February 7, 2011, Mr. Giordano informed Mr. Levine that his client had expressed great interest in GeneWize and wished to meet.  On February 13, 2011, Mr. Giordano forwarded to Mr. Levine an executed copy of the non-disclosure agreement with GeneLink, signed by Mr. Gilbert Peter on behalf of Fidelity Holdings.  Mr. Levine and Mr. Peter spoke for the first time on the afternoon of February 21, 2011 and it was agreed that Mr. Peter would visit the GeneWize offices the following afternoon.  On the afternoon of February 22, 2011, Mr. Peter met with Mr. Levine, Dr. Kasten, Controller John A. Webb, Ms. Tahaney, Dr. Robert Ricciardi, GeneLink’s founding scientist and a member of GeneLink’s board of directors, and Mr. Ginny Bank, who, along with Dr. Ricciardi, is a member of GeneLink’s Scientific Advisory Board.

On March 1, 2011, Dr. Kasten and Mr. Levine met with Mr. Peter, Mr. Giordano and another business associate of Mr. Peter’s for dinner in Summit, New Jersey.  At the dinner, the participants further discussed GeneWize and learned that Mr. Peter was interested in presenting the opportunity to acquire GeneWize to Capsalus, Inc., a public company with which Mr. Peter was associated.

On March 9, 2011, Mr. Peter visited GeneWize to focus on the prospects of GeneWize with Ms. Tahaney and GeneWize’s financial information with Mr. Webb.  At this meeting, Mr. Peter shared with Mr. Levine his interest in having Capsalus acquire GeneWize prior to GeneWize’s annual event scheduled for late June 2011.  Mr. Peter proposed to Mr. Levine a deal which could consist of (a) an up-front payment in exchange for stock in GeneLink, (b) an “earn out” based upon the performance of GeneWize, and (c) an agreement for GeneLink to supply products to GeneWize at a price to be agreed upon.  Shortly thereafter, Mr. Levine shared this interest with the board which instructed Mr. Levine to continue to pursue a potential transaction with Capsalus.  Mr. Levine was provided guidance with regard to the terms which the board would seek in relation to such a sale.  Over the following weeks, Mr. Levine communicated to Messrs.. Peter and Giordano that (i) the upfront payment could not be for Capsalus stock (ii) that GeneLink needed to see evidence of a plan and likelihood of success in growing GeneWize, (iii) that GeneLink would need to know that Capsalus would be adequately funded, and (iv) that it was important for GeneLink to receive $2.0M for capital expansion in order to adequately supply and support a growing GeneWize.  Over the next few weeks, GeneLink shared due diligence information, including historical and pro forma financial information, with Mr. Peter.

On April 6, 2011, Mr. Giordano transmitted a draft termsheet/letter of intent. GeneLink’s management expressed concern that the initial offer did not provide enough up-front cash and therefore did not formally present the term sheet for board consideration at that time. The parties agreed that Dr. Kasten and Mr. Levine would meet with Messrs. Peter and Giordano approximately two weeks later in Florida.

On April 21, 2011, Mr. Levine, Dr. Kasten, Mr. Peter and Mr. Giordano participated on a conference call.  On the call, Mr. Peter introduced the concept that Capsalus could be able to add additional marketing channels and opportunities to GeneWize, which would necessitate a broadening of the scope of a possible distribution license and would help justify additional up-front capital.  Based upon this change in terms, Mr. Peter was given permission to continue his due diligence with Ms. Tahaney and to expand the scope of the potential relationship.

On April 26, 2011, Dr. Kasten and Messrs. Levine, Peter and Giordano met for dinner in Boca Raton, Florida.  Mr. Peter provided more insight on his expanding marketing plan.  The parties left with an informal understanding to move forward and more progress was made on calls between Messrs. Peter and Levine and Dr. Kasten in the following days.  Under Mr. Peter’s proposal, the sale of the assets of GeneWize to Capsalus would still move forward, but GeneLink would be providing license rights for certain marketing channels to another entity in return for consideration separate and apart from the sale of the GeneWize assets and the multi-level marking (“MLM”) channel.

GeneLink presented Mr. Peter with a draft transaction outline on May 3, 2011, which focused on the sale of the assets of GeneWize to Capsalus.  This draft was reviewed and negotiated at the offices of Lowenstein Sandler PC, counsel for Capsalus, in New York City on May 4, 2011.  At this meeting, Mr. Peter introduced the concept of “Gene Elite,” an entity which was to be created by affiliates of Capsalus and other potential marketing partners, and which would hold a “master license” relating to direct sales, MLM and athletic marketing channels.

On or about May 13, 2011, the basis for the $2.0M in up front capital began to take shape as Mr. Levine and Mr. Peter began to discuss the concept of adding some warrants to purchase GeneLink common stock in exchange for what would amount to an additional $1.5M in up front licensing fees and purchase order payments from Gene Elite.  Negotiation of this concept continued, culminating during a face to face meeting between Dr. Kasten, Mr. Levine, Mr. Peter and Mr. Bernie Kosar, an affiliate of Capsalus.  During this meeting, it was also agreed that Capsalus, or its affiliates, would have the right to make an equity investment in GeneLink roughly contemporaneous with the closing of the transactions.  After gaining approval from Dr. Kasten and Mr. Webb, GeneLink proffered a proposed series of letters of intent for the contemplated transactions.

GeneLink’s board met on May 20, 2011 in a session that included operational management of GeneLink and Ms. Tahaney.  Among other things, the board received reports on the financial status of GeneLink and GeneWize, as well as a detailed report from Ms. Tahaney with regard to the business prospects of GeneWize and the potential advantages of the contemplated transaction.  In addition, Mr. Levine reported on the current status of negotiations and potential timing.  After due consideration, the board determined to proceed with the contemplated transactions.

GeneLink’s board of directors convened by phone on June 13, 2011, reviewed the status of the transaction and the respective businesses, and determined that it still appeared that the contemplated transaction was in the best interest of the Company.  The board directed all involved to continue to proceed towards definitive transaction.  Although GeneLink’s board was amenable to the expansion of this transaction and its promise to provide GeneLink with additional up front capital and distribution partners, it became clear that a transaction could not be finalized prior to GeneWize’s Las Vegas Event on June 26, 2011.  Nevertheless, it was agreed that Gene Elite would make a $300,000 equity investment in GeneLink.   GeneLink and GeneWize invited a team from Capsalus to attend the GeneWize event from June 24-26, 2011 in Las Vegas where Capsalus was able to perform expanded due diligence on GeneWize.  The event was attended by all but one of the members of GeneLink’s board as well as management of both GeneLink and GeneWize.  This provided GeneLink’s board and management with the opportunity to continue its due diligence on Capsalus as potential future owners of GeneWize.

Following the success of the Las Vegas event and meetings, the parties focused on moving the deal forward.  Gene Elite wired the agreed upon $300,000 investment to GeneLink on July 6, 2011. Steven Grubner, the interim CEO of Capsalus, and representatives of contemplated Gene Elite marketing partners visited GeneLink/GeneWize offices on July 12, 2011 for further due diligence.  On July 28, 2011, we filed a Form 8-K disclosing that we had entered into a non-binding letter of intent to sell substantially all of the assets of GeneWize to Capsalus.  The filing noted that the proposed transactions contemplated by the letter of intent were subject to a number of closing conditions, including the negotiation and execution of definitive agreements and the approval of GeneLink shareholders.

The material terms of the letter of intent included:  (a) $500,000 payment at closing; (b) earnout payments; and (c) pricing provisions for the supply of GeneLink products and services.  Additionally, in consideration of the substantial expenses that Capsalus would incur in pursuing due diligence and negotiation of a definitive agreement, GeneLink agreed not to solicit, enter into or conduct any discussions concerning GeneWize through and until September 15, 2011.

In August 2011, both parties focused on drafting the definitive documentation.  Additionally, Gene Elite arranged for a third-party to invest an additional $300,000 into the existing GeneLink private placement, which was received on July 29, 2011.

The board held a telephonic meeting on August 12, 2011.  In addition to the members of the board, the call included operating management, internal corporate counsel, outside corporate counsel, and Mr. Levine.  The board noted that affiliates of Capsalus had shown their legitimate interest by investing $600,000 in GeneLink’s private placement.  The board reviewed the progress of the transactions, the proposed terms and material open issues.  Outside counsel reviewed the steps needed to close the transaction and projected timing.  Based upon the foregoing, the board determined to proceed with the transaction and instructed GeneLink’s management, Mr. Levine and counsel to continue to work on the transaction.

In August 2011, Capsalus determined that due to considerations relating to continuity of operations at GeneWize, Capsalus would have to purchase the stock of GeneWize as opposed to its assets.

In mid-September 2011, GeneLink agreed in writing to extend the exclusivity period until September 30, 2011.  For the next month, the parties worked closely and intently on finalizing definitive documentation.

The board held a telephonic meeting on October 6, 2011.  In addition to the members of the board, the call included operating management, inside corporate counsel, outside corporate counsel, and Mr. Levine.  The board reviewed the progress of the transactions, the proposed terms, and material open issues, including other potential options for GeneWize.  Outside counsel reviewed the steps needed to close the transaction and projected timing.  Based upon the foregoing, the board voted unanimously to approve the transaction.

GeneLink and Capsalus entered into the Stock Purchase Agreement on October 13, 2011.  Because the Stock Purchase Agreement was conditioned upon approval by the shareholders of GeneLink, the parties entered into an Interim Management Agreement which is anticipated to run from October 13, 2011 until the shareholder vote and closing of the sale of GeneWize.  Under the Interim Management Agreement, GeneLink has retained Capsalus to manage and fund the operations of GeneWize until the sale of GeneWize to Capsalus is completed.

Also on October 13, 2011, GeneLink and Gene Elite executed a License and Distribution Agreement which provides the terms of the license and operational relationship which will govern the relationship between GeneLink and GeneWize, as a subdistributor of Gene Elite.  The board likewise had considered and approved the execution of these agreements at its October 6, 2011 meeting.

Past Contacts, Transactions or Negotiations

Other than as described in the “Background of the Sale of GeneWize” above, we and Capsalus have not had prior contacts, transactions, or negotiations.

Reasons for the Sale of GeneWize

Our board of directors considered all of the material factors relating to the Stock Purchase Agreement and the proposed sale of GeneWize (including without limitation the risks set forth in the “RISK FACTORS” section of this proxy statement beginning on page 18).  Our board of directors believed that many of these material factors supported its decision to approve the Stock Purchase Agreement and the transactions contemplated thereby, and to recommend that GeneLink’s shareholders vote to approve the sale of GeneWize as contemplated by the Stock Purchase Agreement, including:

•
the estimated consideration that would be paid to GeneLink in the proposed transaction in comparison to the risks associated with maintaining the operations of our GeneWize which include those risk factors discussed in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2010.  Specifically, our board of directors believes that the sale of our direct sales operations presents a better alternative than maintaining it due to, among other things the capital and expertise necessary for continued expansion of this channel;

•
the potential uses for the consideration that would be paid to GeneLink in the proposed transaction, including building up infrastructure, increasing production efficiency and capacity, and enhancing needed research and development to stay on top of an every changing scientific landscape;

•
that shareholders of GeneLink would continue to own stock in GeneLink and participate in future earnings and potential growth of GeneLink’s remaining core business and GeneLink’s right to earnout payments from the sale of GeneWize;

•
pursuant to the License and Distribution Agreeement, GeneLink would continue to receive revenue from the sale of its products and services to GeneWize and GeneWize has agreed to market and distribute such products and services; and

•	the terms of the Stock Purchase Agreement, including:

•	the $500,000 in cash to be paid by Capsalus and the earnout of between $1.5 million and $4.5 million to be paid by Capsalus;

•	our ability to terminate the Stock Purchase Agreement in order to accept a superior proposal, subject to paying a termination fee of $300,000;

•
the view of our board of directors that the termination fee of $300,000 to be paid by GeneLink if the Stock Purchase Agreement is terminated under certain circumstances was within the range reflected in similar transactions and not likely to prevent GeneLink from terminating the Stock Purchase Agreement or accepting superior offers to purchase GeneWize;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other unsolicited acquisition proposals; and

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our shareholders vote in favor of the Proposal to Sell GeneWize.

Our board of directors also considered and balanced against the potential benefits of the proposed sale of GeneWize a number of potentially adverse and other factors concerning the proposed sale of GeneWize, including the following:

•
the risk that not all of the conditions to the parties’ obligations to complete the proposed sale of GeneWize will be satisfied or waived in a timely manner or at all, and, as a result, it is possible that the proposed sale of GeneWize may not be completed even if approved by our shareholders;

•	the requirement that we pay Capsalus a termination fee of $300,000 if the Stock Purchase Agreement is terminated under certain circumstances;

•
the requirements that all warrants issued by GeneLink to Gene Elite pursuant to a Warrant Purchase Agreement dated October 13, 2011 fully vest and that Gene Elite has the ability to terminate its License and Distribution Agreement with GeneLink dated October 13, 2011 and receive a refund of its $1.0 million upfront license fee paid thereunder if our shareholders do not approve the Proposal to Sell GeneWize at the Special Meeting;

•
the restrictions on the conduct of our business prior to the completion of the sale of GeneWize, requiring us to conduct the GeneWize business only in the ordinary course, subject to specific limitations and exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending the completion of the sale of GeneWize;

•	the risk of disruption to GeneLink’s remaining business as a result of the proposed sale of GeneWize and market reaction to the proposed sale of GeneWize;

•	the risk that we will not receive the full earnout payments if GeneWize do not attain certain revenue performance levels; and

•	the other risks set forth in the “RISK FACTORS” section of this proxy statement beginning on page 18.

After taking into account all of the material factors relating to the Stock Purchase Agreement and the proposed sale of GeneWize, including those factors set forth above, our board of directors agreed that the benefits of the Stock Purchase Agreement and the proposed sale of GeneWize outweigh the risks and that the Stock Purchase Agreement and the proposed sale of GeneWize are advisable, fair to and in the best interests of GeneLink and its shareholders.  Our board of directors did not assign relative weights to the material factors it considered.  In addition, our board of directors did not reach any specific conclusion on each of the material factor considered, but conducted an overall analysis of all of the material factors.  Individual members of our board of directors may have given different weights to different factors.

Governmental and Regulatory Approvals

We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to complete the sale of GeneWize, other than the filing of this proxy statement with the SEC.  If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions contemplated by the Stock Purchase Agreement.

When the Sale of GeneWize is Expected to be Completed

If the Proposal to Sell GeneWize is approved by our shareholders at the Special Meeting, we expect to complete the sale of GeneWize as soon as practicable after all of the other closing conditions in the Stock Purchase Agreement have been satisfied or waived.  We and Capsalus are working toward satisfying the conditions to closing and completing the sale of GeneWize as soon as reasonably practicable.  Subject to the foregoing, we currently anticipate that we will complete the sale of GeneWize in the first quarter of 2012.  However, there can be no assurance that the sale of GeneWize will be completed at all or, if completed, when it will be completed.

Capsalus has informed us that it intends to pay the $500,000 cash payment at the closing of the transactions contemplated by the Stock Purchase Agreement from its cash on hand.

Subject to certain exceptions and conditions, the Stock Purchase Agreement may be terminated and the transactions contemplated by the Stock Purchase Agreement may be abandoned at any time prior to the closing date by Capsalus if the closing of the Stock Purchase Agreement shall not have occurred by March 31, 2012, with GeneLink having the right to extend the date to June 30, 2011 if it is working towards obtaining the approval of our shareholders to the Proposal to Sell GeneWize (which we refer to as, the “Termination Date”) (see “PROPOSAL #1: PROPOSAL TO SELL GENEWIZE—Terms of the Stock Purchase Agreement—Termination—Termination Rights” beginning on page 35).

Effects on GeneLink if the Sale of GeneWize is Completed and Nature of GeneLink’s Business Following the Sale of GeneWize

If the Proposal to Sell GeneWize is approved by our shareholders and the sale of GeneWize is completed, we will no longer be issued in multi-level marketing sales through GeneWize, although we will still continue to provided products and services at wholesale prices to GeneWize for distribution.  Instead, we will focus on our remaining business and interests, which are the continued research to expand DNA assessment panels for health and wellness, formulation of efficacious nutritional and skin solutions to apply to those assessments, and enhancement of manufacturing capabilities to support the mass customization model which set our products apart in the marketplace.  The assets of GeneLink that are currently used in connection with these businesses and interests will not be transferred to Capsalus as part of the sale of GeneWize.

We also intend to continue to evaluate and potentially explore other available strategic options.  We will continue to work to maximize shareholder interests with a goal of returning value to our shareholders.  The sale of GeneWize will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock.  A shareholder who owns shares of our common stock immediately prior to the closing of the sale of GeneWize will continue to hold the same number of shares immediately following the closing. Our reporting obligations as a U.S. public company will not be affected as a result of completing the sale of GeneWize.

The transactions contemplated by the Stock Purchase Agreement are not a first step in a going private transaction under Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended.

Effects on GeneLink if the Sale of GeneWize is Not Completed

If the proposal to sell GeneWize is not approved by our shareholders or the other closing conditions set forth in the Stock Purchase Agreement are not satisfied or waived, and therefore the sale of GeneWize is not completed, we will continue to own GeneWize, and we may consider and evaluate other strategic opportunities.  In such a circumstance, there can be no assurances that our continued operation of GeneWize or any alternative strategic opportunities will result in the same or greater value to our shareholders as the Proposal to Sell GeneWize.

If the Stock Purchase Agreement is terminated under certain circumstances described in this proxy statement and set forth in the Stock Purchase Agreement (including GeneLink entering into an acquisition agreement for a superior proposal if the Stock Purchase Agreement is terminated because the Proposal to Sell GeneWize is not approved by our shareholders), GeneLink may be required to pay Capsalus a termination fee of $300,000, Gene Elite shall be entitled to retain all warrants issued to it under the Warrant Purchase Agreement and Gene Elite shall be entitled to terminate the License and Distribution Agreement and receive a refund of its $1.0 million upfront license fee. See “PROPOSAL #1:  PROPOSAL TO SELL GENEWIZE – Related Agreements” beginning on page 36.

Use of Proceeds from the Sale of GeneWize

Net proceeds from the sale of GeneWize will be used in connection with further building up our infrastructure to handle expected increased business to be generated from licensing agreements that we recently have entered into with licensing partners. This added infrastructure  includes additional staff, production equipment and office and production space.  No portion of the proceeds will be paid to our shareholders. GeneLink may agree to pay certain fees and expenses relating to this and other transactions and its other operations out of the proceeds of the sale of GeneWize.

No Appraisal or Dissenters’ Rights

Our Shareholders will not have appraisal or dissenters’ rights under the Pennsylvania Business Corporation Law with respect to the sale of GeneWize pursuant to the Stock Purchase Agreement.

Interests of Certain Persons in the Sale of GeneWize

Upon the consummation of the sale of GeneWize pursuant to the Stock Purchase Agreement, all of the 250,000 unvested options to acquire shares of GeneLink common stock previously granted to Ms. Tahaney, the President of GeneWize, will immediately vest and all 1,000,000 options held by Ms. Tahaney will remain exercisable for a period of three (3) years thereafter.

Transaction Costs Associated with the Sale of GeneWize

In connection with the transactions contemplated by the Stock Purchase Agreement, GeneLink has or expects to incur approximately $100,000 in legal and accounting fees, approximately $120,000 in broker and finders fees plus additional out-of-pocket expenses, in connection with preparing and negotiating the Stock Purchase Agreement and the related documents and preparing and filing this proxy statement relating to the Stock Purchase Agreement.

Terms of the Stock Purchase Agreement

The following summarizes certain material provisions of the Stock Purchase Agreement.  This summary does not purport to be complete, and the rights and obligations of the parties are governed by the express terms of the Stock Purchase Agreement and not by this summary or any other information contained in this proxy statement.  The summary of the Stock Purchase Agreement below and elsewhere in this proxy statement is subject to, and qualified by, reference to the full text of the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate herein by reference.

The Stock Purchase Agreement is described in, and included as an annex to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding GeneLink, GeneWize, Capsalus or their respective businesses.  The representations and warranties in the Stock Purchase Agreement and the description of them in this proxy statement (i) may not describe the actual state of affairs as of the date they were made or at any other time and (ii) should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and documents GeneLink publicly files with the SEC.  GeneLink will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that contradict the representations and warranties contained in the Stock Purchase Agreement and will update such disclosure when and if required by the federal securities laws.  Additional information about GeneLink may be found elsewhere in this proxy statement and GeneLink’s other public files, which are available without charge through the SEC’s website at http://www.sec.gov.

The Sale of GeneWize

Upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, the sale contemplated by the Stock Purchase Agreement will consist of GeneLink selling all of the outstanding capital stock of GeneLink’s wholly-owned subsidiary, GeneWize, to Capsalus.

GeneLink or Capsalus may terminate the Stock Purchase Agreement prior to the consummation of the sale in certain specified circumstances, whether before or after the approval of the sale of GeneWize by GeneLink’s shareholders.  Additional details on termination of the Stock Purchase Agreement are described below in the section labeled “Termination” beginning on page 35.

Purchase Price

If the sale of GeneWize is completed pursuant to the Stock Purchase Agreement, GeneLink will receive the following consideration:

•	$500,000; and

•
earnout payments of between $1.5 million and $4.5 million contingent upon GeneWize achieving certain net sales targets during the period commencing at the end of the second full month after the closing date of the sale of GeneWize and continuing for a period of sixty months thereafter (the “Earnout Period”).

Earnout

During the Earnout Period, GeneLink will receive a monthly earnout payment equal to the greater of (a) $25,000 or (b) 15% of the gross revenues generated by GeneWize during the prior calendar month.  The aggregate earnout payments will be no less than $1.5 million and no greater than $4.5 million.

For purposes of the Stock Purchase Agreement, “gross revenues” means the aggregate revenues of GeneWize, excluding returns, discounts and allowances.

Representations and Warranties

The Stock Purchase Agreement contains representations and warranties made by GeneLink to Capsalus and representations and warranties made by Capsalus to GeneLink as of specific dates.  The assertions embodied in those representations and warranties were made solely for the benefit of the other parties to the Stock Purchase Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Stock Purchase Agreement and information contained in confidential disclosure schedules exchanged by the parties in connection with negotiating the terms of the Stock Purchase Agreement.  Certain representations and warranties made in the Stock Purchase Agreement as of a specified date also may be subject to contractual standards of materiality, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.  In addition, information concerning the subject matter of the representations and warranties contained in the Stock Purchase Agreement may have changed since the date of the Stock Purchase Agreement.  Accordingly, the Stock Purchase Agreement is described in, and included as Annex A to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding GeneLink, GeneWize, Capsalus or their respective businesses.

Our Representations and Warranties

GeneLink’s representations and warranties in the Stock Purchase Agreement relate to, among other things:

•	organization, valid existence, good standing, qualification and authorization to conduct the business of GeneLink and GeneWize;

•	our corporate power and authority to execute and deliver the Stock Purchase Agreement and consummate the transactions contemplated by the Stock Purchase Agreement;

•
absence of violations of, defaults under or conflicts with the organizational documents of GeneLink or GeneWize, certain contracts or permits of GeneLink or GeneWize, any order of a governmental body, or applicable law as a result of consummating the transactions contemplated by the Stock Purchase Agreement;

•	consents and approvals of governmental entities on the part of GeneLink or GeneWize that are required in connection with the execution and delivery of the Stock Purchase Agreement;

•
capitalization of GeneWize, the ownership of the stock of GeneWize, the absence of securities convertible into shares of GeneWize, and the absence of liens on the assets of GeneWize and on the shares of common stock of GeneWize;

•	GeneWize’s financial statements and absence of undisclosed liabilities of GeneWize;

•	absence of certain changes since January 1, 2011;

•	tax matters in respect of GeneWize;

•	real and personal property owned or leased by GeneWize;

•	intellectual property owned by GeneWize;

•	material contracts related to the business of GeneWize;

•	labor, employment and employee benefit matters in respect of GeneWize;

•	litigation or legal proceedings in respect of GeneWize;

•	regulatory matter in respect of GeneWize;

•	compliance with laws and issuance of permits to GeneWize;

•	environmental matters in respect of GeneWize;

•	brokers or other advisors;

•	insurance matters in respect of GeneWize;

•	accounts payable and receivable of GeneWize;

•	related party transactions; and

•	customers and suppliers of GeneWize.

Capsalus’s Representations and Warranties

Capsalus’s representations and warranties in the Stock Purchase Agreement relate to, among other things:

•	its organization, valid existence, good standing and qualification to conduct business;

•	its corporate power and authority and due authorization to enter into the Stock Purchase Agreement and to consummate the transactions contemplated by the Stock Purchase Agreement;

•
absence of violations of, defaults under or conflicts with its organizational documents, certain contracts or permits of Capsalus, any order of a governmental entity, or applicable law as a result of consummating the transactions contemplated by the Stock Purchase Agreement;

•	consents and approvals of governmental entities required in connection with the execution and delivery of the Stock Purchase Agreement; and

•	litigation or legal proceedings seeking to prohibit or restrain the transactions contemplated by the Stock Purchase Agreement.

Covenants

Conduct of Business Pending the Sale of GeneWize

GeneLink has agreed that, subject to certain exceptions, prior to the closing of the transactions contemplated by the Stock Purchase Agreement, we will cause GeneWize to use commercially reasonable efforts to (i) conduct the respective businesses of GeneWize in the ordinary course of business or otherwise in a manner permissible under the Stock Purchase Agreement, and (ii) preserve the business operations, organization and goodwill of GeneWize, and its relationship with its customers and suppliers.

Reasonable Best Efforts

GeneLink and Capsalus agreed to use their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Stock Purchase Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental agency or third party necessary, proper or advisable to consummate the transactions contemplated by the Stock Purchase Agreement.

Shareholders’ Meeting

GeneLink has agreed to call, convene and hold a shareholders’ meeting as promptly as reasonably practicable following the date upon which the proxy statement is cleared by the SEC for purposes of considering and voting upon the Proposal to Sell GeneWize.  Additionally, GeneLink has agreed to use its commercially reasonable efforts to solicit the shareholders’ approval for the sale of GeneWize.  However, GeneLink is not obligated to call the shareholders’ meeting or solicit shareholders’ approval if the board of directors of GeneLink has withdrawn or modified its recommendation of the transactions contemplated by the Stock Purchase Agreement or has publicly approved or recommended an alternative acquisition proposal.

Non-Solicitation Agreements

For a period of eighteen (18) months after the closing date, GeneLink has agreed that it shall not, and shall cause its affiliates (as defined in the Stock Purchase Agreement) not to, directly or indirectly, solicit the employment of any GeneWize’s employees.

Restrictions on Solicitation of Other Offers

GeneLink and GeneWize have agreed that, from the date of the Stock Purchase Agreement until the earlier of the closing date or the termination of the Stock Purchase Agreement by mutual agreement of Capsalus and GeneLink, subject to the exceptions described below, they will not authorize or knowingly permit any of their respective officers, directors or employees, or any of their respective advisors or representatives to:

•	solicit, initiate, or take an action intended (or which may reasonably be expected) to induce the making, submission or announcement of any acquisition proposal;

•
engage or participate in any discussions or negotiations with any person (other than any officer, director, controlled affiliate or employee of Capsalus or any of its affiliates or any investment banker, attorney or other advisor or representative of Capsalus or any of its affiliates) regarding, or furnish to any person any information with respect to, or take any other action intended (or which may reasonably be expected) to induce any inquiries or the making of, any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

If prior to receipt of the shareholders’ approval of the Proposal to Sell of GeneWize the board of directors of GeneLink receives an unsolicited acquisition proposal, the board of directors may engage or participate in discussions or negotiations with and/or furnish information to the party making such acquisition proposal if:

•
GeneLink’s board of directors determines in good faith, after consultation with its advisors, (i) that the offer constitutes or could reasonably be expected to result in or lead to a superior proposal (as defined below) and (ii) that such action is advisable in order for the board of directors of GeneLink to comply with its fiduciary obligations to the shareholders of GeneLink under applicable law;

•
concurrently with furnishing any such information to, or entering into discussions or negotiations with, such party, GeneLink gives Capsalus written notice of the identity of such person or group and of GeneLink’s intention to furnish information to, or enter into discussions or negotiations with, such party;

•	GeneLink enters into a confidentiality agreement with such person on the terms provided in the Stock Purchase Agreement; and

•	prior to or contemporaneously with furnishing any such information to such party, GeneLink furnishes such non-public information to Capsalus.

The board of directors of GeneLink may not (i) withdraw or modify, in a manner adverse to Capsalus, its recommendation that the shareholders vote in favor of the sale of GeneWize, (ii) publicly approve, endorse or recommend to the shareholders of GeneLink an acquisition proposal, or (iii) authorize GeneLink or any of its subsidiaries to enter into any merger, acquisition or similar agreement with respect to any acquisition proposal.  Notwithstanding the foregoing restrictions (but subject to Capsalus’s right to terminate the Stock Purchase Agreement), prior to the receipt of shareholders’ approval of the sale of GeneWize, the board of directors of GeneLink may make an adverse recommendation if the board of directors determines for any reason that such action is advisable in order for the board of directors to comply with its fiduciary duties under applicable law.  GeneLink may then enter into an acquisition agreement with respect to a superior proposal if (i) GeneLink concurrently terminates the Stock Purchase Agreement, (ii) GeneLink pays to Capsalus a termination fee of $300,000, (iii) the board of directors of GeneLink has determined that such acquisition agreement is a superior proposal, (iv) prior to entering into such acquisition agreement, GeneLink gives Capsalus at least five business days prior written notice of its intent to terminate the Stock Purchase Agreement, which notice shall include copies of the documents relating to such superior proposal, and (v) during the five business day period following the date on which such notice is given to Capsalus, (A) GeneLink gives Capsalus the opportunity to meet with GeneLink to suggest such modifications to the transactions contemplated by the Stock Purchase Agreement that Capsalus may deem advisable, and (B) after taking such proposed modifications into account the board of directors of GeneLink determines that such acquisition agreement continues to be a superior proposal.

A “superior proposal” is defined in the Stock Purchase Agreement as any bona fide, unsolicited written acquisition proposal to acquire a majority of the outstanding common stock or assets of GeneWize:

•
with respect to which the board of directors of GeneLink shall have in good faith, determined that the acquiring party is capable of consummating such proposed acquisition proposal on the terms proposed;

•
the board of directors of GeneLink shall have in good faith determined that the proposed acquisition proposal, taking into account all the terms and conditions of such acquisition proposal including the reasonably expected time for the consummation of such acquisition proposal, is more favorable to the shareholders of GeneLink, from a financial point of view or otherwise, than the transactions contemplated by the Stock Purchase Agreement (taking into account any proposed modifications by Capsalus in response thereto); and

•	the board of directors of GeneLink shall have in good faith determined that accepting such acquisition proposal is advisable under applicable law for the discharge of its fiduciary duties.

Other Covenants

The Stock Purchase Agreement contains certain other covenants, including covenants relating to, among other things:

•	Capsalus’s access to the properties, business, operations, books and records of GeneWize between the date of the Stock Purchase Agreement and the closing;

•	the filing of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to such proxy statement;

•	coordination of press releases and other public announcements relating to the transactions contemplated by the Stock Purchase Agreement;

•	obtaining certain consents and approvals to consummate the transactions contemplated by the Stock Purchase Agreement; and

•	preservation of records and access to such records after the closing in connection with any legal proceedings, tax audits, or governmental investigations of GeneLink or GeneWize.

Conditions to Closing

Mutual Closing Conditions

The obligations of the parties to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction or waiver of the following closing conditions on or prior to the closing date:

•	the approval of the shareholders of GeneLink for the sale of GeneWize; and

•
no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any court or governmental authority enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by the Stock Purchase Agreement or making the consummation of such transactions illegal.

Conditions to GeneLink’s Obligation

The obligations of GeneLink to complete the transactions contemplated by the Stock Purchase Agreement are further subject to Capsalus having paid the $500,000 initial purchase price and Gene Elite having paid the remaining $500,000 of its license fee (collectively the “Payment Obligation”).

Conditions to Capsalus’ Obligation

The obligations of Capsalus to complete the transactions contemplated by the Stock Purchase Agreement are further subject to GeneLink having converted all loans and obligations of GeneWize as of October 1, 2011 into a capital contribution.

Closing Date

The closing of the transactions contemplated by the Stock Purchase Agreement shall occur not more than five business days after each of the conditions to closing described above have been satisfied or waived by the party entitled to the benefit thereof or at such other time as the parties may mutually agree.  The closing will be held at the offices of Lowenstein Sandler PC, counsel to Capsalus.

Survival and Indemnification

Indemnification

From and after the closing date, GeneLink has agreed to indemnify and hold harmless Capsalus and its officers, directors, employees, agents, successors and assigns (collectively, the “Capsalus Indemnitees”) from and against all damages resulting from or incurred by the Capsalus Indemnitees by reason of:

•	any breach of any representation or warranty made by GeneLink contained in the Stock Purchase Agreement provided that such breach existed as of October 13, 2011;

•
any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of GeneLink contained in the Stock Purchase Agreement provided that such breach existed as of October 13, 2011; and

•
any fees, commissions, or like payments by any person having acted or claiming to have acted, directly or indirectly, as a broker for GeneLink or GeneWize in connection with the transactions contemplated by the Stock Purchase Agreement (other than 50% of the fee payable to James Giordano).

Similarly, from and after the closing date, Capsalus has agreed to indemnify and hold harmless GeneLink and its officers, directors, employees, agents, successors and assigns (collectively, the “GeneLink Indemnitees”) from and against all damages resulting from or incurred by the GeneLink Indemnitees by reason of:

•	any breach of any representation or warranty made by Capsalus contained in the Stock Purchase Agreement or any document delivered in connection therewith;

•	any breach of or failure to perform, carry out, satisfy or discharge any covenant or agreement of Capsalus contained in the Stock Purchase Agreement; and

•
any fees, commissions, or like payments by any person having acted or claiming to have acted, directly or indirectly, as a broker for Capsalus in connection with the transactions contemplated by the Stock Purchase Agreement (other than 50% of the fee payable to James Giordano).

Indemnification Limitations

The parties have agreed that the maximum aggregate amount of indemnifiable losses that may be recovered from GeneLink for indemnification claims other than breaches of tax representations and warranties is $7.5 million.

Tax Indemnification

GeneLink has agreed to indemnify and hold harmless the Capsalus Indemnitees from any damages resulting from any taxes:

•
imposed on or payable by GeneWize by reason of GeneWize or any of its subsidiaries being included in any consolidated, affiliated, combined, unitary or similar group at any time on or before the closing date;

•	imposed on or payable by GeneWize with respect to any tax period that ends on or before the closing date or includes the closing date;

•	imposed as a result of or attributable to any Section 338(h)(10) election; or

•	attributable to any breach of the tax representations made in the Stock Purchase Agreement.

Termination

Termination Rights

The Stock Purchase Agreement may be terminated and the transactions contemplated by the Stock Purchase Agreement may be abandoned at any time prior to the closing date:

(i)           by mutual written consent of GeneLink and Capsalus;

(ii)           by either GeneLink or Capsalus if:

(a)           if there is in effect a final nonappealable order of a governmental entity restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement, provided that the right to terminate the Stock Purchase Agreement under this provision is not available to a party if such order was primarily due to the failure of such party to perform any of its obligations under the Stock Purchase Agreement; or

(b)           the shareholders of GeneLink do not approve the sale of GeneWize by the requisite vote at the Special Meeting or at any adjournment or postponement thereof;

(iii)           by GeneLink if:

(a)           it concurrently enters into a definitive acquisition agreement providing for a superior proposal, provided that (1) GeneLink pays a termination fee of $300,000 to Capsalus, (2) the board of directors of GeneLink determines that such acquisition agreement represents a superior proposal, (3) GeneLink sends to Capsalus a written notice of its intent to terminate, along with copies of the documents relating to the superior proposal, at least five business days prior to terminating the Stock Purchase Agreement, (4) during such five business day period, (A) GeneLink gives Capsalus the opportunity to meet with GeneLink to suggest modifications to the sale of GeneWize as contemplated by the Stock Purchase Agreement that Capsalus may deem advisable, and (B) after taking such proposed modifications into account GeneLink’s board of directors determines that such acquisition agreement continues to be a superior proposal; or

(b)           Capsalus and/or Gene Elite breach their Payment Obligations.

(iv)           by Capsalus if:

(a)           the closing of the Stock Purchase Agreement shall not have occurred by the Termination Date; or

(b)           the board of directors of GeneLink withdraws or modifies its recommendation that the GeneLink shareholders approve the sale of GeneWize as contemplated by the Stock Purchase Agreement or the board of directors of GeneLink publicly approves, endorses, or recommends to the shareholders of GeneLink any other acquisition proposal.

Termination Fees

GeneLink must pay Capsalus a termination fee of $300,000 in the event that:

(i)           the Stock Purchase Agreement is terminated by GeneLink because it has concurrently entered into a definitive acquisition agreement with respect to a superior proposal; or
(ii)          the GeneLink shareholders to not approve the Stock Purchase Agreement at the Special Meeting.

Additionally, if Capsalus terminates the Stock Purchase Agreement due to one of the reasons described above, Gene Elite shall be entitled to retain all warrants issued to it under the Warrant Purchase Agreement between GeneLink and Gene Elite dated October 13, 2011 and shall have the right to terminate the License and Distribution Agreement between GeneLink and Gene Elite dated October 13, 2011, in which event GeneLink shall be obligated to refund to Gene Elite the $1.0 million upfront license fee paid by Gene Elite to GeneLink.  See “PROPOSAL #1:  PROPOSAL TO SELL GENEWIZE – Related Agreements” beginning on page 36.

Miscellaneous Provisions

Section 338(h)(10) Election

Upon the request of Capsalus, we have agreed to join with Capsalus in making an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), and any corresponding or similar elections under state, local or foreign tax law with respect to the sale of GeneWize pursuant to the Stock Purchase Agreement (a “Section 338(h)(10) Election”).  In the event we are requested to join with Capsalus in making a Section 338(h)(10) Election, the sale of GeneWize for federal income tax purposes will be treated as a sale of GeneWize’s assets followed immediately by the complete liquidation of GeneWize, rather than a sale of the stock of GeneWize by us.  Except as otherwise specified in the Stock Purchase Agreement, Capsalus has agreed to be responsible for preparing and filing all documents and forms required to effectuate such election.

Expenses

Except as specifically set forth in the Stock Purchase Agreement and discussed above, GeneLink and Capsalus will bear their own respective expenses incurred in connection with the Stock Purchase Agreement.

Amendments

The Stock Purchase Agreement may be modified or amended only by written instrument signed by the party against whom enforcement is sought, except that following receipt of approval of the Stock Purchase Agreement by GeneLink’s shareholders, no such amendment that requires shareholder approval under the Pennsylvania Business Corporation Law may be made by GeneLink without first obtaining such shareholder approval.

Governing Law

The Stock Purchase Agreement is governed by and construed in accordance with the laws of the State of New York, except for certain matters required to be determined with respect to GeneLink by the Pennsylvania Business Corporation Law.

Related Agreements

Interim Management Agreement

The following summarizes certain material provisions of the Interim Management Agreement.  This summary does not purport to be complete, and the rights and obligations of the parties are governed by the express terms of the Interim Management Agreement and not by this summary or any other information contained in this proxy statement.  The summary of the Interim Management Agreement below and elsewhere in this proxy statement is subject to, and qualified by, reference to the full text of the Interim Management Agreement, a copy of which is attached to this proxy statement as Annex D and which we incorporate herein by reference.

In connection with entering into the Stock Purchase Agreement, GeneLink, GeneWize and Capsalus entered into the Interim Management Agreement on October 13, 2011.  Pursuant to the Interim Management Agreement, Capsalus will manage the operations of GeneWize until the closing or termination of the Stock Purchase Agreement.  Capsalus will be entitled to receive all revenue and will be responsible for all obligations incurred by GeneWize from October 1, 2011 through the termination of the Management Agreement.

License and Distribution Agreement

On October 13, 2011, GeneLink and Gene Elite entered into a License and Distribution Agreement, pursuant to which GeneLink granted Gene Elite the exclusive right to market and sell nutrition and skin care products based upon GeneLink’s proprietary technology in the direct sales, multi level marketing (MLM) and athletic formula channels.  Under the License and Distribution Agreement, Gene Elite paid GeneLink an upfront license fee of $1.0 million and will owe GeneLink an additional license fee of $500,000 upon the GeneLink shareholders approving the Stock Purchase Agreement.  Of the $1.5 million total license fee, $750,000 will be treated as a non-refundable advance deposit to be credited against future purchases of product by Gene Elite and its sublicensees.  It is anticipated that GeneWize will become a sublicensee of Gene Elite.

The description of the License and Distribution Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 2.1 to our current report on Form 8-K filed with the SEC on October 17, 2011, and is incorporated by reference herein.

Warrant Purchase Agreement

The following summarizes certain material provisions of the Warrant Purchase Agreement.  This summary does not purport to be complete, and the rights and obligations of the parties are governed by the express terms of the Warrant Purchase Agreement and not by this summary or any other information contained in this proxy statement.  The summary of the Warrant Purchase Agreement below and elsewhere in this proxy statement is subject to, and qualified in its entirety by, reference to the full text of the Warrant Purchase Agreement, a copy of which is filed as Exhibit 2.2 to our current report on Form 8-K filed with the SEC on October 17, 2011 and is incorporated herein by reference.

In connection with the License and Distribution Agreement, GeneLink and Gene Elite entered into the Warrant Purchase Agreement dated October 13, 2011.  Pursuant to the Warrant Agreement, GeneLink granted Gene Elite (i) fully vested warrants to acquire 6 million shares of GeneLink common stock at an exercise price of $0.10 per share, (ii) fully vested warrants to acquire 2 million shares of GeneLink common stock at a price of $0.45 per share and (iii) warrants to acquire 6 million shares of GeneLink common stock at a price of $0.20 per share, which shall vest upon the satisfaction of certain performance requirements.

Effects of Termination of Stock Purchase Agreement on Related Agreements

If the Stock Purchase Agreement is terminated because the GeneLink receives and accepts a superior proposal, because the GeneLink shareholders do not approve the Stock Purchase Agreement or as a result of there being in effect a final non-appealable judgment or action of a governmental entity restraining, enjoining or otherwise prohibiting the closing of the Stock Purchase Agreement, (i) all warrants issued to Gene Elite pursuant to the Warrant Purchase Agreement, including all performance based warrants, shall vest and shall remain exercisable, (ii) Gene Elite shall be entitled to terminate the License and Distribution Agreement, in which event GeneLink shall be obligated to refund to Gene Elite the $1.0 million up front license fee and (iii) either party can terminate the Interim Management Agreement.

Accounting Treatment

As a result of the sale of GeneWize, we will remove the GeneWize assets and liabilities from our consolidated balance sheet and record a gain on the sale of GeneWize equal to the difference between the book value of our ownership interest in GeneWize and the fair value of the purchase price received.

U.S. Federal Income Tax Discussion

THE TAX DISCUSSION IN THIS PROXY STATEMENT (“TAX DISCUSSION”) IS GENERAL IN NATURE AND DOES NOT CONSTITUTE A TAX OPINION OR TAX ADVICE.  THE TAX DISCUSSION WAS WRITTEN EXCLUSIVELY TO DESCRIBE CERTAIN POTENTIAL TAX IMPLICATIONS OF THE PROPOSED TRANSACTIONS DESCRIBED HEREIN.  A SHAREHOLDER OF GENELINK MAY NOT RELY UPON THE TAX DISCUSSION FOR ANY PURPOSE OTHER THAN THE PURPOSE EXPRESSED IN THE PRECEDING SENTENCE AND THEREFORE, BY WAY OF ILLUSTRATION, MAY NOT RELY UPON THE TAX DISCUSSION FOR THE PURPOSE OF AVOIDING ANY TAX PENALTIES THAT MAY BE ASSERTED BY THE INTERNAL REVENUE SERVICE AGAINST THE SHAREHOLDER.  EVERY SHAREHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, ITS OWN TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED HEREIN, INCLUDING THE APPLICATION OF STATE AND LOCAL, FOREIGN, AND OTHER TAX CONSIDERATIONS.  SEE ALSO CIRCULAR 230 DISCLOSURE, BELOW.

Material U.S. Federal Income Tax Consequences

The following Tax Discussion is of the anticipated material U.S. federal income tax consequences of the sale of GeneWize pursuant to the Stock Purchase Agreement as may be relevant to holders of GeneLink common stock and to us.  This Tax Discussion is based, in part, on the Code and the administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof.  This Tax Discussion does not address all aspects of U.S. federal income taxes that may be relevant to the proposed transaction.  For example, the Tax Discussion does not address other U.S. federal taxes, including, but not limited to, estate and gift taxes, or foreign, state, local, or other tax considerations that may be relevant to holders of GeneLink common stock.  In addition, the Tax Discussion does not address U.S. federal income tax consequences that may be applicable to persons or entities that are subject to special treatment under the U.S. federal income tax laws (including, without limitation, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, dealers in securities or currencies, financial institutions, tax-exempt entities, persons who hold common stock as part of a risk reduction or integrated investment transaction, or investors in pass-through entities).

Circular 230 Disclosure

Treasury Regulations (Circular 230) require that certain types of written communication include a disclaimer.  Accordingly, this discussion (1) is not intended or written to be used, and cannot be used by any taxpayer (including any holder of GeneLink common stock), for the purpose of avoiding penalties that may be imposed on the taxpayer and (2) was written to support the promotion or marketing of the transactions addressed by this discussion.  The taxpayer (including any holder of GeneLink common stock) should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Material U.S. Federal Tax Consequences to GeneLink of the sale of GeneWize

As a result of the sale of GeneWize pursuant to the Stock Purchase Agreement, we will realize (and be required to recognize taxable) gain.  In the event we are not requested to join in a Section 338(h)(10) Election with Capsalus, the amount of gain to be reported will equal the excess of the purchase price over the  adjusted basis of our ownership interest in GeneWize.  For purposes of calculating the amount of the realized gain, the adjusted basis of our ownership interest in GeneWize will include the amount of the loans and other obligations GeneWize owed to us, which we converted into a capital contribution on October 1, 2011.  The purchase price, except as otherwise required in connection with a Section 338(h)(10) Election, will equal the amount of cash and the fair market value of any other considerations we receive from Capsalus.

In the event we are requested to join in a Section 338(h)(10) Election with Capsalus, the sale of GeneWize for federal income tax purposes will be treated as a sale by GeneWize of all its assets immediately followed by the complete liquidation of GeneWize.  With respect to the deemed asset sale, GeneWize is deemed to have sold each asset of GeneWize (rather than GeneLink having sold the common stock of GeneWize) to Capsalus for that asset’s allocable share of the purchase price (which is grossed up for any of GeneWize’s liabilities in accordance with Treasury Regulation Section 1.338(h)(10)-1(d)(3)).  GeneWize is then deemed to have distributed its assets in liquidation to us under Section 332 of the Code.  We, in turn, will not directly recognize any gain with respect to the actual sale of GeneWize’s common stock.  Our gains (or losses) will be determined on an asset-by-asset basis based upon the amount of the deemed purchase price allocated to each asset and GeneWize’s adjusted tax basis for that asset.   It is anticipated that the deemed asset sale by GeneWize will result in an aggregate gain.  The deemed liquidation resulting from a Section 338(h)(10) Election is generally a nontaxable event where the deemed distributee does not recognize gain or loss if the requirements of Section 332 of the Code are satisfied.  One of the requirements of Section 332 of the Code is that the liquidating entity (i.e., GeneWize) is solvent at the time of liquidation.  In determining GeneWize’s solvency, the loans and obligations we converted into a capital contribution on October 1, 2011, will be taken into account.

The amount of gain realized from the sale of GeneWize’s common stock and the amount of gain realized from the deemed asset sale may differ.  This difference in the amount of gain realized may be caused, in part, by the recognition of the excess loss account and/or the difference between the amount of our adjusted basis in the GeneWize common stock and GeneWize’s adjusted basis in its assets.  It is contemplated that any gain required to be recognized will be reported in accordance with the installment method.  It is anticipated that we will have sufficient losses (including net operating loss carryovers) to offset the gain expected and required to be recognized from the sale of GeneWize, whether such transaction for federal income tax purposes will be treated as a stock sale or a deemed asset sale pursuant to a Section 338(h)(10) Election, even if we receive the highest purchase price from Capsalus under to the Earnout Consideration provision of the Stock Purchase Agreement.  However, under the alternative minimum tax only 90% of our alternative minimum taxable income can be offset with net operating loss carryovers.  This limitation may cause at least some of the gain recognized in the proposed transaction to be subject to the alternative minimum tax.

Voting Agreements

As of the record date, the directors, executive officers and advisors of GeneLink beneficially own 18.1% of the issued and outstanding GeneLink common stock on that date.  The directors and executive officers have entered into voting agreements agreeing to vote their shares “FOR” Proposal 1, The Proposal to Sell GeneWize.

Additionally, shareholders who are not directors or executive officers of GeneLink and who hold in the aggregate 33% of the issued and outstanding GeneLink common stock have indicated to GeneLink in writing that they intend to vote their shares “FOR” Proposal #1, the Proposal to Sell GeneWize.  These shareholders will be required to vote their shares at the Special Meetings either by proxy or in person and will be entitled to vote “FOR” or “AGAINST” both proposals.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GENELINK’S SHAREHOLDERS VOTE “FOR” PROPOSAL #1, THE PROPOSAL TO SELL GENEWIZE.

PROPOSAL #2: PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING

The Proposal to Adjourn or Postpone the Special Meeting would permit us to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in the event that, at the Special Meeting, the affirmative vote in favor of the Proposal to Sell GeneWize is less than the affirmative vote against the Proposal to Sell GeneWize or if less than a quorum is present.  If the Proposal to Adjourn or Postpone the Special Meeting is approved and the Proposal to Sell GeneWize is not approved at the Special Meeting, we will be able to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies to approve the Proposal to Sell GeneWize.  If you have previously submitted a proxy on the proposals discussed in this Proxy Statement and wish to revoke it upon adjournment or postponement of the Special Meeting, you may do so.

Vote Required to Approve the Proposal to Adjourn or Postpone the Special Meeting

The approval of the Proposal to Adjourn or Postpone the Special Meeting, if necessary or appropriate, requires the affirmative vote of a majority of the votes cast by the holders of GeneLink common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon, regardless of whether a quorum exists.  If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will not affect the Proposal to Adjourn or Postpone the Special Meeting.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders under the Pennsylvania Business Corporation Law or our articles of incorporation or bylaws in connection with the types of actions contemplated under the Proposal to Adjourn or Postpone the Special Meeting.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GENELINK’S SHAREHOLDERS VOTE “FOR” PROPOSAL #2, THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE PROPOSAL #1, THE PROPOSAL TO SELL GENEWIZE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the common stock of GeneLink as of December 7, 2011 (or other date as indicated in the footnotes below) by:

•	each person or group known by GeneLink to beneficially own more than 5% of the outstanding shares of common stock of GeneLink;
•	each director of GeneLink; and
•	each executive officer of GeneLink.

Name	Number of Shares Beneficially Owned		Approximate Percentage Of Stock Outstanding
Kenneth R. Levine 2 Oaklawn Road Short Hills, NJ 07078	19,596,602	(1)	9.3%

Chesed Congregation of America One State Street Plaza, 29th Floor New York, NY 10004	12,986,644	(2)	6.1%

Robert Trussell 167 W Main St Suite 1500 Lexington, KY 40507	12,655,700	(3)	6.3%

Geoff Haar 53 Hamilton Drive East N. Caldwell, NJ 07006	11,697,411	(4)	5.8%

Bernard L. Kasten, Jr,. M.D	11,069,304	(5)	5.4%

Robert P. Ricciardi, Ph.D	6,435,000	(6)	3.2%

James A. Monton	1,175,00	(7)	***

John A. Webb	610,625	(8)	***

Douglas M. Boyle	475,000	(9)	***

Directors and Officers as a Group	19,764,929		9.5%

Except as otherwise noted above, the address of each beneficial owner is in care of GeneLink, Inc., 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779.

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person’s or group’s ownership is deemed to include any shares of common stock that such person has the right to acquire within 60 days.  For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days are deemed to be outstanding, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  This table has been prepared based on  201,453,795  shares of GeneLink common stock outstanding as of December 7, 2011.

Footnotes:

(1)Includes 7,866,227 shares and options to acquire 318,750 shares of Common Stock  and 350,000 shares of Common Stock held by a retirement plan for Mr. Levine. Also includes 1,300,000 shares and warrants to acquire   9,761,625 shares of Common Stock held by First Equity Capital Securities, Inc. (FECS), of which Mr. Levine is president and owner.

(2)Includes  12,986,644  shares of Common Stock issuable upon the conversion of convertible notes as of December 7, 2011.  Chesed holds $1,000,000 principal balance of convertible notes, which have accrued $ 236,164 of interest through November 30, 2011 and have a conversion price of $0.10 per share.

(3) Includes warrants to acquire 500,000 shares of Common Stock held by the Robert and Martha Trussell Family Foundation ,of which Mr. Trussell is trustee. Mr. Trussell disclaims beneficial interest in these warrants.

(4) Includes 2,381,000 shares held by GMH Children, LLC, of which Mr. Haar is a manager, and  4,900,000  shares held by the George A Haar 1996 Irrevocable Trust, of which Mr. Haar is trustee.  Mr Haar disclaims beneficial interest in these shares.

 (5) Includes options to acquire  2,759,375  shares of Common Stock.

(6) Includes options to acquire 1,925,000 shares of Common Stock.

(7) Includes options and warrants to acquire 400,000 shares of Common Stock.

(8) Includes options to acquire 590,625 shares of Common Stock.

(9) Includes options to acquire 475,000 shares of Common Stock

(***) Less than 1%

DELIVERY OF MATERIALS

As permitted by the Exchange Act and the rules thereunder, only one copy of this proxy statement is being delivered to shareholders of GeneLink residing at the same address, unless such shareholders have notified GeneLink of their desire to receive multiple copies of GeneLink’s proxy statements.

GeneLink will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed in writing to our Investor Relations Department at GeneLink, Inc., 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, Attention: Investor Relations, or by telephone to our Investor Relations Department at (800) 588-4363.  Shareholders wishing to receive separate copies of GeneLink’s proxy statements in the future, and shareholders sharing an address that wish to receive a single copy of GeneLink’s proxy statements if they are receiving multiple copies of GeneLink’s proxy statements, should also direct requests as indicated in the preceding sentence.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, GENELINK SHOULD RECEIVE YOUR REQUEST NO LATER THAN January [___], 2012.

WHERE YOU CAN FIND MORE INFORMATION

GeneLink files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC.  You may read and copy these reports, statements or other information filed by GeneLink at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1−800−SEC−0330 for further information on the public reference room.  The SEC filings of GeneLink are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

For printed copies of any of our reports, including this proxy statement, our Annual Report on Form 10-K, for the fiscal year ended December 31, 2011, or our Quarterly Report on Form 10-Q, for the periods ending March 31, 2011, June 30, 2011 and September 30, 2011, please contact our Investor Relations Department in writing at GeneLink, Inc., 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, Attention: Investor Relations, or call our Investor Relations Department at (800) 588-4363.

You should rely only on the information contained in this proxy statement and the other reports we file with the SEC.  We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.  This proxy statement is dated December [____], 2011.  You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to shareholders shall not create an implication to the contrary.

Shareholder Proposals for Inclusion in the 2012 Annual Meeting of Shareholders under SEC Rule 14a-8

Any shareholder proposal sought to be included in GeneLink’s proxy materials for the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be in writing and have been received by GeneLink no later than December 22, 2011, provided, however, that if the 2012 Annual Meeting is called for a date that is not within thirty days before or after December 21, 2012, then notice by the shareholder in order to be timely must be received a “reasonable time” before GeneLink begins to print and send its proxy materials for the 2012 Annual Meeting. Such proposals must be received at GeneLink’s principal executive offices at the following address: GeneLink, Inc., 317 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, Attention:  Secretary.  Such proposals must also comply with the rules of the SEC relating to Rule 14a-8 shareholder proposals and may be omitted if not in compliance with applicable requirements.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF GENELINK, INC.

The following unaudited pro forma condensed consolidated financial statements give effect to our sale of our GeneWize Life Sciences, Inc. subsidiary through the sale of all of the outstanding shares of capital stock of GeneWize and its consequential conversion to a wholesale customer of GeneLink.  The statements are derived from, and should be read in conjunction with, our historical financial statements and notes thereto, as presented in our Annual Report on Form 10-K for the year ended December 31, 2010, originally filed with the SEC on April 1, 2011 (which financials are available in Annex B of this proxy statement), and our Quarterly Report on Form 10-Q, as amended, for the period ended September 30, 2011, originally filed with the SEC on November 14, 2011 (which financials are available in Annex C to this proxy statement).

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2011 assumes the sale of GeneWize occurred on September 30, 2011.  The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 give effect to the sale of GeneWize as if it had occurred as of the beginning of those periods.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is based upon estimates by GeneLink’s management, which are based upon available information and certain assumptions that GeneLink’s management believes are reasonable.  The unaudited pro forma condensed consolidated financial information is not intended to be indicative of actual results of operations or financial position that would have been achieved had the transaction been consummated as of the beginning of each period indicated above, nor does it purport to indicate results which may be attained in the future.  Actual amounts could differ materially from these estimates.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in the circumstances.  The unaudited pro forma condensed consolidated financial statements of GeneLink and subsidiaries should be read in conjunction with the notes thereto.

GENELINK, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2011
(Unaudited)

	Historical GeneLink, Inc.	(6)	Less: GeneWize Sale Impact	(2)	Proforma GeneLink, Inc.
CURRENT ASSETS
Cash and cash equivalents	$494,592		$1,956,445	(1)	$2,451,037
Accounts receivable	373,091		(259,348)	(9)	113,744
Inventory	431,334		-		431,334
Prepaid expense	411,469		(36,388)		375,082
Total current assets	1,710,487		1,660,709		3,371,197

PROPERTY AND EQUIPMENT	160,215		(72,392)		87,823
OTHER ASSETS	259,333		(428)		258,905

TOTAL ASSETS	$2,130,036		$1,587,889		$3,717,925

CURRENT LIABILITIES
Current maturity of long-term debt	50,813		-		50,813
Accounts payable and accrued expenses	1,355,372		83,417	(4)	1,438,789
Accrued compensation	25,500		(78,179)		(52,679)
Deferred revenue	233,534		1,429,500		1,663,033
Loans payable	10,000		(28)		9,972
Total current liabilities	1,675,219		1,434,709		3,109,928

Convertible secured promissory notes payable, net of debt issuance and stock conversion discounts	993,561		-		993,561
Total liabilities	2,668,780		1,434,709		4,103,489

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, par value $0.01 per share; 350,000,000 shares authorized as of September 30, 2011; 205,617,753 shares issued as of September 30, 2011; and 201,258,589 shares outstanding as of September 30, 2011.	2,056,178				2,056,178
Additional paid in capital	16,682,782				16,682,782
Stock warrants	4,047,387		480,000	(10)	4,527,387
Accumulated deficit	(22,772,857)		(326,820)	(5)(9)	(23,099,677)
Treasury stock, 4,359,159 shares as of September 30, 2011	(552,235)				(552,235)
Total stockholders' equity (deficiency)	(538,744)		153,180		(385,564)
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)	$2,130,036		$1,587,889		$3,717,925

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GENELINK, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the nine months ended September 30, 2011
(Unaudited)

	Historical GeneLink, Inc.	(8)	Less: GeneWize Sale Impact	(9)	Proforma GeneLink, Inc.

Revenues	$3,802,874		$(2,208,492)		$1,594,383
Cost of goods sold	1,404,038		(110,970)		1,293,068

Gross profit	2,398,837		(2,097,522)		301,315

Expenses
Selling, general, and administrative	4,473,114		(2,562,361)		1,910,753
Research and development	16,613		-		16,613
	4,489,727		2,562,361		1,927,366

OPERATING LOSS	(2,090,891)		464,840		(1,626,051)

OTHER EXPENSES
Amortization and depreciation	108,243		(70,000)		38,244
Debt Conversion/Interest expense	125,088		(1,887)		123,201
	233,331		(71,887)		161,445

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(2,324,222)		536,726		(1,787,496)

PROVISION FOR INCOME TAXES	-		-		-

NET LOSS	$(2,324,222)		$536,726		$(1,787,496)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GENELINK, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the year ended December 31, 2010
(Unaudited)

	Historical GeneLink, Inc.	(7)	Less: GeneWize Sale Impact	(9)	Proforma GeneLink, Inc.

Revenues	$7,839,972		$(4,018,686)		$3,821,287
Cost of goods sold	2,842,605		(168,905)		2,673,700

Gross profit	4,997,367		(3,849,781)		1,147,587

Expenses
Selling, general, and administrative	7,116,754		(5,153,812)		1,962,942
Research and development	50,511		-		50,511
	7,167,265		5,153,812		2,013,453

OPERATING LOSS	(2,169,898)		1,304,031		(865,867)

OTHER EXPENSES
Amortization and depreciation	126,683		(111,456)		15,227
Debit Conversion/Interest expense	150,094		(1,433)		148,661
	276,777		(112,889)		163,888

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(2,446,675)		1,416,921		(1,029,754)

PROVISION FOR INCOME TAXES	-		-		-

NET LOSS	$(2,446,675)		$1,416,921		$(1,029,754)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

GENELINK, INC. AND SUBSIDIARIES
Notes to the Pro Forma Condensed Consolidated Financial Statements
(Unaudited)

(1)
To reflect the cash proceeds of $500,000 initial payment for the sale of GeneWize, plus $1,500,000 for various licensing fees provided for in the agreement, plus $34,133 for positive working capital of GeneWize,

(2)	Represents adjustments to eliminate assets and liabilities of the GeneWize and record the net impact of the sale as per Notes (3), (4), (5) and (10) below.

(3)	The earn-out receivable has been valued at fair value and fully reserved for in the pro forma financial statements. The licensing fees are noted as $1,500,000 of additional deferred revenue.

(4)	The amount includes an accrual for estimated transaction expenses, costs and fees associated with the sale of $274,000.

(5)	To record the gain on sale of the stock of the GeneWize. The earn-out receivable was recorded at fair value, but fully reserved. Gain is reconciled below:

Initial proceeds of sale	$500,000
Working Capital	34,133
Direct costs of sale	(250,000)
Minimum Earn Out Receivable	1,500,000
Reserve of Earn Out Receivable	(1,500,000)
Accrued ongoing costs of sale	(24,000)
Net Proceeds of Sale	260,133
Less: Net Assets of GeneWize	(106,953)
Less: Value of warrants received	(480,000)
Gain/(Loss) on sale	$(326,820)

(6)	Represents the Consolidated Balance Sheet included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2011.

(7)	Represents the Consolidated Statements of Operations included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

(8)	Represents the Condensed Consolidated Statements of Operations included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2011 and 2010, as applicable.

(9)
Represents adjustments to eliminate the results of operations of the GeneWize Life Sciences that the Company believes are directly attributable to the sale and are factually supportable and will not continue after sale.

(10)	Represents warrants provided for and purchased in the Warrant Purchase Agreement.

HISTORICAL FINANCIAL STATEMENTS OF GENEWIZE LIFE SCIENCES, INC.

The following sets forth the unaudited condensed balance sheet as of September 30, 2011 and the unaudited condensed statement of operations and the unaudited condensed statement of cash flows for the nine months ended September 30, 2011 and 2010 and the twelve months ended December 31, 2010 and 2009 for GeneWize.  The statements are derived from, and should be read in conjunction with, our consolidated GeneLink, Inc. historical financial statements and notes thereto, as presented in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on April 1, 2011 (which financials are available in Annex B of this proxy statement), and our Quarterly Report on Form 10-Q for the period ended September  30, 2011 filed with the SEC on November 14, 2011 (which financials are available in Annex C to this proxy statement).

GENEWIZE LIFE SCIENCES, INC.
CONDENSED BALANCE SHEET
As of
September 30, 2011 and December 31, 2010 and 2009
(Unaudited)

	September 30	December 31
	2011	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$77,688	$73,320	$289,533
Accounts receivable	259,348	283,657	360,406
Inventory	-	-	490,047
Prepaid expense	36,388	37,498	3,606
Total current assets	373,424	394,476	1,143,592

PROPERTY AND EQUIPMENT	72,392	187,071	275,739

OTHER ASSETS	428	4,144	4,180
TOTAL ASSETS	$446,244	$585,691	$1,423,511

CURRENT LIABILITIES
Accounts payable and accrued expenses	190,583	248,694	655,620
Accrued compensation	78,179	79,740	116,272
Deferred revenue	70,500	91,634	114,098
Intercompany payable	2,522,554	2,199,667	2,418,332
Total current liabilities	2,861,816	2,619,736	3,304,323
Total liabilities	2,861,816	2,619,736	3,304,323

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, par value $0.01 per share; 1,000 shares authorized and 1 share issued and outstanding as of September 30, 2011.
Accumulated deficit	(2,415,572)	(2,034,044)	(1,880,812)
Total stockholders' equity (deficit)	(2,415,572)	(2,034,044)	(1,880,812)
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)	$446,244	$585,691	$1,423,511

GENEWIZE LIFE SCIENCES, INC
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended		Twelve Months Ended
	September 30		December 31
	2011	2010	2010	2009

Revenues	$3,779,259	$6,113,218	$7,832,795	$8,425,667
Less: Cost of goods sold	1,528,617	2,192,128	2,719,300	3,489,513

Gross profit	2,250,642	3,921,091	5,113,495	4,936,154

Expenses
Selling, general, and administrative	2,562,361	4,276,704	5,153,812	6,149,880

OPERATING LOSS	(311,719)	(355,613)	(40,317)	(1,213,725)

OTHER EXPENSES
Amortization and depreciation	70,000	84,141	111,456	75,326
Interest expense	1,887	660	1,433	8,649
	71,887	84,801	112,889	83,975

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(383,606)	(440,414)	(153,207)	(1,297,701)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(383,606)	$(440,414)	$(153,207)	$(1,297,701)

GENEWIZE LIFE SCIENCES
CONDENSED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2011 and 2010 and years ended December 31, 2010 and 2009
(unaudited)

	Nine Months Ended		Twelve Months Ended
	September 30		December 31
	2011	2010	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(383,606)	$(440,414)	$(153,207)	$(1,297,701)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,000	84,141	111,456	75,326
Changes in assets and liabilities
Receivables	24,309	115,128	76,749	145,902
Inventory	-	120,509	490,047	244,143
Prepaid expenses	1,111	(22,143)	(33,893)	38,810
Other assets	3,717	3,719	36	16,444
Accounts payable /accrued expenses	(56,033)	(180,492)	(406,927)	(1,428,914)
Accrued compensation	(1,561)	29,602	(36,532)	(12,391)
Deferred revenue	(21,134)	10,651	(22,464)	115,405
Inter-company	322,887	215,930	(218,689)	2,338,355
Net cash provided by (used in) operating activities	(40,312)	(63,370)	(193,424)	235,378

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	-	(23,600)	(22,788)	(116,808)
Disposition of equipment	44,679	-
Net cash used in investing activities	44,679	(23,600)	(22,788)	(116,808)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment on equipment leases	-	-		(60,269)
Net cash used in financing activities	-	-		(60,269)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,368	(86,969)	(216,212)	58,301

GENEWIZE LIFE SCIENCES
CONDENSED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2011 and 2010 and years ended December 31, 2010 and 2009
(unaudited) (cont.)

	Nine Months Ended		Twelve Months Ended
	September 30		December 31
	2011	2010	2010	2009
CASH AND CASH EQUIVALENTS, beginning of period	73,320	289,533	289,533	231,231

CASH AND CASH EQUIVALENTS, end of period	$77,688	$202,563	$73,320	$289,533

SUPPLEMENTAL SCHEDULE OF CASH RELATED ACTIVITIES:
Interest paid	$1,887	$660	$1,433	$8,649

Annex A

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of October 13, 2011 (the “Signing Date”), by and among Capsalus Corp., a Nevada corporation (the “Purchaser”) and GeneLink, Inc., a Pennsylvania corporation (the “Seller”).

WITNESSETH:

WHEREAS, the Seller owns all of the outstanding shares of capital stock (the “Shares”) of GeneWize Life Sciences, Inc., a Delaware corporation (the “Company”); and

WHEREAS, upon the terms and conditions and for the purchase price set forth herein, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1  Definitions.  For the purposes of this Agreement and the Ancillary Agreements:

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.  For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, “Affiliates” of the Purchaser shall include Gene Elite, LLC, Gene Pro Elite, LLC,  The Longaberger Company and any other marketing channels or entities that Purchaser may develop in the future.

“Affiliated Group” means a group of corporations with which the Company has filed consolidated, combined, unitary or similar Tax Returns.

 “Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by the Purchaser or an Affiliate of the Purchaser, relating to an Alternative Transaction).

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in New York, New York are closed either under applicable law or action of any Governmental Authority.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) (excluding any “multiemployer plan” (as defined in Section 3(37) of ERISA)) and any other plan, Contract or arrangement involving direct or indirect compensation, including insurance coverage, sick leave, disability, health benefits, vacation policies, severance benefits, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, stock awards, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation  that (i) is sponsored or maintained by the Company or the Seller for the benefit of any Employees or their beneficiaries, (ii) has been approved by the Company or the Seller for the benefit of any Employees or their beneficiaries but is not yet effective or (iii) was previously maintained by the Company or the Seller for the benefit of any Employees or their beneficiaries and with respect to which the Company has any liability.

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Employee” means any current director, officer or employee of the Company.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever other than restrictions on the transferability of securities arising under applicable securities laws.

“Gene Elite” means Gene Elite, LLC, an affiliate of the Purchaser.

“Governing Documents” means any charter, articles, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing.

“LDA” means that certain Licensing and Distribution Agreement entered into on the Signing Date by and between the Seller and Gene Elite.

“Liabilities” of any Person shall mean all obligations and liabilities or such Person (i) for Indebtedness (ii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under letters of credit or acceptance facilities, (v) secured by any lien, claim, charge, mortgage, pledge, security interest, equity, restriction or other encumbrance on the Company’s assets or property or (vi) in the nature of guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss, including guarantees of the obligations described in clauses (i) through (vi) above to any other Person.

“Management Agreement” means that certain Interim Management Agreement entered into on the Signing Date by and between the Company and the Purchaser.

“Person” means an individual, partnership, corporation, limited liability company or any other entity, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

“Superior Proposal” means a bona fide, unsolicited written Alternative Transaction Proposal made by a third party and received by the Board of Directors of the Seller or the Company that such Board of Directors determines in good faith, taking into account all legal, financial, regulatory, timing, and other aspects of the proposal and the Person making the proposal:  (a) is reasonably likely to be consummated on the terms proposed, (b) the consideration offered is greater than the Total Consideration, and (c) is otherwise on terms that in the reasonable opinion of such Board of Directors will result in a more favorable transaction to the shareholders of the Seller than the transactions contemplated by this Agreement.

“Tax” means, (a) any federal, state, local, foreign, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, whether disputed or not and including any obligations to indemnity or otherwise assume or succeed to the Tax liability of any other Person; and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph.  For the avoidance of doubt, the term “Tax” also includes any penalties relating to foreign bank account reports.

“Tax Return” means any report, return, declaration, claim for refund, notice, account or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE 2
THE TRANSACTION

Section 2.1  Sale and Purchase of Shares.  In accordance with the provisions of this Agreement, at the Closing, the Seller will sell, transfer and assign to the Purchaser, and the Purchaser will purchase and acquire from the Seller, all of the Shares, free and clear of any Encumbrances.

Section 2.2  Purchase Price. Subject to the other terms and provisions of this Agreement, the purchase price to be paid by the Purchaser to the Seller for the Shares shall be an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Purchase Price”).

Section 2.3  Earnout Consideration.

(a)      Calculation of Earnout Consideration:  The Purchaser shall pay to the Seller earn-out consideration (“Earnout Consideration,” together with the Purchase Price, the “Total Consideration”) of the greater of (1) Twenty Five Thousand and 00/100 Dollars ($25,000) per calendar month (the “Monthly Base Amount”) or (2) 15% of the Company’s Gross Revenues generated during the preceeding calendar month (the “Monthly Earnout Amount” each of which shall be the “Monthly Earnout” in the applicable calendar month).  The Purchaser shall pay the Monthly Earnout as provided in Section 2.3(b), beginning as of the second full calendar month following the Closing Date and ending sixty (60) calendar months thereafter.  “Gross Revenues” shall mean all revenues realized by the Company excluding returns, discounts and allowances.

(b)      Payment of Earnout Consideration. On the last day of each month that a Monthly Earnout is payable, the Purchaser shall pay to the Seller the Monthly Base Amount on or before the last day of each such month.  Not later than ten (10) days after the end of each calendar month in which the Purchaser must pay the Seller the Monthly Earnout (the “Earnout Period”), the Purchaser shall provide to the Seller a written notice containing its calculation of the amount, if positive, that is the difference of (i) the Monthly Earnout Amount less (ii) the Monthly Base Amount (the “Earnout Gross Up Amount”), together with reasonably detailed data supporting such calculation (the “Earnout Notice”).  The Purchaser shall give the Seller and its advisors timely access to all books and records reasonably required to verify such calculations.  Not later than fifteen (15) days after receipt of the Earnout Notice (the “Earnout Review Period”), the Seller may deliver a dispute notice to the Purchaser (the “Dispute Notice”), notifying the Purchaser of the Seller’s proposed adjustments to, or disputes with, the Purchaser’s calculations.  If the Seller does not deliver a Dispute Notice during the Earnout Review Period, the Purchaser shall, within thirty (30) days after the end of each Earnout Period, pay the Seller the Earnout Gross Up Amount indicated in the Earnout Notice.  If there is a dispute, the Purchaser shall, within thirty (30) days after the end of each Earnout Period pay the Seller the portion of the Earnout Gross Up Amount that is not in dispute and the parties shall in good faith attempt to resolve any disputes.  If the parties can resolve such dispute within thirty (30) days after the receipt by the Purchase of the Dispute Notice, then such agreed upon amount shall be the Earnout Gross Up Amount and the Purchaser shall pay Seller any remaining Earnout Gross Up Amount then due and payable.  If the parties cannot reach agreement in resolving any dispute within such thirty (30) day time period after the Dispute Notice is given by the Seller to the Purchaser, the parties shall jointly select and engage an independent accounting firm (other than the Purchaser’s or the Seller’s accounting firm) (the “Arbiter”) to resolve any remaining disputes regarding the Earnout Gross Up Amount.  If the parties cannot agree on the selection of an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties.  Promptly, but no later than twenty (20) calendar days after acceptance of its appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Purchaser and the Seller, each containing a computation of Earnout Gross Up Amount and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the Earnout Gross Up Amount.  Such written report shall be conclusive and binding on the parties.  All proceedings conducted by the Arbiter shall take place in the Company’s corporate offices.  In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.3 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs and expenses of the Arbiter shall be jointly paid by the Purchaser and the Seller.

(c)      Total Consideration:  The Total Consideration payable to the Seller under this Agreement shall not exceed an aggregate of Five Million and 00/100 Dollars ($5,000,000), including the Purchase Price.

Section 2.4  Cash Adjustment. The parties acknowledge that on the Signing Date, the Company and the Purchaser are entering into the Management Agreement.  Pursuant to the Management Agreement, a cash adjustment is to be made effective October 1, 2011, whereby the sum of cash and cash equivalents, accounts receivable, inventory, prepaid expenses and deposits, including credit card reserves less the Company’s Liabilities is to equal Zero and 00/100 Dollars ($0) (the “Quick Assets”).  It is contemplated that an appropriate adjustment will have been made between the parties as of the effective date of the Management Agreement.  To the extent that the Quick Assets are greater or less than zero (0) at the time of the Closing, the deficit or surplus of such variance shall be the responsibility or benefit of the Purchaser or Seller, as applicable.

Section 2.5  LDA Amount.  Pursuant to the LDA and as more particularly described in Schedule 3.2 attached thereto, Gene Elite is obligated to advance One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000) (the “LDA Amount”).  As set forth in the LDA, (i) One Million and 00/100 Dollars ($1,000,000) of the LDA Amount is to be paid on the Signing Date (the “LDA Signing Amount”) and (ii) Five Hundred Thousand and 00/100 Dollars ($500,000) of the LDA Amount (the “Remaining LDA Payment”) is to be paid as of the Closing.

Section 2.6  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 at 10:00 a.m. New York City time or at such other time and place as the Seller and the Purchaser may agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.7  Closing Deliveries; Form of Payment.

(a)          Seller Closing Deliveries.  At the Closing, the Seller shall deliver to the Purchaser:

(i)           a certificate of the secretaries of the Seller and the Company in his or her representative capacity, dated as of the Closing Date, certifying as to the Seller and the Company which he or she represents (A) that true and complete copies of the Governing Documents of such entity, as in effect on the Closing Date (including any amendments thereof), are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer executing this Agreement, and (C) as to the genuineness of the resolutions (attached thereto) of the Seller’s board of directors authorizing the execution, delivery and performance of this Agreement;

(ii)          certificates representing the Shares, duly endorsed in blank or accompanied by stock powers or a stock transfer form duly executed in blank in form reasonably satisfactory to the Purchaser sufficient to transfer the Shares to the Purchaser free and clear of all Encumbrances;

(iii)         the Closing Certificates; and

(iv)        certificates of good standing, dated not more than five (5) Business Days prior to the Closing Date with respect to the Seller and the Company issued by the presiding Government Authority of the jurisdiction in which each entity was formed.

(b)          At the Closing, the Purchaser will deliver or cause to be delivered to the Seller:

(i)           the Closing Payment by wire transfer of immediately available funds in U.S. dollars to the account specified by the Seller; and

(ii)          a certificate, dated as of the Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Section 6.2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows, except as set forth on the disclosure schedule delivered by the Seller to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”):

Section 3.1            Organization and Good Standing.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted.  The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires.

Section 3.2            Authority and Enforceability.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement and thereby by the Seller has been duly authorized by all necessary action on the part of the Seller.  The Seller has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes the valid and binding obligation of the Seller enforceable against Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws governing specific performance, injunctive relief and other equitable remedies.

Section 3.3           No Conflict.

(a)          Neither the execution, delivery and performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated by this Agreement, will (i) conflict with or violate the Seller’s or the Company’s Governing Documents, (ii) except as disclosed in Section 3.3 of the Seller Disclosure Schedule, result in a breach or default under, or create in any Person the right to terminate, cancel, accelerate or modify, or require any notice, consent or waiver under, any Contract to which the Seller or the Company is a party or to which any of the assets or properties of the Seller or the Company are subject, or (iii) violate any law or judgment applicable to the Seller or the Company.

(b)         Except as set forth in Section 3.3 of the Seller Disclosure Schedule, no consent, waiver, approval, order, permit, Governmental Authorization or other authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Seller or the Company in connection with (i) the execution and delivery of this Agreement, the compliance by the Seller and the Company with any of the provisions hereof, or the consummation of the transactions contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Governmental Authorization or Contract of the Company.

Section 3.4           Capitalization and Ownership. The authorized capital stock of the Company and the number of shares of such capital stock that are issued and outstanding, and the beneficial and record ownership thereof, are set forth on Section 3.4 of the Seller Disclosure Schedule.  The Seller is the sole record holder and beneficial owner of all of the Shares, free and clear of all Encumbrances.  Upon payment in full of the Closing Payment, good and valid title to the Shares will pass to the Purchaser, free and clear of any Encumbrances, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable.  There are no Contracts to which either the Seller or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Seller or the Company is a party or which are binding upon the Seller or the Company providing for the issuance or redemption of any of the Shares.

Section 3.5          Financial Statements.  Attached as Section 3.5 of the Seller Disclosure Schedule is (a)  the unaudited, consolidated balance sheet of the Company as of December 31, 2010 and the related unaudited consolidated statement of income for the year ended December 31, 2010 and (ii) the unaudited, consolidated balance sheet of the Company as at August 31, 2011 (the “Balance Sheet Date”) and the related consolidated statement of income of the Company for the eight (8) month period then ended (the “Financial Statements”).  The Financial Statements (x) present fairly in all material respects the financial positions of the Company as of the dates of such Financial Statements and the results of operations for the Company as of such date, in conformity with U.S. GAAP and (y) are prepared in accordance with the books and records of the Company.

Section 3.6           No Undisclosed Liabilities.  The Company does not have any Liabilities as of the date of this Agreement that would be required to be reflected on the Financial Statements in accordance with U.S. GAAP except for Liabilities (i) reflected, reserved against or otherwise disclosed in the Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, or (iii) disclosed herein or in the Seller Disclosure Schedule, including Section 3.6 thereof.

Section 3.7           Absence of Certain Changes and Events.  From January 1, 2011 to the date of this Agreement, the Company has operated its business in the ordinary course of business, and except as set forth on Section 3.7 of the Seller Disclosure Schedule, there has not been any:

(a)          change in the Company’s authorized or issued shares or other equity interests; grant of any option or right to purchase shares of the Company; issuance of any security convertible into such shares; grant of any registration rights; purchase, redemption, retirement or other acquisition by the Company of any shares; or declaration or payment of any dividend or other distribution or payment with respect to any Shares;

(b)          amendment to the Governing Documents of the Company;

(c)          damage to or destruction of any asset or property of the Company, whether or not covered by insurance, having a replacement cost of more than $10,000 for any single loss or $50,000 for all such losses;

(d)          sale (other than in the ordinary course of business), lease or other disposition of any asset or property of the Company;

(e)          material change in the accounting methods used by the Company;

(f)          declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(g)          award or payment of any bonuses to Employees of the Company, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s Employees or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such Employees;

(h)          making or rescinding of any election relating to taxes or settled or compromised any claim relating to taxes;

(i)           entry into any Contract, or modification or extension of any Contract;

(j)           making of any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to the Seller or any director, officer, partner, stockholder or Affiliate of the Seller;

(k)          mortgage, pledge or Encumbrance incurred upon any properties or assets of the Company;

(l)           making of, or commitment to make, any capital expenditures or capital additions or betterments;

(m)         issuance, creation, assumption, guarantee, endorsement or incurrence of any other liability or responsibility with respect to (whether directly, contingently, or otherwise) any Indebtedness;

(n)         grant of any license or sublicense of any rights under or with respect to any material Intellectual Property;

(o)          institution or settlement of any proceeding involving amounts in excess of $10,000; or

(p)          Contract, commitment, arrangement or understanding agreed upon or entered into by the Company to do any of the foregoing.

Section 3.8  Properties and Assets; Encumbrances.

(a)           The property and assets that the Company owns are free and clear of all Encumbrances.  With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to its knowledge, holds a valid leasehold interest free of any Encumbrances.  The Company does not own any real property.  Section 3.8(a) sets forth all real property and interests in real property leased by the Company (the “Company Properties”).  All of the Company Properties and buildings, fixtures and improvements thereon are in good operating condition (ordinary wear and tear excepted), and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted).  The Seller has delivered to the Purchaser true, correct and complete copies of leases, together with all amendments, modifications or supplements, if any, thereto (the “Real Property Leases”).  The Company Properties are not subject to any leases or rights of occupancy, other than the leases.  Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, there does not exist any actual or threatened or contemplated, condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Seller nor the Company has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.  No event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company or any other party under any Real Property Lease.

(b)           Except as set forth in Section 3.8(b) of the Seller Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all of the items of material tangible personal property used in the business of the Company (except as sold or disposed of subsequent to the date thereof in the ordinary course of business and not in violation of this Agreement), free and clear of any and all Encumbrances.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).  Section 3.8(b) of the Seller Disclosure Schedule sets forth a list of leases of personal property held by the Company as of the date of this Agreement that are material to the operation of the business.

Section 3.9  Intellectual Property.  Section 3.9 of the Seller Disclosure Schedule lists all Company Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. No product or service marked or sold (or proposed to be marked or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements or as set forth in Section 3.9 of the Seller Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, Encumbrances or shared ownership interest of any kind relating to the Company Intellectual Property or any Intellectual Property used by the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its Employees for its use in connection with the Company’s business.  To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment or engagement by the Company.  Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted.

Section 3.10 Contracts.

(a)           Section 3.10(a) of the Seller Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Contract to which the Company is a party, which:

(i)           includes a term extending more than one (1) year beyond the date of this Agreement;

(ii)          involves future annual expenditures or receipts by the Company in excess of $5,000 in the aggregate during the term thereof;

(iii)         pursuant to which the Company sells products to customers or vendors;

(iv)         relates to the borrowing of money or guarantying any obligation for borrowed money or otherwise, including any Contract that is a (A) mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money, (B) letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which the Company is the beneficiary, but excluding endorsements of instruments for collection) or (C) currency or interest rate swap, collar or hedge agreements;

(v)          affects the ownership of, leasing of, title to, use of, or any other possessory interest in any Company Properties;

(vi)         pursuant to which the Company uses Intellectual Property owned by a third party, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which the Company is the licensee;

(vii)        involves any labor union or other employee representative of a group of employees;

(viii)      creates a partnership or joint venture with any other Person;

(ix)         contains covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business, to compete with any Person or solicit or hire any person with respect to employment;

(x)          pursuant to which the Company extends a written warranty, guaranty or other similar undertaking with respect to contractual performance;

(xi)         provides for payments to Employees as a result of the transactions contemplated by this Agreement;

(xii)        involves the sale of any of the assets of the Company other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of the Company’s assets;

(xiii)       relates to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(xiv)       obligates the Company to provide or obtain products or services for a period of one (1) year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xv)        under the terms thereof, the Company has made advances or loans to any other Person;

(xvi)       provides for severance, retention, change in control or other similar payments;

(xvii)      provides for the employment of any individual on a full-time, part-time or consulting or other basis; and

(xviii)     is otherwise material to the Company.

The Contracts listed in Section 3.10(a) of the Seller Disclosure Schedule are referred to in this Agreement as the “Material Contracts”.

(b)           With respect to each such Material Contract, neither the Company party to the Material Contract nor any other party to the Material Contract is in breach or default under any material provisions of such Material Contract except for such breaches or defaults as to which requisite waivers or consents have been issued or obtained.  No event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of the Company or any other party under any Material Contract.  Upon consummation of the transactions contemplated by this Agreement, each Material Contract will, except as otherwise stated in Section 3.10(b) of the Seller Disclosure Schedule, continue in full force and effect without penalty or other adverse consequence triggered by the consummation of the transactions contemplated by this Agreement.  Each Material Contract is enforceable as to the Company in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  From January 1, 2011 to the date hereof, (i) no party to any of the Material Contracts has exercised any termination rights with respect thereto, (ii) no party has given written notice of any significant dispute with respect to any Material Contract, and (iii) no party has provided written notification to the Seller or the Company that it will stop or, other than generally applicable price increases, materially alter the pricing or terms of any Material Contract.  The Seller has delivered to the Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

Section 3.11 Tax Matters.

(a)           (i) All Tax Returns required to be filed by or on behalf of the Company and any Affiliated Group of which the Company is or was a member have been duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns have at all times been and remain true, complete and correct in all material respects and were prepared in substantial compliance with all applicable laws and regulations; and (ii) all Taxes payable by or on behalf of the Company and any Affiliated Group of which the Company is or was a member have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company.  There are no Encumbrances for unpaid Taxes upon any of the assets of the Company.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid by any Governmental Authority in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)           The Purchaser has received complete copies of (i) all federal, state, and local income or franchise Tax Returns of or relating to the Company since January 1, 2007 and (ii) any audit report or statement of deficiency issued within the last three (3) years relating to any Taxes due from or with respect to the Company.

(d)           No federal, state, or local tax audits or administrative or judicial Tax proceedings are pending, being conducted, or have been conducted with respect to the Company.  Neither the Company nor any Affiliated Group of which the Company is or was a member has received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Affiliated Group of which the Company is or was a member.

(e)           The Company is not a party to any contract, agreement, plan or arrangement that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G and (ii) any amount that will not be fully deductible as a result of Code §162(m).

(f)            The Company has not been a U.S. real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  The Company disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

(g)           The Company is not a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) other than with the Seller.  The Company (A) has never been a member of any consolidated, combined, affiliated or unitary group of corporations filing a consolidated return for any Tax purposes (other than a group the parent of which was the Seller); and (B) does not have any liability for the Taxes of any Person under Treasury Regulations §1.1502-6, as a transferee or successor, by contract, or otherwise.

(h)           The Company has not received any written claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(i)            Neither the Company nor the Seller nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law or has any knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of law with respect to the Company, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(j)            The Company is not (A) currently the subject of any agreement or ruling in respect of Taxes with any Governmental Authority, and no such agreement or ruling is pending; or (B) entitled to any Tax holiday, Tax credit, or other similar Tax incentive or benefit from any jurisdiction (other than such benefits as are generally available to all Persons engaged in business and subject to tax as a resident in such jurisdiction), which would be subject to forfeiture, recapture, or other recovery by the Governmental Authority granting such benefit in connection with the transactions contemplated hereby or in connection with any dissolution, or cessation of business in, or withdrawal of assets from or a reduction of the number of employees in the relevant jurisdiction.

(k)           The Company has, within applicable time limits, preserved all material records required by law to be preserved and all other material records required for the delivery of correct and complete Tax Returns or the computation of any Tax.

(l)            Neither the Company nor any Affiliated Group of which the Company is or was a member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; or (vii) income that accrued in, or is attributable to, a prior taxable period but that was not included in taxable income for that or another prior taxable period;

(m)           Neither the Company nor any Affiliated Group of which the Company is or was a member is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations §1.6011-4(b).

Section 3.12 Employee Benefit Matters.

(a)           Section 3.12(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all Company Plans.

(i)           There is no Liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C) Sections 412 and 4971 of the Code, in each case, that would be Liability of Purchaser or the Company following the Closing.  The Company has not contributed to or has had an obligation to contribute to any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code within the last six (6) years of the date of this Agreement.

(ii)          Correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to the Purchaser by the Sellers, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the three (3) most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to Employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(iii)         The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Laws and regulations, and neither the Seller nor the Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(iv)        Each Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has, as of the date of this Agreement, received a favorable determination letter or opinion letter from the Internal Revenue Service, and nothing has occurred that would reasonably be expected to adversely affect such Company Plan’s qualified or tax-exempt status.

(v)          All contributions (including all employer contributions and employee salary reduction contributions) required to have been made by the Company under any of the Company Plans by law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with U.S. GAAP are duly and fully provided for on the Financial Statements.

(vi)         There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims) that would result in a Liability for the Company.

(vii)       None of the Company Plans providing benefits to Employees of the Company provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has materially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(viii)      Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan in each case that would be a Liability of Purchaser or the Company.

(ix)         There are no Company Plans to which the Company is a party or otherwise has liability that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) subject to Section 409A of the Code.  The Company does not have any commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A of the Code.

(b)           Section 3.12(b) of the Seller Disclosure Schedule lists, by individual name, each Employee who has a change of control agreement, and the Seller has delivered to the Purchaser true, correct and complete copies of all change of control agreements together with all amendments, modifications or supplements thereto.

Section 3.13 Employment and Labor Matters.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any collective bargaining agreement and no petition has been filed or proceedings instituted by any Employee or group of Employees of the Company with any labor relations board seeking recognition of a bargaining representative.  Except as set forth in Section 3.13 of the Seller Disclosure Schedule, there is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or threatened between the Company on the one hand, and any of its Employees, on the other hand.  As of the date of this Agreement, there is no organizing activity involving the Company pending or threatened by any labor organization or group of Employees.  There are no complaints, charges or claims against the Company pending or threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  The Company (i) has no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, (ii) is in compliance in all material respects with all applicable laws respecting employment, employment practices, labor relations, employment discrimination, health and safety, terms and conditions of employment and wages and hours, and (iii) has not received any written remedial order or notice of offense under applicable occupational health and safety law.  The Company has not incurred, and does not reasonably expect to incur, any liability or obligation under the WARN Act, and the regulations promulgated thereunder, or any similar state or local law which remains unsatisfied.

Section 3.14 Environmental, Health and Safety Matters.

(a)           The Company is and has been in compliance in all material respects with all Environmental Laws.  There has been no release or threatened release by the Company of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company.  There have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States.  To the Seller’s knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

(b)           For purposes of this Section 3.14, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of Employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

Section 3.15 Governmental Authorizations.  The Company has all Governmental Authorizations that are necessary for it to conduct its business in the manner in which it is presently conducted.  The Company is in compliance in all material respects with all Governmental Authorizations that are necessary for it to conduct its business in the manner in which it was being conducted at the applicable time.  There are no proceedings pending or threatened, relating to the suspension, revocation or modification of any Governmental Authorization.  The representations and warranties contained in this Section 3.15 are intended to apply generally to all matters falling within their scope and, thus, notwithstanding any other representations and warranties contained in this Agreement that cover any such matters with more particularity, such other representations and warranties will be deemed to apply in addition to, and not in limitation of, the more broad representations and warranties of general applicability contained in this Section 3.15.

Section 3.16 Compliance with Laws.

(a)           The Company is in compliance in all material respects with all laws applicable to it or the conduct of its business or the ownership or use of its properties and assets.  The Company has not received any written notice of or been charged with the violation of any laws.  To the Seller’s knowledge except as set forth in Section 3.16 of the Seller Disclosure Schedule the Company is not under investigation with respect to the violation of any laws, and there are no facts or circumstances which could form the basis for any such violation, in each case.  The representations and warranties contained in this Section 3.16 are intended to apply generally to all matters falling within their scope and, thus, notwithstanding any other representations and warranties contained in this Agreement that cover any such matters with more particularity, such other representations and warranties will be deemed to apply in addition to, and not in limitation of, the more broad representations and warranties of general applicability contained in this Section 3.16.

(b)           To the Seller’s knowledge, except as forth in Section 3.16 of the Seller Disclosure Schedule, there is no legal or governmental proceeding to which the Seller or the Company is a party or of which any property or assets of the Company or any of its subsidiaries is the subject, including any proceeding before the United States Food and Drug Administration of the U.S. Department of Health and Human Services, the United States Federal Trade Commission, the United States Government Accounting Office or any comparable federal, state, local or foreign governmental bodies.  For the avoidance of doubt, for the purposes of this Section 3.16(b), “proceeding” includes any formal investigations, correspondence, or written inquiries regarding the Seller, the Company or any property or assets owned by the Seller or the Company or used in connection the Seller’s or the Company’s operation or business.

Section 3.17 Legal Proceedings.  As of the date of this Agreement, there is no proceeding pending or threatened: (i) against either the Seller that questions or challenges the validity of this Agreement or the ability of the Seller to consummate any of the transactions contemplated by this Agreement; or (ii) against the Company or any of its properties or assets.  Other than as disclosed on Section 3.17(a) of the Seller Disclosure Schedule, the Company is not subject to any outstanding judgment.  Section 3.17(b) of the Seller Disclosure Schedule sets forth a list of those Proceedings that have been pending during the last three (3) years prior to the date of this Agreement that, if adversely determined, are, or would have been, reasonably likely to result in a liability in excess of $50,000 by the Company.

Section 3.18 Insurance.  The Company holds, or there are applicable to the Company, insurance policies in full force and effect (i) for such amounts as are sufficient for all requirements of law and all agreements to which the Company is a party or by which it is bound, and (ii) which are in such amounts, with such deductibles and against such risks and losses, as are, in the Seller’s judgment, reasonable for the business, assets and properties of the Company.  Set forth in Section 3.18 of the Seller Disclosure Schedule is a list of all insurance policies and all fidelity bonds as of the date hereof held by or applicable to the Company setting forth, in respect of each such policy, the policy number, carrier, term, type and amount of coverage, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled within the last two (2) years and no threat has been made to cancel any insurance policy of the Company during such period.  Except as noted on Section 3.18 of the Seller Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  No event has occurred as of the date hereof, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

Section 3.19 Accounts and Notes-Receivable and Payable.

(a)           The Company has no notes receivable.  All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business consistent with past practice.  None of the accounts receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b)           All accounts payable of the Company reflected in the Financial Statements or arising after the Balance Sheet Date are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

Section 3.20 Related Party Transactions.

(a)           As of the date hereof, other than, in the case of Employees of the Company, salaries, benefits and other transactions pursuant to Company Plans, no employee, officer, consultant or director of the Company (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, or (iv) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company other than the Seller.

(b)           Section 3.20(b) of the Seller Disclosure Schedule sets forth a list of all Contracts and commercial dealings between or among the Seller and/or any of its Affiliates, on the one hand, and the Company, on the other hand (each an “Affiliate Contract”) and identifies and details the aggregate dollar amounts of all purchase and sale transactions between or among the Seller and/or any of its Affiliates, on the one hand, and the Company, on the other hand.  Section 3.20(b) of the Seller Disclosure Schedule also details all properties and/or services shared (directly or indirectly) between or among, or utilized (directly or indirectly) by both, the Seller and/or any of its Affiliates, on the one hand, and the Company, on the other hand.

Section 3.21	Customers and Suppliers.

(a)           Section 3.21(a) of the Seller Disclosure Schedule sets forth a list of the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom during the fiscal year ending December 31, 2010 and the completed portions of the fiscal year from January 1, 2011 to August 31, 2011 showing the approximate total purchases by the Company from each such supplier, during such period.

(b)           From the Balance Sheet Date to the date hereof, none of the suppliers set forth in Section 3.21(a) of the Seller Disclosure Schedule has provided written notification to the Seller or the Company that it will stop or, other than generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Company.

(c)           As of the Signing Date, the Seller has provided the Purchaser with access to all (i) customer contact and other information necessary for operation of or used in connection with the Company and (ii) computer software or programs or other Company Intellectual Property used in connection with the business of the Company, including any such software or programs used in connection with customer sales or commission tracking.

Section 3.22 Certain Payments.  Neither the Company, nor any director, officer, employee, consultant, or other Person acting on it’s behalf, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business for the Company, (B) to pay for favorable treatment for business secured by the Company, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (D) in violation of any Law, or (ii) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company

Section 3.23 Brokers Fees.  Except as set forth in Section 3.23 of the Seller Disclosure Schedule, neither the Company nor the Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which the Purchaser would become liable or obligated or for which the Company, after the Closing Date, will have any continuing obligation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”):

Section 4.1  Organization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

Section 4.2  Authority and Enforceability.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser.  The Purchaser has duly and validly executed and delivered this Agreement.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the Seller and the other parties thereto, this Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws governing specific performance, injunctive relief and other equitable remedies.

Section 4.3  No Conflict.

(a)           Neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will conflict with or violate Purchaser’s Governing Documents.

(b)           No consent, waiver, approval, order, permit, Governmental Authorization or other authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement, respectively, the compliance by the Purchaser with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby.

Section 4.4  Legal Proceedings.  There is no Proceeding pending against the Purchaser that questions or challenges the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS

Section 5.1  Access and Investigation.  Until the Closing and upon reasonable advance notice from the Purchaser (except as may be necessary to comply with law), the Seller will, and will cause the Company to, allow the Purchaser and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours and without unreasonable interference with the operation of the business of the Company to (a) the Company properties and facilities (including all the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), (b) the Company’s books, financial information (including working papers and data in the possession of the Company or the Seller or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company systems of internal control), (c) Contracts and records of the Company, (d) such other materials and information about the Company as the Purchaser may reasonably request and (e) members of management of the Company as the Purchaser may reasonably request.  The Purchaser will, and will cause its representatives to, hold confidential all information so obtained in accordance with the terms of the Confidentiality Agreement.

Section 5.2  Operation of the Businesses of the Company.

(a)           Until the Closing, except as otherwise set forth in this Agreement, the Seller Disclosure Schedule or as otherwise consented to by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will cause the Company to:

(i)           conduct its business in the ordinary course of business in all material respects; and

(ii)          use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers).

(b)           Until the Closing, except as otherwise set forth in this Agreement, the Seller Disclosure Schedule or as otherwise consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Seller will not cause or permit the Company to:

(i)           amend its Governing Documents;

(ii)          transfer, issue, sell, dispose or, pledge or encumber any shares of its capital stock or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;

(iii)         declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than dividends and other distributions payable solely in cash;

(iv)        effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company;

(v)          terminate, amend, restate, supplement or waive any rights under any Material Contract or Real Property Lease, other than in the ordinary course of business;

(vi)         waive, compromise, cancel or release any debt, right or claim of a material value to the Company other than in the ordinary course of business;

(vii)        acquire, by merger or consolidation with another entity, by purchase or otherwise, any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company, other than in the ordinary course of business;

(viii)       issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness from third parties;

(ix)         enter into any commitment for capital expenditures of the Company in excess of $5,000 for any individual commitment and $10,000 for all commitments in the aggregate;

(x)          make a change in its accounting or tax reporting principles, methods or policies;

(xi)         enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xii)        settle or compromise any pending or threatened proceeding or any claim or claims, in each case involving an amount individually in excess of $5,000;

(xiii)       change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xiv)       take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xv)        make or change any material Tax election, settle or compromise any material Tax liability, file any material Tax Return, amend any Tax Return, or enter into any closing or other Tax agreement with a Government Authority; or

(xvi)       agree to do anything (A) prohibited by this Section 5.2, or (B) intended to make any of the representations and warranties of the Seller in this Agreement or instruments or documents delivered in connection herewith or therewith untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied.

Section 5.3  Consents and Filings; Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions provided in this Section 5.3, the Seller will use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement.  All such consents, waivers, approvals and notices will be in writing and in form and substance satisfactory to the Purchaser, and executed counterparts of such consents, waivers and approvals will be delivered to the Purchaser promptly after receipt thereof, and copies of such notices will be delivered to the Purchaser promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither the Seller nor any of its Affiliates, nor the Purchaser nor any of its Affiliates (which for purposes of this sentence will include the Company), will be required to pay any amounts in connection with obtaining any consent, waiver or approval.

(b)           Subject to, and not in limitation of, Section 5.3(a), the Seller will, and will cause the Company to, and the Purchaser will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(c)           Notwithstanding the any provision within this Agreement to the contrary, subject to the provisions of Section 5.8, the Seller shall use best efforts to secure the stockholder votes necessary to approve the transactions contemplated by this Agreement.

Section 5.4  Non-Solicitation; Confidentiality.

(a)           The parties agree to continue to abide by that certain Non-Disclosure & Confidentiality Agreement between the Seller and the Purchaser, dated July 11, 2011 (the “Confidentiality Agreement”), which will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)           After the Closing, the Seller will not and will cause its Employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Purchaser, the Company Information, except to the extent compelled by law or to the extent that such Company Information (i) must be disclosed in connection with the obligations of the Seller pursuant to this Agreement or (ii) can be shown to have been in the public domain through no fault of the Seller.  Notwithstanding the foregoing, in no event will this Section 5.4(a) limit or otherwise restrict the right of the Seller to disclose such Company information (i) to its and its Affiliates’ respective directors, officers, employees, consultants, agents and advisors to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any proceeding relating to the enforcement of this Agreement, and (iii) in connection with its indemnification obligations under this Agreement.  “Company Information” means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.

(c)           For a period of eighteen (18) months from and after the Closing Date, the Seller will not, and will cause its directors, officers, consultants, employees and Affiliates not to, directly or indirectly hire, solicit or assist others in soliciting the employment of any of the Employees of the Company unless such Employee is also an employee, advisor or consultant of the Seller; provided, however, nothing in this Agreement will prohibit or limit (i) the Seller from making general employment solicitations through public advertisements, or (ii) solicitations by employee search firms engaged by the Seller but not directed by the Seller towards any such Employee of the Company or prohibit or limit the Seller from hiring any individuals who respond to such solicitations.

(d)           The covenants and undertakings contained in this Section 5.4 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.4 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 5.4 will be inadequate.  Therefore, the Purchaser will be entitled to seek temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.4 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 5.4 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

(e)           The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.4 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

Section 5.5  Public Announcements.  Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party unless required by applicable securities law or securities listing standards (in the reasonable opinion of counsel to the disclosing party) in which case the Seller and the Purchaser will have the right to review such press release or other announcement prior to issuance, distribution or publication.

Section 5.6  Post-Closing Cooperation.

(a)           The Purchaser and the Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Business from the Seller to the Purchaser and to minimize any disruption to the Business and the other respective businesses of the Seller and the Purchaser that might result from the transactions contemplated hereby.  After the Closing, upon reasonable written notice, the Purchaser and the Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b)           After the Closing, upon reasonable written notice, the Purchaser and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the transaction contemplated hereby (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return.  The Seller and the Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business.  In the event that the Seller shall after the Closing take any position in any state or Tax return, or reach any settlement or agreement on audit, which is in any manner inconsistent with any position taken by the Seller in any filing, settlement or agreement made by the Seller prior to the Closing and such inconsistent position (i) requires the payment by the Purchaser of more Tax than would have been required to be paid had such position not been taken or such settlement or agreement not been reached or (ii) accelerates the time at which any Tax must be paid by the Purchaser, or the Seller, as the case may be, shall provide timely and reasonable notice to the Purchaser of such position.

(c)           After the Closing, the Purchaser agrees, and agrees to cause the Company to, give the Seller access and copies to any records or documentation and to otherwise provide assistance to the Seller, at no charge to the Seller, in connection with any governmental or regulatory investigations, inquiries or other similar proceedings.

(d)           Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to Section 5.6(a) and (b).  Neither party shall be required by this Section 5.6 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Purchaser, the Business).

Section 5.7  No Shop.

(a)           The Seller will not, and will not permit its respective Affiliates, directors, officers, Employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests of the Company other than the transactions contemplated by this Agreement (an “Alternate Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Alternate Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Alternate Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)           The Seller will (and will cause its Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser) conducted heretofore with respect to any Alternate Transaction.  The Seller agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

(c)           Notwithstanding anything to the contrary contained in Section 5.8(a), Section 5.8(b) or elsewhere in this Agreement, in the event that the Seller or the Company receives after the date of this Agreement and prior to obtaining the approval of the shareholders of the Seller contemplated by Section 5.3(c) an unsolicited, bona fide written Alternative Transaction Proposal which the Board of Directors of the Seller or the Company reasonably determines to be a Superior Proposal, the Seller and the Company may then take the following actions:

(i)            Furnish any information with respect to the Seller and the Company to the Person or group (and their respective Representatives) making such Alternative Transaction Proposal; provided, that (A) prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, and (B) contemporaneously with furnishing any such information to such Person or group, it furnishes such information to Purchaser; and

(ii)           Engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

Nothing contained herein shall prevent the Seller from disclosing to the shareholders of the Seller a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Transaction Proposal if the Seller determines that failure to disclose such position would be reasonably likely to be inconsistent with applicable Law.

(d)           Notification.  In addition to the obligations of the Parties set forth in this Section 5.8, as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Transaction Proposal, any request for nonpublic information, or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Transaction Proposal, the Seller shall provide the Purchaser with written notice of the material terms and conditions of such Alternative Transaction Proposal, request, or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request, or inquiry, and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request, or inquiry. In addition, the Seller shall provide the Purchaser as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep the Purchaser fully informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Transaction Proposal, request, or inquiry, and shall provide, as promptly as reasonably practicable, to the Purchaser a copy of all material written materials provided by or to the Seller its, or any of its Representatives in connection with such Alternative Transaction Proposal, request, or inquiry.

(e)           Changes of Recommendation; Termination.  The Board of Directors of the Seller thereof shall not, directly, or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to the Purchaser) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to the Purchaser), the approval, recommendation, or declaration of advisability by such Board of Directors of this Agreement, or the transactions contemplated hereby, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Alternative Transaction Proposal, or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or the Seller or any of their Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement or understanding (A) constituting, or relating to, any Alternative Transaction Proposal, or (B) requiring it (or that would require it) to abandon, terminate, or fail to consummate any other Transaction (any of the foregoing actions being referred to herein as an “Adverse Recommendation Change”).  Notwithstanding anything to the contrary set forth in this Section 5.8(e) or in any other provision of this Agreement, the Board of Directors of the Seller may, solely in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(f) and concurrently enter into a definitive agreement with respect to such Superior Proposal and make an Adverse Recommendation Change to its shareholders, if, and only if, all of the following conditions in clauses (i) through (vi) are met:

(i)            such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Seller has not been obtained;

(iii)          the Seller has (A) provided to the Purchaser five (5) Business Days’ prior written notice that states (1) the Seller has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal) and copies of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal, and (3) it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by the Purchaser, engaged in good faith negotiations with the Purchaser to amend this Agreement in such a manner that the Alternative Transaction Proposal ceases to constitute a Superior Proposal;

(iv)          the Board of Directors of the Seller has determined in good faith that, in light of such Superior Proposal and taking into account any revised terms offered by the Purchaser, the failure to terminate this Agreement and accept the Superior Proposal would reasonably be likely to constitute a breach of its fiduciary duties under applicable law; and

(v)           the Seller pays all fees and expenses as required pursuant to Section 7.2(c).

Section 5.8  Notification of Certain Matters.  The Seller will give notice to the Purchaser and the Purchaser will give notice to the Seller, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any proceeding against the Seller or the Company related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 5.8 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

Section 5.9  Additional Capital Contribution.  Prior to the Closing, the Seller shall make a capital contribution to the Company in an amount equal to all outstanding debt owed by the Company to the Seller as of October 1, 2011 and shall provide the Purchaser written evidence of such capital contribution (the “Additional Capital Contribution”).

Section 5.10 Removal of GeneLink from Credit Card Merchant Account Guarantee.  Within thirty (30) days after the Closing, the Purchaser shall remove the Seller as a guarantor of any credit card merchant services accounts of the Company, and the Seller shall have no further responsibility or obligation with respect to such accounts as of the date of such removal.

Section 5.11 Further Actions.  Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will execute and deliver such other documents, instruments and agreements as the requesting party may reasonably require for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1  Conditions to the Obligation of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)           No Action.  There must not be in effect any law or judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(b)           Approval by Shareholders.

(i)            The Seller shall use its reasonable best efforts to submit a preliminary proxy statement to the Securities and Exchange Commission (the “SEC”) providing for the solicitation of the vote of all of the Seller’s shareholders vote in favor of the transactions contemplated by this Agreement (the “Preliminary Proxy Statement”) within thirty (30) days of the execution of this Agreement (the “Signing”).

(ii)           The Seller shall print and mail to shareholders the final proxy statement requesting each shareholder’s approval of the transactions contemplated by this Agreement along with all other necessary soliciting materials (together, the “Final Proxy Statement”) within five (5) Business Days after (i) receipt of notice of the SEC waiving review or (ii) the finalization of any SEC comments issued in connection with the Preliminary Proxy Statement (the “Mailing Period”).

(iii)           The Seller shall hold any shareholder meeting necessary to vote upon the matters within the Final Proxy Statement within thirty (30) days of the last day of the Mailing Period (the “Shareholder Meeting”).

(iv)          The Seller and the Purchaser shall close on the transactions contemplated by this Agreement within five (5) Business Days of the Shareholder Meeting.

(c)           Distribution Agreement.  The Seller and Gene Elite shall have entered into the LDA on mutually acceptable terms relating to the licensing of Seller-owned Intellectual Property.

(d)           Additional Capital Contribution.  The Seller shall make the Additional Capital Contribution to the Company.

Section 6.2  Conditions to the Obligation of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

(a)           No Action.  There must not be in effect any law or judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation.

(b)           Licensing and Distribution Agreement.  The Seller and Gene Elite shall have entered into the LDA.

(c)           Payments.  Purchaser shall have paid the Purchase Price and Gene Elite shall have paid the Remaining LDA Payment.

ARTICLE 7
TERMINATION

Section 7.1 Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual consent of the Purchaser and the Seller;

(b)           by either the Purchaser or the Seller if any Governmental Authority has issued a nonappealable final judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b) occurring;

(c)           by the Seller or the Purchaser if the number of votes in favor of this Agreement cast by the shareholders of the Seller required for the consummation of the transaction contemplated by this Agreement shall not have been obtained at the meeting of the shareholders of the Seller or at any adjournment thereof duly held for such purpose;

(d)           by the Board of Directors of the Seller if all of the conditions set forth in Section 5.7 have been met;

(e)           by the Purchaser if the Seller has not satisfied the closing condition under Section 6.1(b) on or before March 31, 2012 (the “Termination Date”), provided, however, that in the event the Seller is diligently pursuing its obligations pursuant to Section 6.1(b), the Seller may extend the Termination Date to June 30, 2012, upon notice to the Purchaser; or

(f)           by the Seller if the Purchaser and Gene Elite have not made the payments required in Section 6.2(c) within five (5) Business Days after GeneLink’s shareholders have approved the transactions contemplated by this Agreement pursuant to the Shareholders Meeting.

Section 7.2  Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 7.1(a), the parties shall determine the terms and conditions of such termination.

(b)           If this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), (i) the Seller shall pay the Purchaser a break-up fee in the amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00), which shall compensate the Purchaser for the time and expense dedicated to the transactions contemplated by this Agreement, payable upon the closing of the transaction contemplated by the Superior Proposal, (ii) Gene Elite shall retain the initial eight million (8,000,000) warrants issued to Gene Elite (the “Gene Elite Initial Warrants”) pursuant to the Warrant Purchase Agreement dated as of the date of this Agreement (the “Warrant Agreement”) and the six million (6,000,000) Performance Warrants issuable under the Warrant Agreement shall be issued and vest immediately as of such termination, provided that all “cashless” exercise rights associated with the Gene Elite Initial Warrants and the Performance Warrants shall be deemed immediately forfeited by the warrant holder at the time of the vesting of the Performance Warrants as provided by this Section 7.2(b); and (iii) upon written notice to the Seller (the “Purchaser Termination Notice”), which Purchaser Termination Notice must be given within five (5) days after the termination of this Agreement pursuant to Section 7.1(c) or Section 7.1(d), Gene Elite may immediately terminate the LDA and all rights and obligations of the parties thereunder, in which case the Seller shall return to Gene Elite the LDA Signing Amount within ninety (90) days of receipt of the Purchaser Termination Notice.

(c)           If this Agreement is terminated pursuant to Section 7.1(f), then (i) GeneLink may immediately terminate the LDA and all rights and obligations of the parties thereunder, in which event Gene Elite shall forfeit the LDA Signing Amount, and (ii) the Warrant Agreement, and all rights and obligations of the parties thereunder, shall be terminated and all warrants received by Gene Elite pursuant to the Warrant Purchase Agreement shall be cancelled.

(d)           In the event that this Agreement is terminated, any profits and/or losses in connection with the operation of the Company as provided for under the Management Agreement will be allocated between the parties as of the date of such termination, as more particularly described in Section 11 of the Management Agreement.

(e)           Notwithstanding the other provisions of this Section 7.2, if this Agreement is terminated pursuant to Section 7.1, this Agreement and all rights and obligations of the parties under this Agreement automatically end without liability against any party or its Affiliates, except that Section 5.4(a) (Non-Solicitation; Confidentiality), Section 5.5 (Public Announcements), Section 7.4 (Certain Effects of Termination), Article 10 (General Provisions) and this Section 7.2 will remain in full force and survive any termination of this Agreement.

Section 7.3  Procedure Upon Termination.  In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 7.1, after the expiration of any applicable cure periods, written notice thereof will forthwith be given to the other party or parties, and this Agreement will terminate, and the purchase of the Shares hereunder will be abandoned, without further action by the Purchaser, the Company or the Seller.

Section 7.4  Certain Effects of Termination.  If the Purchaser or the Seller terminates this Agreement pursuant to Section 7.1, the Purchaser will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the Purchaser in connection with this Agreement.

ARTICLE 8
INDEMNIFICATION

Section 8.1  Indemnification by the Seller.  Except for the terms of this Agreement governing the indemnification of certain Tax matters as provided in Article 9, the Seller hereby agrees to indemnify the Purchaser and its directors, officers, Employees, Affiliates (including the Company), stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold each of them harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all claims, losses, liabilities, costs and expenses (including expenses in connection with any action, suit or proceeding, whether involving a third party claim or a claim solely between the parties hereto) (individually, a “Loss” and, collectively, “Losses”), as suffered or incurred (payable promptly upon written request) by such Purchaser Indemnified Party arising from or related to (i) any breach by the Seller or any of it Affiliates of (A) any representation or warranty of the Seller that is contained in this Agreement, but only in the event that any such breach existed as of the Signing Date and did not occur thereafter or (B) any covenant of the Seller contained in this Agreement but only in the event that any such breach existed as of the Signing Date and did not occur thereafter; or (ii) any fees, expenses or other payments incurred or owed by the Seller or the Company to any brokers (other than 50% of any fees payable to James Giordano), financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 8.2  Indemnification by Purchaser.  Except for the terms of this Agreement governing the indemnification of certain Tax matters as provided in Article 9, from and after the Closing, the Purchaser shall indemnify the Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach of any representation or warranty of the Purchaser contained in this Agreement or in any document delivered in connection herewith, (ii) any breach of any covenant of Purchaser contained in this Agreement, or (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement.

Section 8.3  Calculation of Losses.  The amount of any Loss for which indemnification is provided under this Article 8 shall be increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase).

Section 8.4  Procedures.

(a)           In order for a party (the “indemnified party”), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of the Third Party Claim receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)           If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent which consent shall not be unreasonably withheld.  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party.  Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages.  If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

(c)           Other Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 8.1 or Section 8.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.1 or Section 8.2, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure.  If the indemnifying party does not notify the indemnified party within ten (10) Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.1 or Section 8.2, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.1 or Section 8.2 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.  If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

Section 8.5  Setoff.  Any amount owed to any Purchaser Indemnified Parties by the Seller pursuant to Section 8.1 shall first be set-off against any amounts owed by any Purchaser Indemnified Parties to the Seller or its Affiliates under this Agreement, including any amounts owed in connection with the Earnout Consideration.

Section 8.6  Limitation of Liability.  Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the Seller be liable to the Purchaser Indemnified Parties for any Losses under this Article 8 over and above Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000) aggregated across all such Losses, or (ii) either party be liable to the other party under this Article 8 or otherwise for any punitive, consequential or special damages, claims of lost or prospective profits or any similar claim or damage.

Section 8.7  Price Adjustment.  Any payment pursuant to this Article 8 shall be treated for all tax purposes as an adjustment to the Purchase Price.

ARTICLE 9
TAX MATTERS

Section 9.1  Tax Matters.  The following provisions shall govern the allocation of responsibility between the Seller and the Purchaser for certain Tax matters following the Closing Date.

(a)           Tax Indemnification.  Notwithstanding anything else contained in this Agreement, the Seller shall indemnify the Company and the Purchaser and hold them harmless from and against, any loss, claim, liability, expense or other damage attributable to (i) all Taxes (or the nonpayment thereof) of Company for all Tax periods ending on or before the Closing Date and the portion through the end of the Closing Date of any Tax period that includes (but does not end on) the Closing Date (each such Tax period or portion thereof hereinafter is referred to as a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation; and (iii) any and all Taxes of any person (other than Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing.  Seller shall reimburse Purchaser for any Taxes that are the responsibility of Seller within thirty (30) Business Days after payment of such Taxes by the Purchaser or the Company.

(b)           Straddle Period.  In the case of any Tax period that includes (but does not end on) the Closing Date (such Tax period hereinafter is referred to as a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which Company holds any beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           Responsibility for Filing Tax Returns for Periods through Closing Date.  The Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulations §1.1502-13 and any excess loss account taken into income under Treasury Regulations §1.1502-19) on the Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For all taxable periods ending on or before the Closing Date, the Seller shall cause the Company to join the Seller’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.  The Purchaser shall have the right to review and comment on any such Tax Returns prepared by the Seller.  The Purchaser shall cause the Company to furnish information to the Seller as reasonably requested by the Seller to allow the Seller to satisfy its obligations under this section in accordance with past custom and practice.  The Purchaser shall cause the Company to file income Tax Returns or shall include the Company in its combined or consolidated income Tax Returns for all periods other than periods ending on or before the Closing Date.

(d)           Cooperation on Tax Matters. After the Closing Date, the parties hereto shall:

(i)           cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 9.1(c) and any audits of, or disputes with Governmental Authorities regarding, any Taxes or Tax Returns of the Company and take any actions reasonably requested by the other party in connection therewith;

(ii)          make available to one another and to any Governmental Authority, as reasonably requested in connection with any Tax Return described in this section or any audit, litigation, or other proceeding with respect to Taxes, all reasonably relevant information relating to any Taxes or Tax Returns of the Company, and make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder;

(iii)         furnish one another with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request with respect to any Pre-Closing Tax Period;

(iv)         use their respective best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby);

(v)          upon request, provide to the other party all information that the other party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder; and

(vi)         retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and to give the other Person reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Person so requests, the Purchaser or the Seller, as the case may be, shall allow the other Person to take possession of such books and records.

(e)           Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby nor have any liability thereunder.

(f)            Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable law, the Purchaser will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

(g)           Audits.  The Seller shall allow the Purchaser and its counsel to participate in any audit of the Seller’s consolidated federal income Tax Returns to the extent that such returns relate to the Company.  The Seller shall not settle any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

(h)           Carrybacks.  The Seller shall immediately pay to the Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of the Company into the Seller consolidated Tax Return, when such refund (or reduction) is realized by the Seller’s group.  At the Purchaser’s request, the Seller will cooperate with the Company in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims.  The Purchaser agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit.

(i)            Retention of Carryovers.  The Seller shall not elect to retain any net operating loss carryover or capital loss carryovers of the Company.

(j)            Section 338(h)(10) Election.  At the Purchaser’s option, the Seller and the Purchaser shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local or non-U.S. Tax law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the stock of the Company hereunder.  The Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and will indemnify the Purchaser and the Company against any adverse consequences arising out of any failure to pay such Tax.   The parties agree that the Total Consideration and the liabilities of the Company will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Code Section 338 and Code Section 1060 and the regulations thereunder.  The Purchaser, the Company and the Seller shall file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such allocation.

ARTICLE 10
GENERAL MATTERS

Section 10.1 Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

Section 10.2 Entire Agreement.  This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangement or understanding with respect thereto.

Section 10.3 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 10.4 Governing Law; Jurisdiction.  All of the terms of this Agreement and the duties, rights and remedies of the parties to it and any and all matters arising directly or indirectly herefrom and therefrom shall be governed by and construed according to the laws of the State of New York without respect to the conflicts of law provisions thereof.  Each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive personal jurisdiction and venue of the state and federal courts in New York County, New York (and of the appropriate appellate courts from any of the foregoing) in connection with any proceeding directly or indirectly arising out of or relating to this Agreement; provided that a party to this Agreement shall be entitled to enforce an order or judgment of such court in any United States or foreign court having jurisdiction over the other party hereto, (ii) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (iii) agrees not to commence any proceeding other than in such courts and (iv) agrees that service of any summons, complaint, notice or other process relating to any proceeding in connection herewith may be effected in the manner provided for the giving of notice hereunder as set forth in Section 10.5 below. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it or he may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.

Section 10.5 Notice.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by U.S. certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Seller:

GeneLink, Inc.
317 Wekiva Springs Road
Suite 200
Longwood, FL  32779
Attention:  Bernard L. Kasten, Jr., M.D.
Chief Executive Officer
E-Mail:  bkasten@GeneLinkbio.com

With a copy (which will not constitute notice) to:

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
Attention:  Bradley S. Rodos, Esquire
E-Mail:  brodos@foxrothschild.com

If addressed to Purchaser:

Capsalus Corp.
2675 Paces Ferry Road
Atlanta, GA 30339
Attention:  Steven M. Grubner
Interim Chief Executive Officer
E-Mail:  sgrubner@capsalus.com

With a copy  (which will not constitute notice) to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ  07068
Attention:  Steven B. Fuerst, Esquire
E-Mail:  sfuerst@lowenstein.com

If addressed to Gene Elite:

Gene Elite LLC
1481 N. Ocean Boulevard
Pompano Beach, Florida 33062
Att: Gilbert Peter
Email: gpeter@fidelityholdings.com

Section 10.6 Partial Invalidity.  If any term or provision of this Agreement is at any time held to be invalid by any court of competent jurisdiction, such invalidity shall not affect the remaining terms and provisions of this Agreement, which shall continue to be in full force and effect.

Section 10.7 Interpretation.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

PURCHASER

CAPSALUS CORP.

By:	/s/ Steven M. Gruibner

Name: Steven M. Grubner
Title: Interim Chief Executive Officer

SELLER:

GENELINK, INC.

By:	/s/ Bernard L. Kasten, Jr. M.D.

Name: Bernard L. Kasten, Jr., M.D.
Title: Chief Executive Officer

Annex B
Audited Consolidated Financial Statements of GeneLink, Inc.
included in GeneLink, Inc. 10-K for the period ended December 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GeneLink, Inc. and Subsidiaries
Longwood, Florida

We have audited the accompanying consolidated balance sheets of GeneLink, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficiency) and cash flows for the years then ended.  These financial statements are the responsibility of the Companies' management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeneLink, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Buckno, Lisicky & Company
Allentown, Pennsylvania
April 1, 2011

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$429,299	$196,857
Accounts receivable	404,624	465,780
Inventory	223,696	494,737
Prepaid expenses	209,801	141,397

Total current assets	1,267,420	1,298,771

PROPERTY AND EQUIPMENT	205,163	302,887

OTHER ASSETS	312,603	279,139

Total assets	$1,785,186	$1,880,797

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

CURRENT LIABILITIES
Current maturity of long-term debt	$27,504	$36,079
Accounts payable and accrued expenses	1,231,240	1,189,709
Accrued compensation	207,840	206,272
Deferred revenue	254,667	277,132
Loans payable	10,000	18,000
Total current liabilities	1,731,251	1,727,192

Convertible secured promissory notes payable, net of debt issuance and stock conversion discounts	951,503	893,395

Total liabilities	2,682,754	2,620,587

STOCKHOLDERS’ EQUITY (DEFICIENCY)
Common stock, par value $0.01 per share; authorized: 250,000,000 and 250,000,000 shares as of December 31, 2010 and 2009, respectively; issued: 155,373,185 and 118,861,347 shares as of December 31, 2010 and 2009, respectively; outstanding: 151,014,026 and 114,502,536 shares as of December 31, 2010 and 2009, respectively	1,553,732	1,188,617
Additional paid in capital	14,863,493	12,969,561
Stock warrants	3,686,077	3,656,227
Accumulated deficit	(20,448,635)	(18,001,960)
Treasury stock, 4,359,159 shares as of December 31, 2010 and 2009, at cost	(552,235)	(552,235)

Total stockholders’ equity (deficiency)	(897,568)	(739,790)

See Notes to Consolidated Financial Statements

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2010 and 2009

	2010	2009

Revenues	$7,839,972	$8,561,455

Cost of goods sold	2,842,605	3,654,745

Gross profit	4,997,367	4,906,710

Expenses:
Selling, general and administrative	7,116,754	7,324,149
Research and development	50,511	44,788

	7,167,265	7,368,937

OPERATING LOSS	(2,169,898)	(2,462,227)

OTHER EXPENSES
Amortization and depreciation	126,683	125,622
Interest expense	150,094	128,904

	276,777	254,526

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(2,446,675)	(2,716,753)

PROVISION FOR INCOME TAXES	0	0

NET LOSS	(2,446,675)	(2,716,753)

Loss per share, basic and diluted:	$(0.02)	(0.03)

Weighted average common shares and diluted potential common shares	134,804,662	111,837,694

See Notes to Consolidated Financial Statements

GeneLink, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
Years Ended December 31, 2010 and 2009

	COMMON STOCK		TREASURY	ADDITIONAL PAID IN	STOCK	ACCUMULATED
	SHARES	AMOUNT	STOCK	CAPITAL	WARRANTS	DEFICIT	TOTAL
Balance, December 31, 2008	104,560,943	$1,045,613	$(552,235)	$12,235,833	$2,608,240	$(15,285,207)	$52,244

Issuance of stock warrants related to convertible secured promissory notes					175,342		175,342
Stock conversion discount related to convertible secured promissory notes				150,000			150,000
Stock warrants issued for fundraising services				(272,730)	272,730		0
Issuance of common stock and warrants pursuant to private placement offerings	14,105,000	141,050		951,309	318,141		1,410,500
Commissions paid for fundraising costs				(124,320)			(124,320)
Fair value of vested stock warrants					225,617		225,617
Exercise of stock warrants	23,404	234		6,109	(6,343)		0
Issuance of common stock for services	172,000	1,720		23,360			25,080
Issuance of stock warrants for services					62,500		62,500
Net loss						(2,716,753)	(2,716,753)
	14,300,404	143,004		733,728	1,047,987	(2,716,753)	(792,034)
Balance, December 31, 2009	118,861,347	$1,188,617	$(552,235)	$12,969,561	$3,656,227	$(18,001,960)	$(739,790)

Stock warrants issued for fundraising services				(156,110)	156,110		0
Issuance of common stock pursuant to private placement offerings	33,530,345	335,302		1,248,198	128,000		1,711,500
Conversion of accrued consulting fees to common stock	1,300,000	13,000		52,000			65,000
Commissions incurred for fundraising costs				(81,987)			(81,987)
Fair value of vested stock warrants					220,617		220,617
Issuance of common stock for services	1,681,490	16,813		133,331			150,144
Issuance of stock warrants for services					223,623		223,623
Cancellation of stock warrants				698,500	(698,500)		0
Net loss						(2,446,675)	(2,446,675)

	36,511,838	365,115		1,893,932	29,850	(2,446,675)	(157,778

Balance, December 31, 2010	155,373,185	$1,553,732	$(552,235)	$14,863,493	$3,686,077	$(20,448,635)	$(897,568)

See Notes to Consolidated Financial Statements

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,446,675)	$(2,716,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	126,683	125,622
Amortization of discounts on loans payable	58,107	48,735
Common stock issued for services	150,144	25,080
Fair value of options granted for services	444,242	288,117
Changes in assets and liabilities:
Accounts receivable	61,156	247,785
Inventory	271,041	244,778
Prepaid expenses	(68,404)	(87,709)
Other assets	(33,750)	16,408
Deferred revenue	(22,465)	115,405
Accounts payable and accrued expenses	41,531	(844,613)
Accrued compensation	1,568	(12,392)
Net cash used in operating activities	(1,416,822)	(2,549,537)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(28,673)	(120,243)
Patent acquisition costs	0	(550)
Net cash used in investing activities	(28,673)	(120,793)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from convertible notes payable	0	1,250,000
Proceeds from insurance notes payable	99,834	95,460
Proceeds from issuance of common stock and warrants, net	1,711,500	1,410,500
Principal payments on capital lease obligations	0	(36,177)
Principal payments on note payable	(91,409)	(83,473)
Commissions paid for fundraising costs	(41,988)	(204,320)
Net cash provided by financing activities	1,677,937	2,431,990

See Notes to Consolidated Financial Statements

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (cont.)
Years Ended December 31, 2010 and 2009

	2010	2009

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	232,442	(238,340)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	196,857	435,197
CASH AND CASH EQUIVALENTS, END OF PERIOD	$429,299	$196,857

SUPPLEMENTARY DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest	$6,609	$0
Non-cash financing transactions:
Common stock issued for services	$150,144	$25,080
Stock warrants granted for services	$444,240	$62,500
Common stock and warrants granted for fundraising	$156,110	$272,729
Conversion of accrued consulting fees to common stock	$65,000	$0

See Notes to Consolidated Financial Statements

GENELINK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2010 AND 2009

Note 1.	Organization

GeneLink, Inc. (the “Company”) and its subsidiaries, Dermagenetics, Inc., GeneWize Life Sciences, Inc. and Helix Health Solutions LLC operate in Florida.  The Company was organized under the laws of the Commonwealth of Pennsylvania and Dermagenetics, Inc. and GeneWize Life Sciences, Inc. were organized under the laws of the State of Delaware.  Helix Health Solutions, LLC was organized under the laws of the State of Florida. The Company is the successor to a Delaware corporation organized under the same name on September 21, 1994.  The Company’s offices are located in Longwood, Florida.

The Company was founded in response to the information being generated in the field of human molecular genetics.  Scientists are discovering an increasing number of connections between genes and specific adverse health conditions or physical attributes and tendencies.  The growth of scientific knowledge in this area has been accelerating as a direct result of the National Institutes of Health Genome Project.
On May 1, 2007, the Company received a U.S. patent for its proprietary method for assessing skin health in humans. The Company also developed and received a patent on a DNA Collection Kit® for the collection of DNA specimens of clients.  The kit is classified as a non-medical device.
The Company has also developed proprietary SNP-based genetic profiles (named GeneLink Nutragenetic ProfileTM and Dermagenetics® profiles.  These profiles provide a means of predicting an individual's inherent genetic capacity to combat such conditions as oxidative stress and other important selected areas of physiologic health. The profiles, for example, can measure a person's potential to efficiently control oxygen free radical damage, eliminate hydrogen peroxide, protect and repair oxidized phospholipids and destroy harmful environmental compounds.  The Company's profile assessment enables nutritional and skin care companies and health care professionals to recommend a specific and targeted regime of antioxidant vitamins, nutrients or skin care formulations that have been specifically designed to compensate for predicted deficiencies.

On December 12, 2007, the Company formed a new wholly owned subsidiary, GeneWize Life Sciences, Inc., to develop and operate its direct sales efforts.  GeneWize is the first direct selling company to focus exclusively on marketing nutritional supplements and skin care products specifically tailored to an individual’s genetic makeup.

GeneWize’s product offering in 2010 consisted of its foundational LifeMap Nutrition™ System and its LifeMap Me Skin Serum.  The LifeMap Nutrition™ System and Me Skin Serum are the first comprehensive system of personalized nutritional supplements and skin products manufacturing based on GeneLink’s genetic testing.  GeneLink’s patented pending assessments, such as GeneLink Healthy Aging Assessment™ and Oxidative Stress, form the foundation science for GeneWize’s proprietary solutions.  Genetic assessment results drive a proprietary formulation with a assessment report linked to an individual “titration matrix.”  In order to help compensate for any predicted deficiencies, “genetically selected ingredients” (SNPboosts™, or “snip boosts”) are blended into an individual nutritional or skin formulation.  Thus, each product is individually manufactured for just that customer.

GeneWize, as a direct selling company, offers customers the opportunity to participate in selling and distributing the products to others and receive compensation for doing so.  These independent marketing Affiliates must agree to and comply with the company’s policies related to sales and distribution of product, particularly as it relates to product claims or, in the case of recruiting other affiliates, income potential.  In return for creating sales and complying with appropriate policies and regulations, GeneWize provides commissions and incentives.  It also provides internet ordering sites, business management tools, marketing materials, training and events in support of these affiliates.

Note 2.	Summary of Significant Accounting Policies

The Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative generally accepted accounting principles (“GAAP”) to be applied to nongovernmental entities.  The ASC is a new structure which took existing accounting pronouncements and organized them by accounting topic.  Relevant authoritative literature issued by the Securities and Exchange Commission (“SEC”) and select SEC staff interpretations and administrative literature was also included in the ASC.  All other accounting guidance not included in the ASC is non-authoritative.  The ASC was effective for the Company’s interim quarterly period beginning July 1, 2009.  The adoption of the ASC did not have an impact on the Company’s consolidated financial position results of operations or cash flows.

Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its Subsidiaries, each of which are wholly owned.  All significant intercompany accounts and transactions have been eliminated in the consolidation.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents:

Highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.  At times, cash and cash equivalents may exceed insured limits.  The Company also maintains certain cash balances with Fifth Third Bancorp, which is FDIC insured up to $250,000.

Property and equipment:

Property and equipment are stated at cost.  Expenditures for maintenance and repairs are charged against operations.  Renewals and betterments that materially extend the life of the assets are capitalized.  Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 39 years of the related assets.

Revenue and cost recognition:

Revenue from product sales is recognized when there is persuasive evidence of an arrangement, delivery has occurred and title and risk of loss have transferred to the customer, the sales price is determinable and collectability is reasonably assured.  The Company has no consignment sales.  Product revenue is reduced for allowances and adjustments, including returns, discontinued items, discounts, trade promotions and slotting fees.

Revenue from distributor sales and marketing kits is recognized when there is persuasive evidence of an arrangement, delivery has occurred and title and risk of loss have transferred to the customer, the sales price is determinable and collectability is reasonably assured.  To the extent that kits have been received from distributors but the related products or services have not been fully delivered, recognition of all related revenue is deferred.  Consistent with its return policy, the Company recognizes revenues from the sales of products immediately upon shipment and transfer of title.  It offers no returns but allows for refunds on a product for the first 90 days after an initial order as a ‘trial’ period.  No refunds are offered on genetic assessments, marketing materials, non-customized products or on customized products beyond 90 days of initial order unless it constitutes the correction of a billing error.

Allowance for sales returns and allowances:

The Company predominantly sells customized products and ships on an as-requested basis.  As a consequence of customization, there is no resulting finished product inventory at the Company or any affiliate or distributor location for which to accrue returns allowance. The Company did maintain an inventory for sale of some marketing and sales materials for separate resale, but the amounts were immaterial. The Company does provide a refund policy, only on customized product, for up to 90 days.

The Company analyzes sales returns in accordance with FASB Accounting Standards Codification Topic 605 guidance regarding revenue recognition when right of return exists. The Company is able to make reasonable and reliable estimates based on its history. The Company also monitors the buying patterns of the end-users of its products based on sales data received. The Company reviews its estimated product allowances based on historical refunds of its customers. The Company believes that this analysis creates appropriate estimates of expected future returns.

Accounts Receivable:

Accounts receivable include amounts due from credit card service partners, including any holdbacks or reserves, and to a lesser degree trade accounts receivable.  A provision may be made for estimated bad trade debts based on management's estimate of the amount of possible credit losses in the Company's existing trade accounts receivable. As of December 31, 2009 and 2008, the Company has not recorded any reserve for bad debts from trade or credit receivables.

Intangible Assets and Amortization of Patents:

Legal and professional fees and expenses in connection with the filing of patent and trademark applications have been capitalized and are amortized over fifteen years on a straight-line basis.  The Company has filed for and has patents pending in the USA and foreign countries on its method of DNA gathering.  The Company also filed for and has patents pending on its three proprietary genetic indicator tests.  The Company has a registered trademark for its name, logo, and the name "DNA Collection Kit®."  In March 2001, the Company reached a Notice of Allowance of Patent on its method of DNA gathering, and has received trademark protection for its name, logo, and the name “DNA Collection Kit®."

Research and Development:

 Research and development costs are expensed as incurred.

Shipping and Handling Costs:

 The Company classifies freight billed to customers as sales revenue and the related freight costs as cost of sales.

Presentation of Sales Taxes:

 The Company pays various state sales taxes on sales to non-exempt customers.  The Company collects that sales tax from customers and remits the entire amount to the appropriate State.  The Company’s accounting policy is to exclude the tax collected and remitted to the State from revenues and cost of sales.

Inventory:

Inventory consists primarily of raw materials products for the custom nutritional and skincare products sold by the Company. Other inventories include marketing materials for distribution as well as DNA collection kits.  Inventory is valued at the lower of cost (using the first-in, first-out method) or market.  The shelf life of inventory items is generally one year.

Income taxes:

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification Topic 740 guidance regarding accounting for income taxes and accounting for uncertainty in income taxes, which requires the use of an asset and liability approach for financial accounting and reporting for income taxes and to consider the likelihood of a tax position to be accepted by federal and state taxing authorities.  Under this method, deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities as measured by the enacted tax rates that are expected to be in effect when taxes are paid or recovered.

Long lived assets:

The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes indicate that the carrying amount of an asset may not be recoverable.  An impairment loss would be recognized when estimated future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.  The Company has not identified any such impairment losses during the years ended December 31, 2010 and 2009.

Per share data:

Effective November 12, 1998, the Company adopted FASB Accounting Standards Codification Topic 260 guidance regarding earnings per share that establish standards for computing and presenting earnings per share (EPS).  This standard replaces the presentation of primary EPS with a presentation of basic EPS.  Additionally, it requires dual presentation of basic and diluted EPS for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation.  Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  Diluted EPS for 2010 and 2009 excludes any effect from such securities, as their inclusion would be antidilutive.

Stock-Based Compensation:

The Company accounts for its stock-based compensation expense in accordance with    FASB Accounting Standards Codification Topic 718.  FASB ASC 718 addresses all forms of share-based payment (SBP) awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. FASB ASC 718 requires the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. FASB ASC 718 applies to new equity awards and to equity awards modified, repurchased or canceled after the effective date, January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date shall be recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated from the pro forma disclosures under FASB ASC 718. Additionally, the Company records an expense for the amount that the fair market value exceeds the purchase cost for common stock purchased pursuant to its employee stock purchase plan.

Recent Accounting Pronouncements:

In June 2009, the FASB Accounting Standards Codification Topic 810 guidance for consolidation accounting was updated to require an entity to perform a qualitative analysis to determine whether the enterprise’s variable interest gives it a controlling financial interest in a VIE.  The analysis identifies a primary beneficiary of a VIE as the entity that has both of the following characteristics: (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses or receive benefits from the entity that could potentially be significant to the VIE.  The updated guidance is effective for the Company’s fiscal year beginning January 1, 2010.

In January 2010, the FASB Accounting Standards Codification Topic 820 guidance for fair value measurements and disclosure was updated to required additional disclosures related to: i) transfers in and out of level 1 and 2 fair value measurements and ii) enhanced detail in the level 3 reconciliation.  The guidance was amended to provide clarity about : i) the level of disaggregation required for assets and liabilities and ii) the disclosures required for inputs and valuation techniques used to measure fair value for both recurring and nonrecurring measurements that fall in either level 2 or level 3.  The updated guidance is effective for the Company’s fiscal year beginning January 1, 2010, with the exception of the level 3 disaggregation, which is effective for the Company’s fiscal year beginning January 1, 2011.

Reclassifications:

Certain amounts in the prior year's financial statement have been reclassified to conform with the current year's presentation.

Note 3.	Property and Equipment

As of December 31, 2010 and 2009, property and equipment consisted of the following:

	2010	2009

Office furniture and equipment	$84,250	$81,050
Equipment	182,475	157,003
Leasehold improvements	6,781	6,781
Software	342,563	342,563
	616,069	587,397
Less accumulated depreciation and amortization	(410,906)	(284,510)

	$205,163	$302,887

Depreciation expense was $126,396 and $99,342 for the years ended December 31, 2010 and 2009, respectively.

Note 4.	Other Assets

As of December 31, 2010 and 2009, other assets consisted of the following:

	2010	2009

Patents, trademarks, and other IP	$410,036	$395,035
Deposits	33,443	14,693
Less accumulated amortization	(130,876)	(130,589)

	$312,603	$279,139

Amortization expense was $287 and $26,280 for the years ended December 31, 2010 and 2009, respectively. Patents, trademarks, and other IP had been over-amortized in previous periods. Amortization was corrected for Fiscal 2010.

The future estimated minimum amortization expense that will be charged to operations as of December 31, 2010 is as follows:

Year ending
December 31,
2011	$29,247
2012	29,081
2013	29,081
2014	29,081
2015	28,831
Thereafter	133,839
$279,160

Note 5.	Income Taxes

At December 31, 2010 and 2009, the Company had federal and state tax net operating loss carry forwards of approximately $24,700,000 and $22,300,000, respectively.  The difference between the operating loss carry forwards on a tax basis and a book basis is due principally to differences in depreciation, amortization, and treatment of stock options.  The federal carry forwards begin to expire in 2009 and the state carry forwards began to expire in 2003.

The Company had a net deferred tax asset of $4,940,000 and $4,460,000 at December 31, 2010 and 2009, respectively, primarily from net operating loss carry forwards.  A valuation allowance was recorded to reduce the net deferred tax asset to zero.  The deferred tax asset valuation allowance increased $480,000 for the year ended December 31, 2010 and $550,000 for the year ended December 31, 2009.

The federal income tax returns of the Company for 2007, 2008 and 2009 are subject to examination by the IRS, generally for three years after they were filed.

Note 6.	Stockholders' Equity

Common Stock

During 2010, the Company sold an aggregate of 35,330,000 of shares of Common Stock in private offerings, predominantly at a price of $0.05 per share. The shares of Common Stock were sold to accredited investors only in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D promulgated under the Securities Act.  No form of general solicitation or general advertising was conducted in connection with the issuances of the shares and the shares were offered and sold only to accredited investors.  The shares of Common Stock contain restrictive legends preventing the sale, transfer or other disposition of such shares, unless registered under the Securities Act, or sold pursuant to an exemption therefrom.

The Company incurred a total of $79,120 and issued warrants to acquire 2,378,000 shares of Common Stock at an exercise price of $0.05 per share and warrants to acquire 10,000 shares of Common Stock at an exercise price of $0.15 per share to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of some of the shares of Common Stock listed above.  Kenneth R. Levine, a holder of more than five percent of the equity securities of the Company, is an officer and owner of First Equity Capital Securities, Inc.

During the nine months ended September 30, 2009 the Company sold an aggregate of 10,140,000 shares of common stock in private offerings at a price of $0.10 per share. During the quarter ended December 31, 2009, the Company sold an aggregate of $396,500 of units (the “Units) at a price of $0.10 per Unit, each Unit consisting of 1 share of Common Stock of the Company and a ½ of a warrant to acquire one share of Common Stock of the Company at a price of $0.15 per share.  The Shares and Units were sold to accredited investors only in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.  No form of general solicitation or general advertising was conducted in connection with the issuances of the Units and the Units were only offered and sold to accredited investors.  Each of the shares of Common Stock and Warrants comprising the Units contains restrictive legends preventing the sale, transfer or other disposition of such shares of Common Stock and Warrants, unless registered under the Securities Act, or pursuant to an exemption therefrom.

The Company incurred a total of $72,500 and issued warrants to acquire 907,750 shares of Common Stock at an exercise price of $0.10 per share, warrants to acquire 37,500 shares of Common Stock at an exercise price of $0.11 per share and warrants to acquire 111,625 shares of Common Stock at an exercise price of $0.15 per share to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of shares and Units listed above.

In 2009, the Company issued $1,250,000 in principal amount of convertible secured promissory notes (the “Convertible Notes”) to accredited investors.  Holders of the Convertible Notes will received one and one-half (1½) warrants to acquire shares of common stock (“Common Stock”) of the Company for each $1.00 of Convertible Notes acquired by such holders.  An aggregate of 1,875,000 warrants were issued in connection with the Convertible Notes. The warrants are exercisable on or before February 26, 2014.  The Convertible Notes mature on February 26, 2014 and bear interest at the rate of 8% per year through February 26, 2011 and thereafter bear interest at the rate of 10% per year.  The Convertible Notes may not be prepaid without the approval of the holders of the Convertible Notes. The Convertible Notes are convertible at the option of the holders of the Convertible Notes.  A mandatory conversion of the Convertible Notes will occur if after the Initial Conversion Date the closing price of the Common Stock of the Company is at least $0.50 per share for 30 consecutive trading days. The conversion price for the Convertible Notes is $0.10 per share, subject to adjustment in the event of a stock split, combination, reclassification, reorganization or similar event. The Convertible Notes and warrants were sold to accredited investors only in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.  No form of general solicitation or general advertising was conducted in connection with the issuances of the Convertible Notes and warrants and the Convertible Notes and warrants were only offered and sold to accredited investors.  Each Convertible Note and warrant contains restrictive legends preventing the sale, transfer or other disposition of such Convertible Notes and warrants, unless registered under the Securities Act, or pursuant to an exemption therefrom.

During 2009, 50,000 warrants were exercised with the Company receiving proceeds of $12,500.

During 2010, the Company converted $65,000 in accrued consulting fees into 1,300,000 shares of common stock.

During the years ended December 31, 2010 and 2009, commissions paid for fundraising costs charged to additional paid in capital stock was $124,320 and $81,987, respectively

During the years ended December 31, 2010 and 2009, the fair value of vested stock warrants was $225,617 and $220,617, respectively.

The Company issued 1,681,490 and 172,000 shares of common stock for services rendered, valued at $150,144 and $25,080 for the years ended December 31, 2010 and 2009, respectively.

During the years ended December 31, 2010 and 2009, the Company issued $223,623 and $62,500, respectively, in stock warrants for services.

Stock Options and Warrants

FASB Accounting Standards Codification Topic 718, which defines a fair value based method of accounting for an employee stock option and similar equity instruments and requires all entities to adopt that method of accounting for all of their employee stock compensation plans.

FASB ASC 718 requires the recognition of the fair value of stock at the dates stock options are granted to employees at exercise prices equal to the fair market value of our stock at the dates of grant.  Generally, options are fully vested within three years from the grant date and have a term of 10 years.  Performance awards are granted to officers and key employees are payable in shares of common stock.  The number of performance award shares actually issued, if any, varies depending on the achievement of certain performance goals.  In general, performance grants vest ratably over the service period.  The Company recognizes the stock-based compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period.  The Company provides newly issued shares and treasury stock to satisfy stock option exercise and for the issuance of performance awards.

A summary of the status of the Company’s stock options and warrants as of December 31, 2010 and 2009, and changes during the years ending of those dates are presented below:

	2010		2009
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options/Warrants outstanding at beginning of year	32,009,206	$0.16	23,023,331	$0.17
Granted	11,845,584	$0.08	9,310,875	$0.12
Exercised	-		(50,000)	$0.25
Expired	(250,000)	$0.20	(125,000)	$0.20
Cancelled	(12,116,666)	$0.40	(150,000)	$0.15
Options/Warrants outstanding at end of year	31,488,124	$0.19	32,009,206	$0.16
Options/Warrants exercisable at end of year	24,321,958		24,002,535
Weighted average fair value of options granted during the year	$0.09		$0.10

The following table summarizes information about stock options and warrants outstanding at December 31, 2010:

Exercise Price	Number Outstanding at 12/31/10	Weighted Average Remaining Contractual Life (Years)	Exercisable Option/Warrants
$0.04	4,000	3.0	-
$0.05	4,105,000	2.8	4,103,000
$0.06	6,000	2.7	-
$0.07	2,000	2.7	-
$0.075	2,310,200	4.8	2,310,200
$0.08	9,012,000	8.5	5,587,500
$0.09	17,000	2.5	-
$0.10	5,212,383	2.5	5,143,383
$0.11	3,733,750	3.9	3,733,750
$0.12	2,200,000	7.6	1,525,000
$0.13	275,000	9.1	25,000
$0.15	2,094,125	3.9	2,094,125
$0.16	25,000	8.4	25,000
$0.50	2,491,666	7.6	125,000
	31,488,124	5.5	24,321,958

Stock options were valued using a lattice model approach.  Significant assumptions used to calculate the fair value of all options issued for services are as follows:

Risk free interest rate of return	4.5 - 5%
Expected option life	5 - 10 yrs.
Expected dividends	$0.00
Expected volatility	131 - 146%

Note 7.	Net Loss Per Share

Earnings per share is calculated under the provisions of FASB Accounting Standards Codification Topic 260 guidance regarding earnings per share.

Basic EPS is calculated using the weighted average number of common shares outstanding for the period and diluted EPS is computed using the weighted average number of common shares and dilutive common equivalent shares outstanding.  Given that the Company is in a loss position, there is no difference between basic EPS and diluted EPS since the common stock equivalents would be antidilutive.

	2010	2009

Net loss	$(2,446,675)	$(2,716,753)

Weighted average number of common shares outstanding for computing basic earnings per share	134,804,662	111,837,694
Dilutive effect of warrants and stock options after application of the treasury stock method	-	-
Weighted average number of common shares out-standing for computing diluted earnings per share	134,804,662	111,837,694

Net loss per share - basic and diluted	$(0.02)	$(0.03)

The following common stock equivalents are excluded from the earnings per share calculation as their effect would have been antidilutive:

	Years Ended December 31
	2010	2009

Warrants and stock options	31,488.124	32,009,206

Note 8.	Advertising

The Company expenses the production costs of advertising when incurred.  Advertising expense was $47,947 and $3,575 for the years ended December 31, 2010 and 2009, respectively.

Note 9.	Rent

The Company leases its offices in Longwood, Florida.   The lease is for a term of one years, ending December 2011, and provides for monthly rental payments of $5,141.

The future minimum lease payments that will be charged to operations as of December 31, 2010 is as follows:

Year ending
December 31,
2010	$61,688

$61,688

Note 10.	Related Party Transactions and Convertible Secured Promissory Notes

During 2010, the Company sold an aggregate of 35,330,000 of shares of Common Stock in private offerings, predominantly at a price of $0.05 per share. The Company incurred a total of $79,120 and issued warrants to acquire 2,378,000 shares of Common Stock at an exercise price of $0.05 per share and warrants to acquire 10,000 shares of Common Stock at an exercise price of $0.15 per share to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of some of the shares of Common Stock listed above.  Kenneth R. Levine, a holder of more than five percent of the equity securities of the Company, is an officer and owner of First Equity Capital Securities, Inc.

During the nine months ended September 30, 2009 the Company sold an aggregate of 10,140,000 shares of common stock in private offerings at a price of $0.10 per share. During the quarter ended December 31, 2009, the Company sold an aggregate of $396,500 of units (the “Units) at a price of $0.10 per Unit, each Unit consisting of 1 share of Common Stock of the Company and a ½ of a warrant to acquire one share of Common Stock of the Company at a price of $0.15 per share.  The Company incurred a total of $72,500 and issued warrants to acquire 907,750 shares of Common Stock at an exercise price of $0.10 per share, warrants to acquire 37,500 shares of Common Stock at an exercise price of $0.11 per share and warrants to acquire 111,625 shares of Common Stock at an exercise price of $0.15 per share to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of shares and Units listed above.

In 2009, the Company issued $1,250,000 of Convertible Notes. In connection with the issuance of the Convertible Notes, the Company issued First Equity Capital Securities, Inc., as placement agent for the note offering, warrants to purchase 1,250,000 shares of Common Stock at an exercise price of $0.10 per share and warrants to purchase 187,500 shares of Common Stock at an exercise price of $0.11 per share.  The Company also paid First Equity Capital Securities, Inc. a cash fee of $100,000.  In December 2008, the Company issued $853,500 of Common Stock in a private placement, and in connection with such offering the Company issued to First Equity Capital Securities, Inc. warrants to acquire 597,250 shares of Common Stock and paid First Equity Capital Securities, Inc. a cash fee of $47,780.

In 2009, a family trust of which Robert Hoekstra, a director of the Company, is a trustee, acquired 1,050,000 shares in an offering for a purchase price of $105,000.

Short Term Loans Payable

As of December 31, 2009, the Company has various shareholders of the Company who provided short term obligations, as follows:

	2010	20 09
Note payable, due no specific maturity with no stated interest. All interest and principal due at maturity.	$10,000	$10,000
Note payable, no specific maturity with no stated Interest. All interest and principal due at maturity.	0	8,000

	10,000	18,000
Less: Discount for warrants issued	(-)	(-)

Total short term loans payable	$10,000	$18,000

Employees and Consultants

The Company has entered into a consulting agreement with Dr. Ricciardi (shareholder and officer) dated February 24, 1998.  The initial term of the agreement was five (5) years.

Pursuant to an agreement dated September 27, 2007, Dr. Ricciardi agreed to reduce the accrued compensation payable to him to $90,000 as of September 30, 2007, payable when the Board of Directors of the Company determines that the Company’s financial position can accommodate such payments, and to reduce the compensation payable to him for future services to be rendered pursuant to the consulting arrangement to $30,000 per year, payable in monthly installments of $2,500 each commencing, October 2007 and payable on the last day of each month.

On January 18, 2011, Dr. Ricciardi chose to apply and convert to common stock his accrued compensation of $90,000 to 1,800,000 shares in the Confidential Private Placement.

Convertible Secured Promissory Notes Payable

As of December 31, 2010, the Company had various shareholders of the Company who provided convertible secured promissory note obligations, as follows:

	2010	2009
Notes payable, due February 26, 2011 with interest at 8% through February 11, 2011 and thereafter at 10%. All interest and principal due at maturity. All Company assets pledged as collateral.	$1,250,000	$1,250,000
	1,250,000	1,250,000

Less: Debt issue discount	202,533	230,891
Less: Stock conversion discount	95,964	125,714
Total short term loans payable	$951,503	$893,395

In connection with issuance of the convertible secured promissory notes, the Company has recognized a debt issuance discount as of December 31, 2010 and 2009 of $230,891 and $230,891, respectively, that is being amortized over the term of the notes.  As of December 31, 2010 and 2009, the unamortized debt issuance discount is $202,533 and $230,891, respectively.

In connection with issuance of the convertible secured promissory notes, the Company has recognized a stock conversion discount as of December 31, 2010 and 2009 of $125,714 and $125,714, respectively, that is being amortized over the term of the notes.  As of December 31, 2010 and 2009, the unamortized stock conversion discount is $95,964 and $125,714, respectively.

Interest expense related to notes payable is $120,243 and $120,243 for the years ended December 31, 2010 and 2009, respectively.

Note 11.	Segment Information

The Company distinguishes its two main operating segments by entity and the types of products they sell.

The following table sets forth the net revenues, operating expenses and pre-tax earnings of our segments for the year ended December 31, 2010 and 2009, including intercompany activity of $612,259 and $366,859, respectively:

	GeneLink	Dermagenetics	GeneWize Life Sciences	Helix Health
	Inc.	Inc.	Inc.	Solutions, Inc.
2010
Net Revenues	$613,009	$0	$7,832,795	6,427

Operating expenses	2,916,569	-6,595	7,986,823	3,715

Other income	785	0	821	0

Pre-tax earnings (loss)	(2,302,775)	6,595	(153,207)	2,712

2009
Net Revenues	$432,756	$69,892	$8,425,667	$0

Operating expenses	1,919,909	15,916	9,715,494	0

Other income	2,778	0	3,473	0

Pre-tax earnings (loss)	(1,484,375)	53,976	(1,286,354)	0

Note 12.	Going Concern

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company incurred a net loss of $2,446,675 and $2,716,753 for the years ended December 31, 2010 and 2009, respectively.  The Company reported a deficit of $20,448,635 and $18,001,960 as of December 31, 2010 and 2009, respectively.  The Company has announced marketing plans to enhance sales and, as a result, management believes that they will be able to generate sufficient revenue and cash flow for the Company to continue as a going concern.  Should the Company be unable to continue as a going concern, assets and liabilities would require restatement on a liquidation basis that would differ materially from the going concern basis.

Note 13.	Commitments and Contingencies

By Order and Opinion dated May 5, 2009 and received on May 8, 2009, the Court of Common Pleas of Pennsylvania, Philadelphia County, dismissed an action brought by Mr. DePhillipo and his wife (the "Action") in August 2008.  In the Action, the DePhillipos alleged that the Company, as well as GeneWize. and several of the Company's directors, officers and representatives, defrauded them into settling a lawsuit previously commenced by Mr. DePhillipo against the Company in the Superior Court of New Jersey, Atlantic County (the "New Jersey Action").  In the Action, the DePhillipos sought the return of 3,953,000 shares of the Company's common stock sold to the Company pursuant to the settlement, allegedly worth approximately $20 million based upon an alleged value of $5.00 per share.

Via its Order and Opinion, the Court dismissed the Action, concluding that the DePhillipos' claims were not viable.  The Court also determined that it lacked jurisdiction over the Company's counsel in the New Jersey Action as well as the Company's advisors.

The DePhillipo’s filed a Notice of Appeal with respect to the Order and Opinion on May 14, 2009. On September 13, 2010, the Court of Common Pleas of Pennsylvania, Philadelphia County, affirmed the dismissal of a complaint filed by the Company’s former Chief Executive Officer and President, John DePhillipo, and his wife against the Company, GeneWize and several of the Company’s offices, directors and advisors.

On October 13, 2010, the DePhillipos filed a Petition for Allowance of Appeal with the Pennsylvania Supreme Court in response to which the GeneLink, GeneWize and all other respondents have filed an Answer in Opposition to Petition for Allowance of Appeal.

By Order dated March 30, 2011, the Supreme Court for the Eastern District of Pennsylvania denied the Petition for Allowance of Appeal in the case of John R. Dephillipo and Maria Dephillipo.

Note 14.	Quarterly Results of Operations (unaudited)

Below is a summary of the quarterly results of operations for each quarter of the years ended December 31, 2010 and 2009:

2010	First	Second	Third	Fourth
Sales	$2,221,111	$2,019,066	$1,877,136	$1,722,659
Gross profit	1,370,033	1,296,423	1,253,379	1,077,532
Net income (loss)	(518,927)	(571,068)	(822,970)	(533,710)

Net income (loss) per common share	(0.004)	(0.004)	(0.010)	(0.006)

2009	First	Second	Third	Fourth
Sales	$1,972,038	$2,113,177	$2,134,504	$2,341,736
Gross profit	997,264	1,175,645	1,265,176	1,468,625
Net income (loss)	(560,229)	(820,634)	(783,794)	(552,093)

Net income (loss) per common share	(0.010)	(0.010)	(0.006)	(0.006)

Note 15.     Subsequent Events
From January 1, 2011 through March 31, 2011, the Company issued $428,000 of units at a price of $0.05 per unit, each unit consisting of shares of Common Stock.   A total of 8,560,000 shares of Common Stock were issued to investors. The Company incurred a total of $19,320 in placement fees and expenses and issued warrants to acquire 483,000 shares of Common Stock at an exercise price of $0.05 per share to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of some of these units.

On March 25, 2011, the Company received interrogatories and a request to produce documents from the FTC as part of its investigation into unnamed persons engaged directly or indirectly in the advertising or marketing of dietary supplements, foods, drugs, devices, or any other product or service intended to provide a health benefit or to affect the structure or function of the body. The Company intends to comply fully with this request.

By Order dated March 30, 2011, the Supreme Court for the Eastern District of Pennsylvania denied the Petition for Allowance of Appeal in the case of John R. Dephillipo and Maria Dephillipo.

Note 16.     Industry Risk and Concentration

The business of marketing nutrition and skin care products is highly competitive and sensitive to the introduction of new products which may rapidly capture a significant share of the market. These market segments include numerous manufacturers, distributors, marketers, retailers and physicians that actively compete for the business of consumers both in the United States and abroad. In addition, the Company anticipates that it will be subject to increasing competition in the future from sellers that utilize electronic commerce. Many of these competitors have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases and better-developed distribution channels than does the Company.

The Company’s present or future competitors may be able to develop products that are comparable or superior to those offered by the Company, adapt more quickly than the Company does to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than does the Company. For example, if the Company’s competitors develop skin care or nutritional treatments that prove to be more effective than our products, demand for our products could be reduced. Accordingly, the Company may not be able to compete effectively in our markets and competition may intensify.  The Company is also subject to significant competition for the recruitment of distributors from other network marketing organizations, including those that market nutritional supplements and skin care products as well as other types of products.

The Company’s ability to be competitive will depend, in significant part, on its success in recruiting and retaining distributors through an attractive compensation plan, the maintenance of an attractive product portfolio and other incentives. The cannot ensure that the Company’s programs for recruitment and retention of distributors will be successful, and if they are not, the Company’s financial condition and operating results would be harmed.

In addition, the Company relies entirely on a limited number of third parties to supply raw materials, manufacture our products and perform laboratory tests on the Company’s behalf. In the event any of the Company’s third party suppliers, manufacturers or laboratories were to become unable or unwilling to continue to provide the Company with services and products in required volumes and at suitable quality levels, the Company would be required to identify and obtain acceptable replacement sources.

Annex C
Unaudited Consolidated Financial Statements of GeneLink, Inc.
included in GeneLink, Inc. 10-Q for the period ended September 30, 2011

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited) September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$494,592	$429,299
Accounts receivable	373,092	404,624
Inventory	431,335	223,697
Prepaid expenses	411,469	243,244
Total current assets	1,710,488	1,300,864

Property and equipment	160,215	205,163
Acquired Intangible Assets, net	257,220	279,159
Other assets	2,113	0
Total assets	$2,130,036	$1,785,186

LIABILITIES

Current maturity of long-term debt	$50,813	$27,503
Accounts payable and accrued expenses	1,355,372	1,292,480
Accrued compensation	25,500	146,600
Deferred revenue	233,534	254,668
Loans payable	10,000	10,000
Total current liabilities	1,675,219	1,731,250

Convertible promissory notes payable, net of issuance of debt and stock conversion discounts	993,561	951,053

Total liabilities	$2,668,780	$2,682,754
SHAREHOLDERS’ EQUITY (DEFICIENCY)
Common stock, $.01 par value, 350,000,000 shares authorized as of September 30, 2011 and December 31, 2010; 205,617,753 and 155,373,185 shares issued as of September 30, 2011 and December 31, 2010, respectively; and 201,258,589 and 151,014,026 shares outstanding as of September 30, 2011 and December 31, 2010, respectively.	2,056,178	1,553,732
Additional paid in capital	16,682,782	14,863,496
Stock warrants	4,047,387	3,686,077
Accumulated deficit	(22,772,857)	(20,448,635)
Treasury stock, 4,359,169 shares as of September 30, 2011 and December 31, 2010, at cost	(552,234)	(552,235)
Total shareholders’ equity (deficiency)	(538,744)	(897,568)
Total liabilities and shareholders’ equity (deficiency)	$2,130,036	$1,785,186

The accompanying notes are an integral part of the consolidated financial statements

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For The Three Months Ended September 30, 2011	For The Three Months Ended September 30, 2010	For The Nine Months Ended September 30, 2011	For The Nine Months Ended September 30, 2010
REVENUE	$1,069,760	$1,877,136	$3,802,874	$6,117,313
COST OF GOODS SOLD	438,438	623,757	1,404,037	2,197,479
GROSS PROFIT	631,322	1,253,379	2,398,837	3,919,835

EXPENSES
Selling, general and administrative	1,467,618	2,010,384	4,429,400	5,636,855
Research and development	43,713	65,965	60,327	44,950
	1,511,331	2,076,349	4,489,727	5,681,805

OPERATING LOSS	(880,009)	(822,970)	(2,090,890)	(1,761,970)

OTHER EXPENSES
Amortization and depreciation	32,874	38,179	108,244	114,641
Interest expense	41,347	36,032	125,088	110,565
	74,221	74,211	233,332	225,206

NET LOSS BEFORE PROVISION FOR INCOME TAXES	(954,230)	(897,181)	(2,324,222)	(1,987,176)

PROVISION FOR INCOME TAXES	0	0	0	0

NET LOSS	$(954,230)	$(897,181)	$(2,324,222)	$(1,987,176)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.01)	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares and diluted potential common shares	199,340,698	141,899,296	171,696,261	127,842,623

The accompanying notes are an integral part of the consolidated financial statements

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

Nine months ended September 30	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(2,324,222)	$(1,987,176)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	108,243	114,641
Amortization of discounts on loans payable	42,057	43,674
Common stock issued for services	27,000	150,144
Fair value of options granted for services	356,725	405,742
Changes in operating assets and liabilities
Accounts receivable	31,532	100,809
Inventory	(207,638)	98,425
Prepaid expenses	(168,225)	(82,723)
Other assets	(2,113)	(18,750)
Accounts payable and accrued expenses	62,892	(31,264)
Accrued compensation	(31,100)	42,478
Deferred revenue	(21,134)	25,912

Net cash used in operating activities	(2,125,983)	(1,138,088)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(41,354)	(23,542)

Net cash used in investing activities	(41,354)	(23,542)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loans and notes payable	68,357	124,835
Proceeds from issuance of common stock and warrants, net	2,348,500	1,186,500
Principal payments on note payable	(45,047)	(71,738)
Commissions paid for fundraising costs	(139,180)	(33,588)

Net cash provided by financing activities	2,232,630	1,206,008

The accompanying notes are an integral part of the consolidated financial statements

GENELINK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

Nine months ended September 30	2011	2010

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	65,293	44,378

Cash and cash equivalents, beginning of period	429,299	196,857

Cash and cash equivalents, end of period	$494,592	$241,235

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$0	$5,456

Non-cash investing and financing transactions:
Stock warrants granted for services	$356,725	$405,742
Stock warrants granted for fundraising	$156,385	$140,485
Common stock issued for services	$27,000	$150,144

The accompanying notes are an integral part of the consolidated financial statements

GENELINK, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 – DESCRIPTION OF ORGANIZATION

GeneLink, Inc. (the “Company”) and its subsidiaries operate in Florida.  The Company was organized under the laws of the Commonwealth of Pennsylvania. The Company is the successor to a Delaware corporation organized under the same name on September 21, 1994.  The Company’s offices are located in Longwood, Florida.

The Company was founded in response to the information being generated in the field of human molecular genetics.  Scientists are discovering an increasing number of connections between genes and specific adverse health conditions or physical attributes and tendencies.  The growth of scientific knowledge in this area has been accelerated as a direct result of the National Institutes of Health Genome Project.

Starting around 1999, the Company’s scientific advisors began to research and develop a series of targeted genetic test panels focused on the knowledge and advances in human genetics and genomics.  Notably, on May 1, 2007, the Company received a U.S. patent for its proprietary method for assessing skin health in humans. The Company has developed proprietary SNP-based genetic profiles named GeneLink Nutragenetic Profile™ and Dermagenetics® profiles.  These profiles provide a means of assessing an individual's inherent genetic capacity to combat oxidative stress and other important selected areas of physiologic health. The profiles, for example, can measure a person's potential to efficiently control oxygen free radical damage, eliminate hydrogen peroxide, protect and repair oxidized phospholipids and destroy harmful environmental compounds.  The Company's profile assessment enables nutritional and skin care companies and health care professionals to recommend a specific and targeted regime of antioxidant nutrients or skin care formulations that have been specifically designed to compensate for the identified genetic test results.

The Company’s foundational product offerings consist of a nutrition system and a skin serum.  Genetic assessment results yield an analysis that generates a nutritional or skin assessment linked to a proprietary custom product formulation for each customer. In order to help compensate for any observed need for additional supplementation, genetically-indicated ingredients and nutrients (SNPboost® or “snip boosts”) are blended into a comprehensive base formulation. Thus, each customer’s product is individually custom manufactured each month.

In 2008, the Company’s direct selling subsidiary, GeneWize Life Sciences, Inc. (“GeneWize”), held its launch conference with over 1,600 participants from around the United States.  We believe GeneWize is the first direct selling company to focus exclusively on marketing nutritional supplements and skin care products specifically tailored to an individual’s genetic makeup.

As a direct selling company, GeneWize offers customers the opportunity to participate in selling and distributing the products to others and receive compensation for doing so.  These independent marketing Affiliates must agree to and comply with the company’s policies related to sales and distribution of product, particularly as it relates to product claims or, in the case of recruiting other affiliates, income potential.  In return for creating sales and complying with appropriate policies and regulations, GeneWize provides commissions and incentives.  It also provides internet ordering sites, business management tools, marketing materials, training and events in support of these affiliates

In 2010, the Company began to develop additional marketing channels for its innovative products. In 2011, those efforts began to produce definitive agreements for channel expansion. On July 8, 2011, the Company signed definitive agreements with Robert Trussell, founder of TempurPedic, Inc., to develop a private label brand for the direct response market. On October 13, 2011, the Company signed a stock purchase agreement to sell its interest in GeneWize  to Capsalus, Corp. (“Capsalus”). This agreement will result in increased support of GeneWize as well as additional opportunities in the direct selling channel. On the same date, the Company signed a licensing and distribution agreement with an affiliate of Capsalus providing for distribution of GeneLink services and manufactured products in additional marketing channels. Additionally, the Company is working to re-launch its boutique Dermagenetics brand for the physicians and practitioner’s market.

2 – BASIS OF PRESENTATION
The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X relating to interim financial statements.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report on Form 10-K of GeneLink, Inc. and  Subsidiaries for the year ended December 31, 2010.

In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the information set forth in the accompanying consolidated financial statements have been included.  The results reported in these consolidated financial statements for the three-month period ended September 30, 2011 should not be regarded as necessarily indicative of results that may be expected for the year ended December 31, 2011.

3– STOCKHOLDERS' EQUITY TRANSACTIONS AND CONVERTIBLE SECURED PROMISSORY NOTES
During the three months ended March 31, 2011, the Company sold 8,760,000 shares of restricted Common Stock of the Company at an exercise price of $0.05 per share pursuant to a Confidential Private Offering Memorandum, and received an aggregate gross amount of $438,000.

In connection with the above offering, the Company incurred a total of $19,720 in placement fees and expenses and issued warrants to acquire 493,000 shares of Common Stock at an exercise price of $0.05 per share to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of some of these units.

During the three months ended June 30, 2011, the Company sold 14,150,000 shares of restricted Common Stock of the Company pursuant to the revised terms of the Confidential Private Offering Memorandum and received an aggregate gross amount of $707,500.

In connection with the above offering, the Company incurred cash commissions of $34,100 and granted warrants to acquire 852,500 shares of Common Stock at an exercise price of $.05 to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of some of these units.

During the three months ended September 30, 2011, the Company sold 25,360,000 shares of restricted Common Stock of the Company pursuant to the revised terms of the Confidential Private Offering Memorandum and received an aggregate gross amount of $1,268,000.

In connection with the above offering, the Company incurred cash commissions of $70,360 and granted warrants to acquire 1,759,000 shares of Common Stock at an exercise price of $.05 to First Equity Capital Securities, Inc., as placement agent, in connection with the sale of some of these units.

Kenneth R. Levine, a holder of more than five percent of the equity securities of the Company, a member of the Company’s Scientific Advisory Board, and an advisor to the Company’s board of directors, is an officer and owner of First Equity Capital Securities, Inc.

First Equity Capital Securities, Inc. has been engaged by the Company to advise and support the Board and the Company with regard to numerous issues, including but not limited to, strategic business development, financial and operating issues, and legal relationships. Mr. Levine attends Board of Directors and Audit Committee meetings as a non-voting participant.  First Equity Capital Securities, Inc. receives a $5,000 per month stipend for the services described above that it renders to the Company’s Board of Directors, payable when the Company has sufficient capital to make such payments.  First Equity Capital Securities, Inc. has the right to convert any accrued and unpaid monthly stipend payments into common stock of the Company pursuant to the current Private Offering Memorandum or other offerings of the Company.  As of October 1, 2011, First Equity has accrued $45,000 in such monthly stipend payments which it has agreed to convert into common stock.

4–SUBSEQUENT EVENTS
On October 13, 2011, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Capsalus, pursuant to which the Company has agreed to sell 100% of the stock of GeneWize to Capsalus.

The Stock Purchase Agreement provides for a purchase price of $500,000 payable at the closing of the transactions contemplated thereby, plus an earnout of between $1.5 million and $4.5 million, subject to the performance of GeneWize after the closing.

The closing is conditioned upon, among other things, the approval of the shareholders of GeneLink.

On the same date, GeneLink, GeneWize and Capsalus also entered into an Interim Management Agreement pursuant to which Capsalus will manage the operation of GeneWize until the closing or termination of the Stock Purchase Agreement.  Pursuant to the Interim Management Agreement, Capsalus will be responsible for all expenses and shall receive all revenues of GeneWize from October 1, 2011 through the closing or termination of the transactions contemplated by the Stock Purchase Agreement.

In addition, on October 13, 2011, GeneLink entered into a License and Distribution Agreement (the “LDA”) with Gene Elite LLC (“Gene Elite”).  Pursuant to the LDA, GeneLink granted Gene Elite the exclusive right to GeneLink’s propriety technology to sell skin care and nutrition products in the direct sales athletic channels.

Pursuant to the LDA, Gene Elite paid a $1 million up front license fee and will pay an additional $500,000 license fee upon the shareholders of GeneLink approving the sale of the stock of GeneWize to Capsalus.  Of the $1.5 million aggregate license fee, $750,000 will be treated as a nonrefundable advance deposit to be credited against future purchases of products.

Under the Stock Purchase Agreement, the LDA, and the Interim Management Agreement, GeneLink’s licensees/distribution partners agreed to purchase specified products and services from GeneLink.

In connection with the LDA, GeneLink and Gene Elite entered into a Warrant Purchase Agreement dated October 13, 2011 pursuant to which GeneLink granted Gene Elite warrants to acquire six million (6,000,000) shares of common stock of GeneLink at an exercise price of $0.10 per share, two million (2,000,000) shares of common stock of GeneLink at an exercise price of $0.45 per share and, subject to satisfactory performance of certain requirements, six million (6,000,000) shares of common stock of GeneLink at an exercise price of $0.20 per share.

If the Stock Purchase Agreement is terminated under certain circumstances described in the proxy statement and set forth in the Stock Purchase Agreement (including GeneLink entering into an acquisition agreement for a superior proposal), GeneLink may be required to pay Capsalus a termination fee of $300,000.  Additionally, if Capsalus terminates the Stock Purchase Agreement under certain circumstances, Gene Elite shall be entitled to retain all warrants issued to it under the Warrant Purchase Agreement between GeneLink and Gene Elite dated, October 13, 2011 and shall have the right to terminate the License and Distribution Agreement between GeneLink and Gene Elite, dated October 13, 2011, in which event GeneLink shall be obligated to refund to Gene Elite the $1.0 million upfront license fee paid by Gene Elite to GeneLink.

Annex D
Interim Management Agreement

INTERIM MANAGEMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into this 13th day of October, 2011, effective as of October 1, 2011 by and among CAPSALUS CORP., a Nevada corporation with its principal place of business at 2675 Paces Ferry Road, Atlanta, GA 30339 (“Purchaser”), GENELINK, INC., a Pennsylvania corporation with its principal place of business at 317 Wekiva Springs Road, Suite 200, Longwood, FL 32779 (“GeneLink”) and GENEWIZE LIFE SCIENCES, INC., a Delaware corporation with its principal place of business at 317 Wekiva Springs Road, Suite 200, Longwood, FL 32779 (the “Company”)  (Purchaser, GeneLink, and the Company are hereinafter collectively referred to as the “Parties”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement (as hereinafter defined).

WHEREAS, the Parties have entered into that certain stock purchase agreement of even date herewith (the “Stock Purchase Agreement”) pursuant to which, among other things, GeneLink agrees to sell to Purchaser 100% of the issued and outstanding stock of the Company (“Transaction”);

WHEREAS, the Parties have agreed that time is of the essence in the closing of the Transaction (the “Closing”) and the Parties have agreed to proceed towards the Closing in a diligent and efficient manner during the period commencing with the date hereof and ending with the date of the Closing or the termination of this Agreement (the “Interim Period”);

WHEREAS, the Parties desire to facilitate the pending Transaction and wish for Purchaser to assist with the management and operations of the Company as soon as practicable;

WHEREAS, the Company is engaged in the business of multi-level marketing of customized genetically-based nutritional and skin care products (the “Business”);

WHEREAS, this Agreement is not intended to create a third-party beneficiary contract, nor is it intended to benefit any parties other than the parties to this Agreement;

WHEREAS, the Parties believe that it is in their mutual best interests for Purchaser to have the opportunity to work with the Company’s present management prior to the Closing and to establish terms and conditions for the operation by Purchaser of the Company’s Business during the Interim Period, as set forth herein;

WHEREAS, it is intended that the Purchaser will receive compensation for the services described herein equal to all profits earned by the Company, beginning October 1, 2011 and ending as of the Closing; and

WHEREAS, Purchaser has agreed to dedicate time and management resources to the Company during the Interim Period (the “Management Support”).

NOW THEREFORE, it is agreed that the Parties enter into this Agreement upon the following terms and conditions:

Management of the Company and the Business. As part of the Management Support, Purchaser will assume all management responsibilities and control of all assets and liabilities of the Company and the Business.   During the Interim Period, the Company’s current management will remain substantially in place, but will act under the direction of Purchaser, or Purchaser’s duly authorized representative.  Purchaser will act in the best interests of the Company at Purchaser’s discretion and in a manner consistent with practices in the industry at all times during the course of this Agreement, subject to the Licensing and Distribution Agreement between the Gene Elite and GeneLink and subject to Purchaser’s good faith business judgment.  During the Interim Period, Purchaser shall provide oversight and management support to the Company pursuant to the terms of this Agreement.

Marketing, Advertising and Promotional Materials.  Notwithstanding anything in this Agreement to the contrary, GeneLink shall have the right at anytime during the Interim Period to revise, amend or otherwise modify any existing advertising, promotional, marketing or similar materials used by the Company or otherwise in connection with the Company’s business (the “Marketing Materials”); provided, however, that in the event GeneLink shall require such changes, unless such revisions, amendments or modifications are (a) required by any regulatory agency having jurisdiction over these matters, (b) made by GeneLink as a result of GeneLink’s reasonable belief that such revisions or amendments are necessary or advisable in order to better comply with the applicable regulatory environment or (c) made as a result of any changes to the Marketing Materials made after the effective date of this Agreement and not approved in advance by GeneLink, GeneLink shall pay for the direct out of pocket third party costs incurred by GeneWize in connection with such revisions, amendments or modifications.  In such event, Purchaser shall cause the Company to immediately use such modified Marketing Materials and to immediately cease using any previous Marketing Materials that have been so revised, amended or modified.  During the Interim Period, before causing or allowing the Company to use any Marketing Materials other than those approved in writing to GeneLink as of the date of this Agreement, the Purchaser shall submit to GeneLink, for its approval, free of charge, proposed Marketing Materials and  promotional and publicity copy, finished artwork for tags, labels, packaging and the like, web pages and web sites, and all printed, video, audio and electronic materials of any kind proposed to be used by or through the Company in connection with the advertisement, marketing, distribution and sale of products or otherwise in connection with the Company’s business.  No such materials shall be used or released prior to Licensee’s receipt of GeneLink’s written approval, which approval shall be at GeneLink’s sole discretion. After obtaining GeneLink’s approval of any such materials, the Company may use such materials in the ordinary course. After any such materials have been approved by GeneLink, the Company shall not depart therefrom without the prior written approval of GeneLink.  If GeneLink should disapprove in writing any such materials, then Purchaser shall cause the Company not to use such materials.  If the Company materially alters or changes any such materials after GeneLink has approved of it, then the Company may not use or permit the same to be used in any manner unless and until GeneLink has expressly approved the altered or changed materials in writing.

Purchaser Time Commitment.  Purchaser shall devote that amount of time that is necessary in Purchaser’s good faith business judgment to conduct the affairs of the Business of the Company and to attend to all matters concomitant to the Business of the Company.

Business Associations; Contracts.

Purchaser will, subject to its good faith business judgment, maintain all of the Company’s current business relationships, including those relationships with the Company’s current independent marketing affiliates, customers, manufacturers, distributors, producers, vendors, creditors, and all other associates or affiliates of the Company, and Purchaser will continue to operate the Business of the Company in its ordinary course of business with its associates and affiliates; provided, however, that Purchaser’s employees and representatives will not meet or otherwise communicate directly with the Company’s customers and vendors except as a representative of the Company, and generally will direct the Company’s employees in connection with such meetings and other communication, provided further, that Purchaser may communicate (concerning Purchaser’s business) directly with such customers and/or vendors who are also currently customers and/or vendors of Purchaser or its Affiliates.

Subject to the limitations imposed in Section 6 below, the Purchaser may cause the Company to enter into a transaction or agreement with Purchaser or its Affiliates, which transaction or agreement shall be on terms no less advantageous to the Company than would be obtained in an arms length transaction, provided that if the transaction or agreement causes the Company to suffer a loss, the Purchaser or its affiliates shall pay to the Company a fee to cover the Company’s costs and expenses incurred as a result of such transaction or agreement.  All contracts and agreements relating to the Business of the Company, whether or not performed by Purchaser as part of the Management Services pursuant to this Agreement, shall remain the Company’s contracts and agreements during the Interim Period, and nothing in this Agreement shall in any way make Purchaser a party to any such contracts or agreements or be deemed to be an assumption by Purchaser of any of the obligations or liabilities under such contracts or agreements.

Support Services.  The Company agrees to provide all management and support services to Purchaser in connection with the ongoing operations of the Business in a manner consistent with the Company’s provision of such services prior to the date of this Agreement, at all times during the term of this Agreement, at the reasonable request of Purchaser, including in areas of management, marketing, technical, production, distribution, and all other areas.  The Company will cause all of its management and employees to perform their duties in cooperation with the Purchaser and to accept direction therefrom. During the Interim Period, GeneLink shall provide any one or more of the administrative services to the Company as noted in Appendix A: GeneLink Services for the fees disclosed therein, as, and to that extent, determined by Purchaser.

Limitations on Power of Purchaser.  Notwithstanding that Purchaser shall manage the operations of the Company’s Business during the term of this Agreement, Purchaser shall not cause any of the following events to occur without the express approval of the GeneLink’s Board of Directors through a duly authorized resolution: (a) change the business purpose of the Company; (b) sell any assets of the Company other than in the ordinary course of business; (c) pledge or encumber any of the assets of the Company; (d) liquidate the Business; (e) incur any indebtedness for borrowed money; (g) cause the Company to take any action in breach of its obligations under the Stock Purchase Agreement; (h) make any change in the compensation or benefits of any employees of the Company;  (i) enter into any contract of a term greater than 1 year or exceeding $50,000 in value, or (j) otherwise take any action not in the ordinary course of business consistent with past practice.

Company’s Liabilities.

Payment.  As part of the Management Services, Purchaser will have the right to authorize and direct payments to be made by the Company to any of the Company’s creditors to the extent necessary to conduct the Business.

Employee Benefit Plans. Purchaser will have the right to authorize and make payments from the Company for each employee benefit plan of the Company, consistent with past practice.

Revenue and Expenses from Operations.  During Interim Period, Purchaser shall be responsible for all expenses incurred by the Company and shall receive all revenues generated by the Company, it being understood that except as set forth in the Stock Purchase Agreement, Purchaser shall not be liable for any expenses incurred by the Company or the Business prior to the date of this Agreement and shall not be entitled to any revenues generated by the Company or the Business prior to the date of this Agreement (even if payment for such revenues are received during or after the Interim Period.  In the event that Expenses of the Company exceed Revenues and additional funding is required for Interim Period operations of the Company, the Purchaser agrees to fund the shortfall through making unsecured loans to the Company.  In the event the sale is not consummated, such loans will be forfeited and will not due or payable by the Company or GeneLink.

Limitation of Purchaser’s Liability.  Notwithstanding any other provision of this Agreement to the contrary and notwithstanding any provision of law to the contrary, Purchaser shall not be liable for any actions or omissions in the management and operation of the Business pursuant to this Agreement, unless such actions are in breach of any express obligation of Purchaser pursuant to this Agreement or not taken on the basis of Purchaser’s good faith business judgment, and in no event shall Purchaser be liable for consequential or punitive damages.

Reporting; Access to Books and Records.

During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable notice, afford to the Purchaser and the Purchaser’s counsel, accountants and other authorized representatives, full access to the employees, properties, customer lists, books and records of the Company.  The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as the Purchaser shall request.  Purchaser shall maintain all information received by it in the performance of its services hereunder in strict confidence and not disclose such information to any other person or entity or use such information for any purpose other than performing its obligations under this Agreement and consummating the Transaction.

Cooperation of the Parties.  The Parties will, and will continue to, cooperate fully with each other, and will cause their respective accountants, counsel, consultants and other representatives to cooperate with each other.

Termination.  This Agreement shall terminate automatically and immediately upon the Closing of the Transaction.  Either Party may immediately terminate this Agreement upon written notice in the event that the Stock Purchase Agreement is terminated.  No termination of this Agreement for any reason will relieve any party hereto of any liability for any breaches of this Agreement occurring prior to such termination.  In the event of a termination of this Agreement following a termination of the Stock Purchase Agreement, then a cash adjustment shall be made as of the termination date whereby the sum of cash and cash equivalents, accounts receivable, inventory, prepaid expenses and deposits, including credit card reserves less the Company’s Liabilities (as defined in the Stock Purchase Agreement) is to equal Zero and 00/100 Dollars ($0) (the “Quick Assets”).  To the extent that the Quick Assets are greater than zero (0) at the time of the date of termination, the surplus of such variance shall be the benefit of Purchaser and to the extent that the Quick Assets are less than zero (0) at the time of the date of termination, the deficit of such variance shall be the responsibility of Purchaser and Purchaser shall pay the Company such amount within five (5) business days.  Any loans as described in Section 7 that are forfeited shall not be considered Company Liabilities for purposes of this calculation.

Additional Conditions.

From the date of this Agreement until the Closing, the Company and Purchaser will, among other things:

not make any changes in the authorized, issued or outstanding capital stock of the Company, and not declare, set aside, pay or make any dividends on the capital stock of the Company;

not grant any rights, warrants or options relating to the capital stock of the Company, without the express written consent of the Parties;

not disclose or communicate to any person, or use for of any person, any secret, confidential or proprietary knowledge or with respect to the Company or the Business; and

keep each other informed of all material events and relevant to the Business and operations of the Company.

From the date of this Agreement until the Closing, the Company shall, among other things:

have the Purchaser approve all checks and vouchers in excess of $5,000;

not make any commitments for capital expenditures in excess of $5,000 without the prior approval of the Purchaser;

not make any expenditures or distributions to shareholders without the prior approval of the Purchaser;

except in the ordinary course of business, not make any payments or expenditures without the prior approval of the Purchaser; and

except for normal weekly payroll and expense reimbursements in accordance with the Company’s policy, not pay any bonuses or other payments to employees without the prior approval of the Purchaser.

Insurance.  Throughout the Interim Period, the Company shall cause to be kept in full force and effect all insurance policies for the Business, consistent with past practice, copies of which are attached hereto as Schedule 14.

Indemnification.

GeneLink and the Company, jointly and severally, shall indemnify the Purchaser and hold the Purchaser harmless from and against any and all liability, loss, claim, cost, expense or deficiency (including reasonable attorney’s fees) arising out of any breach by GeneLink or the Company of any of their obligations under this Agreement.

The Purchaser shall indemnify GeneLink and the Company, and hold GeneLink and the Company harmless from and against any and all liability, loss, claim, cost, expense or deficiency (including reasonable attorney’s fees) arising out of any breach by the Purchaser of any of its obligations under this Agreement.

Except with respect to any breach of Section 2 above,  liability under this Section 15 shall not survive the Closing.

Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing (including facsimile transmission) and mailed (by certified mail, return receipt requested, postage prepaid), sent or delivered (personally or by overnight delivery service) addressed as follows:

If addressed to Purchaser:

Capsalus Corp.
2675 Paces Ferry Road
Atlanta, GA 30339
Attention:  Steven M. Grubner
Interim Chief Executive Officer
E-Mail:  sgrubner@capsalus.com

Copy to:

Lowenstein Sandler, PC
65 Livingstone Avenue
Roseland, NJ  07068
Attention:  Steven B. Fuerst, Esquire
E-Mail:  sfuerst@lowenstein.com

And if addressed to the Company:

GeneLink, Inc.
317 Wekiva Springs Road
Suite 200
Longwood, FL  32779
Attention:  Bernard L. Kasten, Jr., M.D.
Chief Executive Officer
E-Mail:  bkasten@genelinkbio.com

Copy to:

Fox Rothschild LLP
2000 Market Street, 20th Floor
Philadelphia, PA 19103
Attention:  Bradley S. Rodos, Esquire
E-Mail:  brodos@foxrothschild.com

or to such other address as the Parties may give notice by like means.  All notices and communications mailed by facsimile, electronic mail, overnight mail or by certified mail, return receipt requested, postage prepaid shall be effective three (3) days after deposit in the United States Mail.  All notices and communications, if not mailed, shall be effective upon the earlier of (a) actual receipt by the addressee if personally delivered, (b) confirmation of a successful transmission if sent by fax or electronic mail and a confirming copy of the transmission also is sent to the addressee by overnight delivery service on the date of transmission, or (c) with respect to delivery by overnight delivery service, the day following deposit with such service, if delivery on such day by such service is confirmed with the service.

No Joint Venture.  This Agreement does not constitute Purchaser as the agent or legal representative of the Company, or the Company as the agent or legal representative of Purchaser, for any purpose whatsoever.  No joint venture or partnership between the Parties hereto is intended or shall be inferred.

Non-Assignability.  Neither party may assign any of its rights, duties or obligations under this Agreement to any third party except as provided herein, or with the prior written consent of the other.

Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof.  Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts in and for New York County, New York.  The parties hereto hereby accept the exclusive jurisdictions of such courts for the purpose of any such action or proceeding.  Each of the parties hereto hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by United States registered or certified mail postage prepaid at its address set forth herein.

Integration; Waiver.  This Agreement and the Stock Purchase Agreement constitutes and represents the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

Other Parties.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Headings.  Headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which when taken together constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

CAPSALUS CORP.

By:	/s/ Steven M. Grubner
Name: Steven M. Grubner
Title: Interim Chief Executive Officer

GENELINK, INC.

By:	/s/ Bernard L. Kasten, Jr., M.D.
Name: Bernard L. Kasten, Jr., M.D.
Title: Chief Executive Officer

GENEWIZE LIFE SCIENCES, INC.

By:	/s/ Sharon M. Tahaney
Name: Sharon M. Tahaney
Title: President

APPENDIX A

GENELINK-PROVIDED ADMINISTRATIVE SERVICES

GeneLink will provide services as listed below.  The services and monthly pricing noted constitute an initial pricing for the first month.  Services thereafter may be rendered in whole or in part as the Company is able to provide on its own.  Partial service reductions will result in commensurate cost reductions to be determined by good faith negotiation and mutual consent.  The parties agree to meet monthly to discuss the nature and level of services required for each succeeding month, and adjust fees accordingly.

Bookkeeping Support:
•	Bill paying/accounts payable
•	Corporate credit card management
•	Payroll
•	Basic accounting and reconciliations
•	Merchant services (credit card) management
•	Commission disbursements

Bookkeeping Services:  $2,500/month

Financial, Accounting and Reporting Support:
•	Executive financial and accounting support
•	Sales reporting
•	Financial management reporting

Financial and Reporting Support:  $5,000/month

Computer/IT Support:
•	Desktop support services of GeneWize desktop and laptop computers
•	Technical supervision and support of third party website and hosted solution providers
•	Network, email, telecommunications and file server support

Computer/IT Support Services:  $4,000/month

Affiliate Compliance Support:
•	Provide initial point of contact for affiliate compliance issues
•	Initiate compliance investigations
•	Assist in managing any third-party compliance involvement
•	Work with GeneWize management on Compliance actions
•	Draft any necessary affiliate compliance notifications

Affiliate Compliance Services:  $5,000/month

Operations Support:
•	Fulfillment, shipping and order expediting
•	GeneWize materials purchasing and inventory management
•	Exigo/Solution X systems training and support

Operations Support:  $3,500/month